Exhibit 2.1

BUSINESS COMBINATION AND MERGER AGREEMENT

dated as of

May 14, 2024

by and among

Tyfon Culture Holdings Limited,

Global Technology Acquisition Corp. I

and

Global Technology Merger Sub Corporation

i

(continued)

ii

(continued)

iii

(continued)

iv

(continued)

v

(continued)

vi

MERGER AGREEMENT

This MERGER AGREEMENT (the “Agreement”), dated as of May 14, 2024 (the “Signing Date”), by and among Tyfon Culture Holdings Limited, a Cayman Islands exempted company limited by shares (the “Company”), Global Technology Acquisition Corp. I, a Cayman Islands exempted company limited by shares (the “Purchaser”), and Global Technology Merger Sub Corporation, a Cayman Islands exempted company limited by shares and wholly-owned subsidiary of the Purchaser (the “Merger Sub”).

RECITALS

WHEREAS, Purchaser is a blank check company under the United States’ federal securities laws and was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly formed Cayman Islands exempted company and was formed for the purpose of effectuating the Merger (as defined below);

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Cayman Islands Companies Act (As Revised) (the “Cayman Companies Act”), the parties hereto desire and intend to effect a business combination transaction whereby the Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving company (as defined in the Cayman Companies Act) (the Company is hereinafter referred to for the periods from and after the Effective Time (as defined below) as the “Surviving Corporation”) and becoming a wholly owned Subsidiary of Purchaser simultaneously with the Closing (as defined below), and in connection therewith the Purchaser will change its name to “Tyfon Culture Inc.”;

WHEREAS, for U.S. Federal income tax and applicable state income purposes, (a) the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”) and (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder;

WHEREAS, in connection with the Closing, the Purchaser, its current directors and officers, and each of the Sponsor, its current and former officers and directors, and the Major Company Shareholders will enter into a lock-up agreement substantially in the form attached hereto as Exhibit A, whereby the shares to be issued to the Major Company Shareholders and certain shares held by the other above-listed parties shall be restricted from transfer and resale on the terms and conditions contained therein (the “Lock-up Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Purchaser and HCG Opportunity II, LLC, a Delaware limited liability company (the “Sponsor”) are entering a support agreement substantially in the form attached hereto as Exhibit B (the “Sponsor Support Agreement”) pursuant to which, among other things, the Sponsor will agree to (a) vote its Purchaser Shares in favor of the Transaction Proposals at the Purchaser Shareholders’ Meeting, (b) not redeem its Purchaser Shares; (c) forfeit all of its Purchaser Warrants, (d) waive all of its anti-dilution rights with respect to its Purchaser Founder Shares under the Purchaser Organizational Documents in relation to the Transactions contemplated hereunder; and (e) enter into the Lock-up Agreement in connection with the Closing;

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WHEREAS, concurrently with the execution and delivery of this Agreement, certain Company Shareholders (the “Company Supporting Shareholders”) are entering a support agreement substantially in the form attached hereto as Exhibit C (the “Company Shareholders Support Agreement”) pursuant to which, among other things, the Company Supporting Shareholders each will agree to (a) vote its Company Shares in favor of the approval and authorization of this Agreement and the Plan of Merger and against any other transactions or proposals that would result or would be reasonably be expected to result in the failure of the Transactions from being consummated, (b) take all actions reasonably necessary to consummate the Transactions, and (c) not transfer or redeem any Company Shares or any other equity securities of the Company; and (d) enter into the Lock-up Agreement in connection with the Closing;

WHEREAS, in connection with the Closing, the Purchaser and certain of the Company Supporting Shareholders, the Sponsor, and the Purchaser’s current officers and directors will enter into an amended and restated registration rights agreement substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”);

WHEREAS, at the Closing, pursuant to the terms and conditions of the Purchaser Organizational Documents, each Purchaser Founder Share that is issued and outstanding at that time will be automatically converted into Purchaser Class A Ordinary Shares on a one-for-one basis;

WHEREAS, the board of directors of the Company has unanimously (i) determined that this Agreement, the Plan of Merger, the Merger and the Transactions are in the best interests of the Company, (ii) approved and declared it advisable for the Company to enter into this Agreement and the Plan of Merger and the execution, delivery and performance of this Agreement, the Plan of Merger and the consummation of the Transactions, and (iii) recommended the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions by the shareholders of the Company and direct that this Agreement, the Plan of Merger and the consummation of the Transactions be submitted to the shareholders of the Company for authorization and approval;

WHEREAS, the board of directors of the Purchaser has unanimously (a) determined that this Agreement, the Plan of Merger, the Merger and the Transactions are fair to, advisable and in the best interests of the Purchaser and constitute a “Business Combination” as such term is defined in the Purchaser’s Organizational Documents (as defined below), (b) approved and declared advisable this Agreement, the Plan of Merger and the execution, delivery and performance of this Agreement, the Plan of Merger and the consummation of the Transactions, (c) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions to the shareholders of the Purchaser, and (d) directed that this Agreement, the Plan of Merger and the consummation of the Transactions be submitted to the shareholders of the Purchaser for their authorization and approval; and

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WHEREAS, (a) the board of directors of the Merger Sub has (i) determined that this Agreement, the Plan of Merger, the Merger and the consummation of the Transactions are fair to, advisable and in the best interests of Merger Sub, (ii) approved and declared it advisable for the Merger Sub to enter into this Agreement and the Plan of Merger and the execution, delivery and performance of this Agreement, the Plan of Merger and the consummation of the Transactions and (b) noted that Purchaser, as the sole shareholder of Merger Sub, has passed a special resolution approving this Agreement, the Plan of Merger and the consummation of the Transactions.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties accordingly agree as follows:

Article I.
DEFINITIONS

The following terms, as used herein, have the following meanings:

“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

“Additional Purchaser SEC Documents” has the meaning given to such term in Section 5.12(a).

“Adjournment Proposal” has the meaning given to such term in Section 6.5(a)(i).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Agreement” has the meaning given to such term in the Recitals.

“Allocation Statement” has the meaning given to such term in Section 3.1.

“Alternative Proposal” has the meaning given to such term in Section 6.2.

“Alternative Transaction” has the meaning given to such term in Section 6.2.

“Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act.

“Anti-Money Laundering Laws” has the meaning given to such term in Section 4.24(b).

“Arbitrator” has the meaning given to such term in Section 10.1.

“Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, any relevant stock exchange, or any public, private or industry regulatory authority, whether international, national, federal, state, or local.

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“Balance Sheet Date” means December 31, 2023.

“Books and Records” means all books and records, ledgers, registers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business Combination Proposal” has the meaning given to such term in Section 6.5(a)(i).

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, Cayman Islands or the PRC are authorized to close for business.

“Cayman Companies Act” has the meaning given to such term in the Recitals.

“CFC” has the meaning given to such term in Section 6.12.

“Change of Name Proposal” has the meaning given to such term in Section 6.5(a)(i).

“Closing” has the meaning given to such term in Section 2.2.

“Closing Date” has the meaning given to such term in Section 2.2.

“Closing Payment Shares” means such number of the Consideration Shares to be received by a Company Shareholder at Closing, in each case as set forth opposite of each Company Shareholder’s name in the Allocation Statement and subject to any adjustments made pursuant to Section 3.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning given to such term in the Recitals.

“Company Balance Sheet” has the meaning given to such term in Section 4.8(a).

“Company Disclosure Schedule” has the meaning given to such term in Article IV.

“Company Group” means, collectively, the Company and its Subsidiaries.

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“Company Material Adverse Effect” means a change, effect, occurrence, development, fact or condition that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the assets, liabilities, financial condition, business or operations of the Company Group and its business, taken as a whole, provided, however, that “Company Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company Group operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser Parties; (vi) any matter of which Purchaser has Knowledge on the date hereof or is set forth in the Company Disclosure Schedule; (vii) any changes in applicable Laws or accounting rules or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Company Group to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures, subject to the other provisions of this definition, shall not be excluded).

“Company Share Rights” means all options, warrants, rights, or other securities (including debt instruments) to purchase, convert or exchange into Company Shares.

“Company Shares” means shares of par value $0.00005 each in the capital of the Company.

“Company Shareholder” means a holder of any Company Shares.

“Company Shareholder Approval” means a special resolution of the shareholders of the Company in accordance with the Organizational Documents of the Company and the Cayman Companies Act approving the Plan of Merger and the transactions contemplated thereby.

“Company Shareholders Support Agreement” has the meaning given to such term in the Recitals.

“Company Transaction Expenses” means (a) all fees, costs and expenses of the Company incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement and the Transaction Documents, the performance and compliance with all Transaction Documents and conditions contained herein to be performed or complied with at or prior to the Closing, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company (including the IR Consultant), whether paid or unpaid as of the Closing, (b) any and all filing fees payable by any member of the Company Group to the antitrust or competition Law authorities of any jurisdiction in connection with the Transactions, and (c) each of (i) the cost of the D&O Tail to be obtained pursuant to Section 8.5, (ii) the filing fees, printing costs and other out of pocket expenses incurred in connection with the preparation, filing and mailing of the Proxy/Registration Statement, as applicable, pursuant to and in accordance with the terms of this Agreement (other than Purchaser’s or the Company’s legal fees in connection therewith) and (iii) the out of pocket fees, costs and expenses incurred in connection with the arrangement of the PIPE Financing (other than Purchaser’s or the Company’s legal fees in connection therewith). For the avoidance of doubt, Company Transaction Expenses shall not include any fees, costs, or expenses incurred by the Company Shareholders.

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“Computer Systems” means the software, computer hardware, firmware, networks, interfaces and related systems used by a party or any of its respective Subsidiaries in connection with the operation of their businesses.

“Consideration Shares” means such number of Purchaser Class A Ordinary Shares equal to (x) the sum of (i) $428,000,000 and (ii) fifty percent (50%) of the amount of Shared Excess Purchaser Transaction Expenses, if any, divided by (y) the Per Share Merger Consideration, rounded up to the nearest whole number.

“Contracts” means all contracts, agreements, leases, licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company and/or any of its Subsidiary is a party or by which any of its respective assets are bound, including any entered into by any Person in compliance with Section 6.1 after the date hereof and prior to the Closing.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 or any mutation of the same, including any resulting epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure or sequester order, guideline, recommendation or Law, or any other applicable Laws, guidelines or recommendations, in each case, by any Authority in connection with or in response to COVID-19.

“CSRC” means the China Securities Regulatory Commission.

“CSRC Filing Rules” means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (境內企業境外發行證券和上市管理試行辦法) and supporting guidelines issued by the CSRC (effective from March 31, 2023), as amended, supplemented or otherwise modified from time to time.

“CSRC Delay” means a delay to Closing due solely to Section 9.1(g) remaining as the only outstanding condition to Closing (except for any conditions set forth in Article IX which are, according to their terms, to be completed on the Closing Date or following the completion of the obligations set forth in Section 9.1(g)).

“CSRC Filing Report” means the filing report of the Company in relation to the Transactions, including any amendments, supplements and/or modifications thereof, submitted to the CSRC pursuant to Article 13 of the CSRC Filing Rules.

“CSRC Filing(s)” means any and all letters, filings, correspondences, communications, documents, responses, undertakings and submissions in any form, including any amendments, supplements and/or modifications thereof, made or to be made to the CSRC, relating to or in connection with the Transactions pursuant to the CSRC Filing Rules and other applicable rules and requirements of the CSRC (including, without limitation, the CSRC Filing Report).

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“Director Appointment Proposal” has the meaning given to such term in Section 6.5(a).

“D&O Indemnified Parties” has the meaning given to such term in Section 8.5.

“D&O Tail” has the meaning given to such term in Section 8.5(b).

“Effective Time” has the meaning given to such term in Section 2.2.

“Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCPA” has the meaning given to such term in Section 4.24(a).

“Financial Statements” has the meaning given to such term in Section 4.8(a).

“Founder Share Conversion” has the meaning given to such term in Section 4.8(a).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“Indebtedness” with respect to any Person as of any time, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (c) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (d) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (e) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” but excluding payables arising in the Ordinary Course, (f) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (e), and (g) all Indebtedness of another Person referred to in clauses (a) through (f) above guaranteed directly or indirectly, jointly or severally.

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“Intellectual Property Right” means any and all intellectual property rights, pursuant to the Laws of any jurisdiction throughout the world, including the rights in and to the following: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) copyrightable works of authorship, expressions, designs and design registrations, including copyrights and other rights in software, author, performer and moral rights, and all registrations, applications for registration and renewals of such copyrights; (c) inventions, discoveries, trade secrets and know-how, data and database rights, confidential and proprietary information and all rights therein; and (d) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models).

“Intended Tax Treatment” has the meaning given to such term in the Recitals.

“IPO” means the initial public offering of Purchaser pursuant to the IPO Prospectus.

“IPO Prospectus” means the prospectus of Purchaser’s offering of 17,500,000 units dated October 20, 2021 and filed with the SEC (Registration No. 333-257861).

“IR Consultant” has the meaning given to such term in Section 7.6.

“KLG” has the meaning given to such term in Section 13.15.

“Knowledge” means (i) with respect to the Company Group, the knowledge that each of the individuals listed on Section 1.01(a) of the Company Disclosure Schedule actually has, or the knowledge that any of them would have actually had following a reasonable inquiry and (ii) with respect to the Purchaser, the knowledge that each of the individuals listed on Section 1.01(b) of the Purchaser Schedules actually has, or the knowledge that any of them would have actually had following a reasonable inquiry.

“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, act, or order of general applicability of any applicable Authority, including rule or regulation promulgated thereunder.

“Liabilities” means any and all liabilities, Indebtedness, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, and whether matured or unmatured), including Tax Liabilities.

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“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind that secures the payment or performance of an obligation in respect of such asset (other than those created under applicable securities Laws).

“Lock-up Agreement” has the meaning given to such term in the Recitals.

“Major Company Shareholder” means a holder of a number of Company Shares, as of immediately prior to the Closing, equal to or greater than two and one-half percent (2.5%) of the outstanding Company Shares.

“Material Contracts” has the meaning given to such term in Section 4.14(a).

“Material IPs” has the meaning given to such term in Section 4.17(a).

“Material Permits” has the meaning given to such term in Section 4.15(a).

“Merger” has the meaning given to such term in the Recitals.

“Merger Sub” has the meaning given to such term in the Recitals.

“Merger Sub Share” has the meaning given to such term in Section 5.7(b).

“Nasdaq” means the Nasdaq Stock Market LLC.

“Omnibus Incentive Plan” has the meaning given to such term in Section 6.6.

“Omnibus Incentive Plan Proposal” has the meaning given to such term in Section 6.5(a)(i).

“Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

“Ordinary Course” means, with respect to an action taken or refrained from being taken by a Person, that such action or omission is taken in the ordinary course of the normal day-to-day operations of such Person, including any reasonable actions taken or refrained from being taken in good faith in response to COVID-19, any COVID-19 Measures or any change in such COVID-19 Measures or interpretations whether taken prior to or following the date of this Agreement.

“Outside Closing Date” has the meaning given to such term in Section 11.1.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational or constitutional documents, in each case, as amended, restated, modified or supplemented from time to time.

“Organizational Documents Proposal” has the meaning given to such term in Section 6.5(a)(i).

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

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“PCAOB Financials” has the meaning given to such term in Section 7.2.

“Permitted Liens” means (a) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the Ordinary Course of business that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, or deposits to obtain the release of such Liens; (b) Liens for Taxes not yet due and payable, or being contested in good faith by appropriate Actions for which appropriate reserves have been established in accordance with GAAP; (c) imperfections of title, easements, encumbrances, Liens or restrictions, zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Authorities that (i) are matters of record, (ii) would be discovered by a current, accurate survey or physical inspection of such real property, or (iii) do not materially interfere with the present uses of such real property; (d) non-exclusive licenses or sublicenses to Intellectual Property Rights granted to any licensee in the Ordinary Course of business; (e) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present or intended uses of such real property; (f) Liens identified in the Financial Statements; and (g) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“Person” means an individual, corporation, exempted company, partnership (including a general partnership, limited partnership, exempted limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Per Share Merger Consideration” means $10.00.

“Permit” means any permit, license, approval, certificate, qualification, consent or authorization issued by an Authority.

“PFIC” has the meaning given to such term in Section 6.12.

“PIPE Financing” has the meaning given to such term in Section 6.11.

“Plan of Merger” has the meaning given to such term in Section 2.2.

“Plan” means any “employee benefit plan” as defined by Section 3(3) of ERISA, any other incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, phantom stock, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, Contract or arrangement (whether qualified or nonqualified, written or unwritten, or subject to ERISA), which is sponsored, established, maintained or contributed to or required to be contributed to by any member of the Company Group or for which any such member has any liability, contingent or otherwise, including any “multiemployer plan,” as that term is defined in Section 3(37) of ERISA (whether qualified or nonqualified, written or unwritten, or subject to ERISA).

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“Post-Closing Officers” has the meaning given to such term in Section 8.4.

“PRC” means the People’s Republic of China.

“Previous Sponsor” has the meaning given to such term in the Recitals.

“Promissory Note” means that certain Promissory Note, dated April 24, 2024, between the Sponsor and the Purchaser.

“Prospectus” has the meaning given to such term in Section 7.4.

“Proxy Statement” means the proxy statement forming part of the Proxy/Registration Statement filed with the SEC, with respect to the Purchaser Shareholders’ Meeting and the transactions contemplated hereby, to be used for the purpose of soliciting proxies from Purchaser Shareholders to approve the transactions contemplated hereby.

“Proxy/Registration Statement” has the meaning given to such term in Section 6.5(a)(i).

“Public Shareholders” has the meaning given to such term in Section 7.4.

“Purchaser” has the meaning given to such term in the Recitals.

“Purchaser Board Recommendation” has the meaning given to such term in Section 6.5(b)(ii).

“Purchaser Class A Ordinary Shares” means the Class A ordinary shares of Purchaser, par value $0.0001 per share.

“Purchaser Founder Shares” means the Class B ordinary shares of Purchaser, par value $0.0001 per share.

“Purchaser Financial Statements” has the meaning given to such term in Section 5.12(b).

“Purchaser Insider Letter” has the meaning given to such term in the Recitals.

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“Purchaser Material Adverse Effect” means a change, effect, occurrence, development, fact or condition that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the assets, liabilities, financial condition, business or operations of the Purchaser Parties and its business, taken as a whole, or that would prevent or materially delay the Closing from happening, provided, however, that “Purchaser Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Purchaser Parties operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Company; (vi) any matter of which Company has Knowledge on the date hereof or otherwise disclosed in the Purchaser SEC Documents excluding any disclosures of potential future events under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are solely predictive, cautionary or forward looking in nature; (vii) any changes in applicable Laws or accounting rules or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Purchaser Parties; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Purchaser Parties to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures, subject to the other provisions of this definition, shall not be excluded).

“Purchaser Parties” means, collectively, the Purchaser and the Merger Sub, and “Purchaser Party” means either of them.

“Purchaser Schedules” means the disclosure schedules of Purchaser Parties.

“Purchaser SEC Documents” has the meaning given to such term in Section 5.12.

“Purchaser Securities” means the Purchaser Shares, Purchaser Units and Purchaser Warrants, collectively.

“Purchaser Share Redemption” means the right of the holders of Purchaser Shares to redeem all or a portion of their Purchaser Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Organizational Documents of Purchaser and the Trust Agreement.

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“Purchaser Shareholders’ Approval” means the approval, at the Purchaser Shareholders’ Meeting where a quorum is present, of the Transaction Proposals comprising of (a) in the case of the NTA Proposal, a special resolution in accordance with the Organizational Documents of Purchaser and applicable Law requiring a resolution passed by a majority of at least two-thirds (2/3) of the holders of the issued Purchaser Shares as, being entitled to do so, vote in person or by proxy at the Purchaser Shareholders’ Meeting; (b) in the case of the Business Combination Proposal, an ordinary resolution in accordance with the Organizational Documents of Purchaser and applicable Law requiring a resolution passed by a simple majority of the holders of the issued Purchaser Shares as, being entitled to do so, vote in person or by proxy at the Purchaser Shareholders’ Meeting; (c) in the case of the Change of Name Proposal, a special resolution in accordance with the Organizational Documents of Purchaser and applicable Law requiring a resolution passed by a majority of at least two-thirds (2/3) of the holders of the issued Purchaser Shares as, being entitled to do so, vote in person or by proxy at the Purchaser Shareholders’ Meeting; (d) in the case of the Organizational Documents Proposal, a special resolution in accordance with the Organizational Documents of Purchaser and applicable Law requiring a resolution passed by a majority of at least two-thirds (2/3) of the holders of the issued Purchaser Shares as, being entitled to do so, vote in person or by proxy at the Purchaser Shareholders’ Meeting; (e) in the case of the Authorized Share Capital Proposal, an ordinary resolution in accordance with the Organizational Documents of Purchaser and applicable Law requiring a resolution passed by a simple majority of the holders of the issued Purchaser Shares as, being entitled to do so, vote in person or by proxy at the Purchaser Shareholders’ Meeting; (f) in the case of the Director Appointment Proposal, an ordinary resolution in accordance with the Organizational Documents of Purchaser and applicable Law requiring a resolution passed by a simple majority of the holders of the issued Purchaser Shares as, being entitled to do so, vote in person or by proxy at the Purchaser Shareholders’ Meeting; (g) in the case of the Nasdaq Proposal, an ordinary resolution in accordance with the Organizational Documents of Purchaser and applicable Law requiring a resolution passed by a simple majority of the holders of the issued Purchaser Shares as, being entitled to do so, vote in person or by proxy at the Purchaser Shareholders’ Meeting; (h) in the case of the Omnibus Incentive Plan Proposal, an ordinary resolution in accordance with the Organizational Documents of Purchaser and applicable Law requiring a resolution passed by a simple majority of the holders of the issued Purchaser Shares as, being entitled to do so, vote in person or by proxy at the Purchaser Shareholders’ Meeting; and (i) in the case of the Adjournment Proposal, if required, an ordinary resolution in accordance with the Organizational Documents of Purchaser and applicable Law requiring a resolution passed by a simple majority of the holders of the issued Purchaser Shares as, being entitled to do so, vote in person or by proxy at the Purchaser’s Shareholders’ Meeting.

“Purchaser Shares” means the Purchaser Founder Shares and the Purchaser Class A Ordinary Shares, as applicable.

“Purchaser Shareholders” means the holders of the Purchaser Shares.

“Purchaser Shareholders’ Meeting” has the meaning given to such term in Section 6.5(b)(i).

“Purchaser Transaction Expenses” means all fees, costs and expenses of Purchaser and Merger Sub incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the performance and compliance with all Transaction Documents and conditions contained herein to be performed or complied with at or prior to the Closing, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including (i) fees, costs, expenses and disbursements of counsel, accountants, advisors and consultant of Purchaser and Merger Sub, (ii) unpaid as of the Closing, (iii) the Transfer Taxes, and (iv) outstanding balance on the Promissory Note.

“Purchaser Unit” means a unit of the Purchaser comprised of one Purchaser Class A Ordinary Share and one-half of one Purchaser Warrant.

“Purchaser Warrants” means the warrants to purchase one Purchaser Class A Ordinary Share at a price of $11.50 per share, subject to adjustments as described in the IPO Prospectus.

“Registration Rights Agreement” means has the meaning given to such term in the Recitals.

“Released Claims” has the meaning given to such term in Section 7.4.

“Sanctions” has the meaning given to such term in Section 4.24(d).

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“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shared Excess Purchaser Transaction Expenses” means an amount, not less than zero, equal to the difference of (x) the aggregate unpaid Purchaser Transaction Expenses minus (y) $5,000,000; provided that (x) the Shared Excess Purchaser Transaction Expenses shall not exceed $2,000,000 and (y) Shared Excess Purchaser Transaction Expenses shall not include more than $1,500,000 due under the Promissory Note.

“Shareholders’ Agreement” means (1) the First Shareholders’ Agreement, dated March 17, 2020, (2) the Second Shareholders’ Agreement, dated April 24, 2020 (the First Shareholders’ Agreement and the Second Shareholders’ Agreement, collectively, the “2020 Shareholders’ Agreements”), (3) Addendum No.1 to the 2020 Shareholders’ Agreements, dated as of December 10, 2022, and (4) Addendum No.2 to the 2020 Shareholders’ Agreements, dated as of April 25, 2024, by and among Trend Wisdom Limited, WAN Chak Lam, Ting Hu, Tyfon International Limited, Tyfon Management Limited, Wintime Cultural Management Co., Ltd., Tyfon Culture Holdings Limited, and Suzhou Yongfeng Consulting and Management Co., LTD.

“Signing Date” has the meaning given to such term in the Recitals.

“Sponsor” has the meaning given to such term in the Recitals.

“Sponsor Borne Excess Purchaser Transaction Expenses” means the sum of (i) an amount, not less than zero, equal to the difference of (x) the aggregate Purchaser Transaction Expenses minus (y) $7,000,000, plus (ii) any amounts due under the Promissory Note in excess of $1,500,000.

“Sponsor Support Agreement” has the meaning given to such term in the Recitals.

“Subsidiary” or “Subsidiaries” means one or more entities of which at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person, including those controlled through a variable-interest-entity structure or other similar contractual arrangement, and those whose assets and financial results are consolidated with the net earnings of such Person and are recorded on the books of such Person for financial reporting purposes in accordance with applicable accounting principles.

“Surviving Corporation” has the meaning given to such term in the Recitals.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment and communications equipment.

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“Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

“Taxing Authority” means the United States Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Transaction Documents” mean collectively, this Agreement, the Plan of Merger, the Lock-up Agreements, the Registration Rights Agreement, the Sponsor Support Agreement and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto.

“Transaction Expenses” means collectively, the Purchaser Transaction Expenses and the Company Transaction Expenses.

“Transaction Litigation” has the meaning given to such term in Section 6.10.

“Transaction Proposals” has the meaning given to such term in Section 6.5(a)(i).

“Transactions” means, collectively, the Merger and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents.

“Transfer Taxes” means all transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement.

“Trust Account” has the meaning given to such term in Section 5.9.

“Trust Agreement” means the investment management trust agreement made as of October 20, 2021 by and between the Purchaser and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee pursuant to the Trust Agreement.

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“VIE Agreements” means, collectively, the Exclusive Business Cooperation Agreements entered between Suzhou Yongfeng Consulting Management Co., Ltd. and Jiangsu Taifeng Cultural Communication Co., Ltd. dated December 31, 2023; the Exclusive Option Agreements entered among Suzhou Yongfeng Consulting Management Co., Ltd., Hu Ting and Jiangsu Taifeng Cultural Communication Co., Ltd. dated December 31, 2023; the Voting Rights Proxy Agreements entered among Suzhou Yongfeng Consulting Management Co., Ltd., Hu Ting and Jiangsu Taifeng Cultural Communication Co., Ltd. dated December 31, 2023; and the Equity Pledge Agreement and the Supplemental Agreement to the Equity Pledge Agreement, both entered among Suzhou Yongfeng Consulting Management Co., Ltd., Hu Ting and Jiangsu Taifeng Cultural Communication Co., Ltd. dated December 31, 2023.

“VIE Entity” has the meaning given to such term in Section 4.7.

“WFOE” has the meaning given to such term in Section 4.7.

“Written Consent” has the meaning given to such term in Section 7.8.

“$” means U.S. dollars, the legal currency of the United States.

Article II.
MERGER

Section 2.1 Business Combination / Merger. Upon and subject to the terms and conditions set forth in this Agreement, and in accordance with the applicable provisions of the Cayman Companies Act, at the Effective Time (as defined below), (a) Merger Sub shall be merged with and into the Company; (b) the separate corporate existence of Merger Sub shall cease and the Merger Sub will be struck off the Register of Companies in the Cayman Islands; and (c) the Company shall continue as the Surviving Corporation and as a wholly-owned subsidiary of Purchaser.

Section 2.2 Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article XI, the closing of the Merger (the “Closing”) shall take place via electronic means, on a date no later than two (2) Business Days after the satisfaction or waiver of all the conditions set forth in Article IX, or at such other place and time as the Company and the Purchaser Parties may mutually agree upon. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall execute a plan of merger substantially in the form attached hereto as Annex 1 (the “Plan of Merger”) and the parties hereto shall cause the Merger to be consummated by filing the Plan of Merger (and other documents required under the Cayman Companies Act) with the Registrar of Companies in the Cayman Islands as provided by Section 233 of the Cayman Companies Act, on the same day as the Closing Date or such later time as specified in the Plan of Merger, in accordance with the relevant provisions of the Cayman Companies Act. The Merger shall become effective on the date the Plan of Merger is registered and upon the issuance of the certificate of merger by the Registrar of Companies of the Cayman Islands or on such later date as specified in the Plan of Merger, in accordance with the Cayman Companies Act (such date and time, the “Effective Time”). The Purchaser shall file a copy of the Purchaser Shareholders’ Approval with the Registrar of Companies in the Cayman Islands on the same day as the Closing Date (and in any event no later than fifteen days after the passing of the Purchaser Shareholders’ Approval) and (i) the Registrar of Companies in the Cayman Islands, on receiving the Purchaser Shareholders’ Approval authorizing the change of name of Purchaser from “Global Technology Acquisition Corp. I” to “Tyfon Culture Inc.” together with the fees provided under the Cayman Companies Act, and on being satisfied that the change of name conforms with Section 30 of the Cayman Companies Act, shall enter the new name and lodge the special resolution for record and shall issue a certificate of incorporation altered to reflect the change of name; (ii) file the amended and restated memorandum and articles of association of the Purchaser in the form attached hereto as Exhibit D; and (iii) notify the Registrar of Companies in the Cayman Islands of the changes in the directors and officers of the Purchaser in accordance with Section 2.4 (and within thirty days of such change).

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Section 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Company and the Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Company and the Merger Sub set forth in this Agreement to be performed after the Effective Time.

Section 2.4 Directors and Officers.

(a) The directors and officers of Company as of immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation immediately following the Effective Time, in each case, each to hold their respective offices in accordance with the Organizational Documents of the Surviving Corporation.

(b) From and after the Effective Time, the directors and officers of the Purchaser shall comprise such Persons pursuant to Section 8.4 hereof. The parties shall take all actions necessary to ensure that, immediately following the Effective Time, the Persons so identified hold their respect offices in accordance with this Agreement and the Organizational Documents of Purchaser are duly appointed.

Section 2.5 Organizational Documents.

(a) The memorandum and articles of association of the Company in effect immediately prior to the Effective Time as amended and restated in the form annexed to the Plan of Merger shall be the memorandum and articles of association of the Surviving Corporation from and after the Effective Time until thereafter amended in accordance with their terms and under the applicable Laws.

(b) The memorandum and articles of association of the Purchaser from and after the Effective Time shall be in the form attached hereto as Exhibit E.

Section 2.6 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and the Plan of Merger, and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Merger Sub and the Company, the officers and directors of Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement and the Plan of Merger.

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Section 2.7 Section 368 Reorganization. The parties to this Agreement hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization. Each party will use commercially reasonable efforts, and agrees to cooperate with the other parties and to provide to the other parties such information and documentation as may be necessary, proper or advisable, to cause the Merger to so qualify, and will not knowingly take an action that would cause the Merger to fail to qualify, as a reorganization within the meaning of Section 368(a) of the Code. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368 of the Code.

Article III.
CONSIDERATION

Section 3.1 Allocation Statement. At least five (5) Business Days prior to the Effective Time, the Company shall deliver to the Purchaser a schedule setting forth the number of Purchaser Class A Ordinary Shares issuable to each Company Shareholder pursuant to this Agreement in respect of the Consideration Shares (the “Allocation Statement”).

Section 3.2 Conversion of Capital.

(a) Share Capital of Merger Sub. At the Effective Time, on the terms and subject to the conditions set forth herein and in the Plan of Merger, by virtue of the Merger and without any action on the part of the Purchaser, the Merger Sub, or the holders of any securities of the Company or Merger Sub, each share in the share capital of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) fully paid and non-assessable ordinary share of the Surviving Corporation. Such conversion shall be effected by means of the cancellation of each of such share of the Merger Sub, in exchange for the right to receive one such ordinary share of the Surviving Corporation. Such ordinary shares of the Surviving Corporation into which the ordinary shares of Merger Sub are so converted shall be the only shares of the Surviving Corporation that are issued and outstanding immediately after the Effective Time.

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(b) Share Capital of Company. At the Effective Time, on the terms and subject to the conditions set forth herein and in the Plan of Merger, by virtue of the Merger and without any action on the part of the Purchaser, the Merger Sub, the Company or the holders of any securities of the Company or Merger Sub, each Company Share issued and outstanding immediately prior to the Effective Time, shall be cancelled and exchanged for the right to receive, without interest, the pro rata portion of the Consideration Shares as set forth in the Allocation Statement with respect to such holder of Company Shares. For avoidance of any doubt, each Company Share to be cancelled in exchange for the right to receive Consideration Shares as provided in this Section 3.2(b) shall be automatically cancelled and shall cease to exist, and from and after the Effective Time, each Company Shareholder holding such Company Shares will cease to have any rights with respect to such Company Shares, except for the right to receive Consideration Shares, without interest in accordance with this Section 3.2(b), and the right to receive any dividends or other distributions with a record date prior to the Effective Time which may have been declared by the Company and which remain unpaid at the Effective Time.

(c) Purchaser Securities. At the Effective Time, on the terms and subject to the conditions set forth herein, each Purchaser Founder Share that is issued and outstanding as of such time shall automatically convert in accordance with the terms of the Purchaser Organizational Documents into one Purchaser Class A Ordinary Share (the “Founder Share Conversion”). All of the Purchaser Founder Shares converted into Purchaser Class A Ordinary Shares shall no longer be outstanding and shall cease to exist, and each holder of such Purchaser Founder Shares shall thereafter cease to have any rights with respect to such securities.

(d) No Liability. Notwithstanding anything to the contrary in this Section 3.2, neither the Surviving Corporation nor any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the issued and outstanding securities of the Company or the Purchaser Class A Ordinary Shares shall occur (other than the issuance of additional shares of the Company or Purchaser as permitted by this Agreement or any Purchaser Share Redemption), including by reason of any reclassification, recapitalization, share subdivision (including a share consolidation), or combination, exchange, readjustment of shares, or similar transaction, or any dividend or distribution paid in kind, any amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change so that the holder of such securities would receive the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit Purchaser or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.3 Payment of Merger Consideration.

(a) Closing Payment Shares. Upon and subject to the terms and conditions of this Agreement and the Plan of Merger, at the Closing, Purchaser shall deliver or cause to be delivered the Closing Payment Shares, represented by book-entry, to each holder of Company Shares that have been converted into the right to receive a portion of the Consideration Shares, as set forth in the Allocation Statement.

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(b) No Fractional Shares. No certificates or scrip or book-entry credit representing fractional Purchaser Class A Ordinary Shares will be issued pursuant to the Merger, and such fractional share interests will not entitle the registered holder thereof to vote or to any rights of a shareholder of the Purchaser. In the event any holder of Company Share would otherwise be entitled to receive a fraction of a share of Purchaser Class A Ordinary Shares (after aggregating all fractional shares of Purchaser Class A Ordinary Shares issuable to such holder), such fractional shares shall be rounded such that the aggregate number of shares issuable to the Company Shareholders is equal to the Consideration Shares. The parties acknowledge that any such adjustment was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Purchaser that would otherwise be caused by the issuance of fractional shares.

(c) Lost, Stolen or Destroyed Certificates. In the event any certificates for any Company Share shall have been lost, stolen or destroyed, the Company shall deliver or cause to be delivered in exchange for such lost, stolen or destroyed certificates and for each such share, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Purchaser with respect to the certificates alleged to have been lost, stolen or destroyed.

(d) Company Register of Members. At the Effective Time, the register of members of the Company shall be closed, and thereafter there shall be no further registration on the register of members of the Surviving Corporation of transfers of Company Shares that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Company Shares issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided for herein or by applicable Law.

(e) Withholding. Notwithstanding anything in this Agreement to the contrary, all amounts or value deliverable in connection with this Agreement shall be paid free and clear and without any deduction or withholding for Taxes, except for any amount required to be deducted and withheld with respect to the making of such payment under applicable Law. Prior to making any deduction or withholding, Purchaser shall provide or cause to be provided at least three (3) days prior written notice of such deduction or withholding to the Company, and all parties shall reasonably cooperate to reduce or eliminate any applicable withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

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Article IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser Parties that each of the following representations and warranties is true, correct and complete as of the date of this Agreement (or, if such representations and warranties are made with respect to a certain date, as of such date), except as set forth in the Company’s disclosure schedule delivered by the Company to the Purchaser Parties in connection with this Agreement (the “Company Disclosure Schedule”) (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced):

Section 4.1 Corporate Existence and Power. The Company is an exempted company limited by shares duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction in which they were incorporated, registered or formed. The Company has all requisite power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals necessary and required to own and operate its properties and assets and to carry on its business as presently conducted, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.2 Authorization. The execution, delivery and performance by the Company of this Agreement and the Transaction Documents (to which it is a party to) and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary corporate action on the part of Company to the extent required by their respective Organizational Documents, applicable Laws or any Contract to which it is a party or by which its securities are bound other than the Company Shareholders Approval. This Agreement has been duly executed and delivered by the Company and it constitutes, and upon their execution and delivery, the Transaction Documents (to which it is a party to) will constitute, a valid and legally binding agreement of the Company, enforceable against it in accordance with their representative terms, except as the enforceability hereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

Section 4.3 Governmental Authorization. No consent, approval or authorization of, or designation, declaration to or filing with, notice to, or any other action by or in respect of, any governmental Authority or other Person is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and each Transaction Document to which it is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) the filing of the Plan of Merger in accordance with the Cayman Companies Act, (b) the SEC declaration of effectiveness of the Proxy/Registration Statement, (c) the filing of this Agreement and each Transaction Document with the CSRC, and (d) any consents, approvals, authorizations, designations, declarations, filings, notices or actions, the absence of which would not be reasonably expected to, individually or in the aggregate, be material to the Company and its Subsidiaries.

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Section 4.4 Non-Contravention. The execution, delivery or performance by the Company of this Agreement or any Transaction Documents to which it is a party does not and will not (a) contravene or conflict with the organizational or constitutive documents of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or require any payment or reimbursement or to a loss of any material benefit relating to the business to which the Company is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company or by which any of the Company Shares, or any of the Company’s assets is or may be bound or any Permit, or (d) result in the creation or imposition of any Lien on any of the Company Shares, (e) cause a loss of any material benefit relating to the business to which the Company is entitled under any provision of any Permit or Contract binding upon the Company, or (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company’s material assets, in the cases of (a) to (f), other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.5 Capital Structure. The Company has an authorized capital of $50,000.00, divided into 1,000,000,000 ordinary shares, par value of $0.00005 each, 238,320,000 of which have been issued and are outstanding, as of the date hereof. Except as set forth in the preceding sentence, no other shares or other voting securities of the Company are issued, reserved for issuance or outstanding. No Company Share is held in its treasury. All of the issued and outstanding Company Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to any pre-emptive rights or have been issued in violation of any pre-emptive right, right of first refusal or similar rights of any Person. There are no: (a) outstanding Company Share Rights; (b) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance, exchange, transfer or sale of any share of the Company, or (c) to the Knowledge of the Company, agreements with respect to any of the Company Shares, including any voting trust, other voting agreement or proxy with respect thereto other than the VIE Agreements. To the Company’s knowledge, all Company Shares are owned free and clear of all Liens other than those arising under the VIE Agreements.

Section 4.6 Organizational Documents. The Company has not taken any action in violation or derogation of its Organizational Documents, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company has delivered to Purchaser a true, correct and complete copy of its Organizational Documents in effect as of the date of this Agreement.

Section 4.7 Subsidiaries. Section 4.7 of the Company Disclosure Schedule sets forth the corporate details of each Subsidiary of the Company. (i) All of the issued and outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned or controlled through the VIE Agreements by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents); and (ii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Company. Tyfon Culture (Hong Kong) Limited is the legal and beneficial owner of one hundred percent (100%) of the issued and outstanding equity interests of Suzhou Yongfeng Consulting Management Co., Ltd. (the “WFOE”), a wholly foreign-owned enterprise in accordance with the laws of the PRC. There are no outstanding equity securities of the WFOE or any Contract to directly or indirectly purchase or acquire any equity securities of the WFOE. The WFOE is a party to the VIE Agreements with Jiangsu Taifeng Cultural Communication Co., Ltd. (“VIE Entity”) and the registered shareholder of the VIE Entity, Hu Ting, pursuant to which the economic benefits of the VIE Entity are payable to the WFOE directly or indirectly, and the VIE Entity is contractually controlled directly or indirectly by the WFOE.

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Section 4.8 Financial Statements.

(a) Section 4.8 of the Company Disclosure Schedule includes unaudited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2022 and 2023, consisting of the unaudited audited balance sheets as of such dates (the “Company Balance Sheet”), the unaudited income statements for the twelve (12) month periods ended on such dates, and the unaudited cash flow statements for the twelve (12) month periods ended on such dates (collectively, the “Financial Statements”).

(b) The Financial Statements or similar reports, which are required to be included in the Proxy/Registration Statement or any other filings to be made by the Company with the SEC in connection with the transactions contemplated by this Agreement or any Transaction Document (the financial statements described in this sentence, which the parties acknowledge shall, solely consist of the Financial Statements and the PCAOB Financials, along with any unaudited financial statements as of and for the applicable interim periods if required to be delivered in accordance with Section 6.5) when delivered in accordance with Section 6.5, (i) will fairly present in all material respects the financial position of the Company as at the respective date(s) thereof, and the results of its operations, stockholders’ deficit and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments and the absence of footnotes), (ii) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes) and (iii) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of such delivery (including Regulation S-X or Regulation S-K, as applicable).

(c) The Company Balance Sheet accurately reflects in all material respects the outstanding Indebtedness of the Company as of the date thereof. Except (i) as set forth in the Financial Statements, (ii) for Liabilities incurred in the Ordinary Course of business since the Balance Sheet Date (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of their respective covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby, (iv) for executory obligations under contracts to which any member of the Company Group is a party (other than Liabilities for breach thereof), and (v) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, no member of the Company Group has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

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(d) Since the incorporation of the Company, the Company has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of the Company to the Company’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of the Company Group to the Company’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company. The Company maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.

(e) The Company Group maintains, in all material respects, accurate and complete books and records in accordance with applicable Laws reflecting the assets and Liabilities of the Company Group, and maintains, in all material respects, proper and adequate internal accounting controls that are designed to provide reasonable assurance that (i) transactions are executed with management’s authorization and (ii) transactions are recorded as necessary to permit preparation of the Financial Statements and to maintain accountability for the Company Group’s assets and Liabilities.

(f) The independent auditor for the Company, with respect to its report included in the PCAOB Financials, is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC and the PCAOB.

Section 4.9 Undisclosed Liabilities. As of the date hereof, the Company Group has no liability, debt or obligation, required to be accrued or specifically reserved against on a balance sheet prepared in accordance with GAAP, except for Liabilities, debts or obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the Balance Sheet Date in the ordinary course of business of the Company Group, (c) arising under this Agreement and/or the performance by the Company Group of their obligations hereunder, including Company Transaction Expenses, (d) disclosed on Section 4.9 of the Company Disclosure Schedule, (e) that will be discharged or paid off prior to or at the Closing or (f) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.10 Books and Records. All Contracts, Financial Statements, Organizational Documents, and Plans delivered to the Purchaser Parties by or on behalf of the Company are true and authentic in all material respects. The Books and Records reflect fairly in all material respects the transactions and dispositions of assets of and the providing of services by the Company Group. All accounts, books and ledgers of the Company have been kept in the ordinary course consistent with past practice.

Section 4.11 Absence of Certain Changes. Since the Balance Sheet Date, the Company has conducted the business in the Ordinary Course consistent with past practices. Without limiting the generality of the foregoing, since the Balance Sheet Date, there has not been:

(a) any Company Material Adverse Effect;

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(b) (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or share capital or other equity interests in the Company; (ii) any issuance by the Company of shares or of shares of capital stock or other equity interests in the Company, or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by the Company of any outstanding shares or shares of capital stock or other equity interests;

(c) any creation or other incurrence of any material Lien other than Permitted Liens on the Company Shares or any of the Company’s material assets;

(d) any sale, transfer, lease to others or otherwise disposition of any assets by the Company with a value in excess of $1,000,000 individually or $2,000,000 in the aggregate, except for inventory, licenses or services sold in the Ordinary Course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its business;

(e) (i) any amendment to or termination of any Material Contract, (ii) any amendment to any material license or material permit from any Authority held by the Company Group, (iii) any receipt of any notice of termination of any of the items referenced in (i) and (ii); and (iv) a material default by the Company Group under any Material Contract, or any material license or material permit from any Authority held by the Company, other than in the cases of each of clauses (i) through (iv), as provided for in this Agreement or the transactions contemplated hereunder or as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect;

(f) other than in the Ordinary Course of business, any capital expenditure by the Company in excess of $1,000,000 per one transaction or entering into any lease of capital equipment or property under which the annual lease charges exceed $2,000,000 in the aggregate by the Company;

(g) any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to the Company or its property or suffering of any actual litigation, action, proceeding or investigation before any court or governmental body relating to the Company or its property, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect;

(h) any loan of any monies to any Person or guarantee of any obligations of any Person by the Company, other than accounts payable and accrued liabilities in the Ordinary Course of business consistent with past business;

(i) except as required by the appliable accounting principles and standards, any material change in the accounting methods or practices (including, any change in depreciation or amortization policies or rates) of the Company or any material revaluation of any of the material assets of the Company;

(j) any material amendment to the Company’s Organizational Documents, or any engagement by the Company in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction, other than as provided for in this Agreement or the transactions contemplated hereunder;

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(k) any material Tax election made by the Company outside of the Ordinary Course of business consistent with past practice, or any material Tax election changed or revoked by the Company; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by the Company Group; any annual Tax accounting period changed by the Company; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax (other than an ordinary commercial agreement the principal purpose of which does not relate to Taxes) entered into by the Company Group; or any right to claim a material Tax refund surrendered by the Company; or

(l) any undertaking of any legally binding obligation to do any of the foregoing.

Section 4.12 Properties; Title to the Company’s Assets.

(a) The material Tangible Personal Properties of the Company Group have no material defects, are in good operating condition (ordinary wear and tear excepted), have been properly maintained, and are suitable for their present uses.

(b) The Company has legal and valid title in and to, or in the case of the leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Company Balance Sheet or acquired after Balance Sheet Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company to operate its business immediately after the Closing in the same manner as the business of the Company Group is currently being conducted.

Section 4.13 Litigation. There is no Action pending against, or to the Company’s knowledge threatened against or affecting, the Company, any of its officers or directors, its business, or any Company Shares, or any of the Company’s assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Transaction Documents, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. There are no outstanding judgments against the Company that would reasonably to be expected to, individually or in the aggregate, have a Company Material Adverse Effect on the ability of the Company to enter into and perform its obligations under this Agreement. The Company is not, and has not been in the past five (5) years, subject to any proceeding with any Authority, other than as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 4.14 Contracts.

(a) Section 4.14(a) of Company Disclosure Schedule lists all material Contracts to which the Company is a party and which are currently in effect and constitute the following (collectively, the “Material Contracts”):

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, the Company Group of $1,000,000 or more (other than standard purchase and sale orders entered into in the Ordinary Course of business consistent with past practice);

(ii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company Group or other Person, under which the Company Group (A) has continuing obligations for payment of annual compensation of at least $500,000 (other than oral arrangements for at-will employment), (B) has material severance or post termination obligations to such Person, or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company Group;

(iii) all Contracts creating a material joint venture, strategic alliance, limited liability company and partnership agreements to which the Company Group is a party;

(iv) all Contracts relating to any material acquisitions or dispositions of assets by the Company Group in excess of $1,000,000;

(v) all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than (i) “shrink wrap” licenses, and (ii) non-exclusive licenses granted in the Ordinary Course of business;

(vi) all Contracts restricting the conduct of the Company Group or limiting the freedom of the Company Group to compete in any line of business or with any Person or in any geographic area;

(vii) all Contracts providing for material guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group, excluding standard indemnification provisions in Contracts entered in the Ordinary Course of business;

(viii) all Contracts with or pertaining to the Company Group to which any 10% Company Shareholder is a party (other than Organizational Documents);

(ix) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest and which involve payments to the lessor thereunder in excess of $1,000,000 per year;

(x) all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, except any such Contract with an aggregate outstanding principal amount not exceeding $1,000,000;

(xi) any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents to which the Company is a party, where such termination would have a material effect on the Company;

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(xii) any Contract relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company (other than the Organizational Documents of the Company Group);

(xiii) the VIE Agreements; and

(xiv) any Contract or Plan for which any of the benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or consultant of a member of Company Group will be materially increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement.

(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) each Material Contract is a valid and binding agreement, and is in full force and effect, and neither the Company Group nor, to the Company Group’s knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, and (ii) the Company Group has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto.

(c) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, none of the execution, delivery or performance by the Company of this Agreement or Transaction Documents to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company or to a loss of any material benefit to which the Company is entitled under any provision of any Material Contract.

(d) Except would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

Section 4.15 Licenses and Permits,

(a) Section 4.15 of the Company Disclosure Schedule correctly lists each material Permit required for the Company Group’s business or the Company’s ability to own, lease or operate its properties and assets as required for its business, as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect (the “Material Permits”). Other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company has all Material Permits necessary to operate its business.

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(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, to the Knowledge of the Company, such Material Permits are (i) valid and in full force and effect, (ii) none of the Material Permits will, be terminated or impaired or become terminable as a result of the transactions contemplated hereby, and (iii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Company Group.

Section 4.16 Compliance with Laws. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company Group is not in violation of, in the past five (5) years has not violated, and to the Company Group’s knowledge, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign.

Section 4.17 Intellectual Property Rights.

(a) Section 4.17 of the Company Disclosure Schedule sets forth a true, correct and complete list of the following Intellectual Property Rights owned, leased or licensed by the Company Group: (i) registered Intellectual Property Rights and applications for registrations of other Intellectual Property Rights; (ii) all Contracts to license third party Intellectual Property Rights that are material to the business of the Company Group as currently conducted (other than unmodified, commercially available, “off-the-shelf” software with a replacement cost and/or aggregate annual license and maintenance fees of less than $1,000,000); and (iii) any other Intellectual Property Rights owned by the Company or any Subsidiary that is material to the business of the Company Group and would have a replacement cost of more than $1,000,000 (collectively, the “Material IPs”).

(b) Within the past five (5) years, to the Knowledge of the Company, the Company Group has not been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights, and the Company has no knowledge of any other claim of infringement by the Company, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights of the Company Group.

(c) The Company and its Subsidiaries own or have a valid and enforceable right to use any and all Material IPs used or held for use in, or otherwise necessary for, the conduct of the business of the Company and its Subsidiaries as currently conducted. Except as would not have a Company Material Adverse Effect and to the Knowledge of the Company, the current use by the Company Group of the Intellectual Property Rights does not infringe, and will not infringe, the rights of any other Person in any material respect.

(d) All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any material copyrights, patents or trade secrets on behalf of the Company Group or any predecessor in interest thereto, to the Knowledge of the Company, either: (i) is a party to a “work-for-hire” agreement under which the Company is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company (or such predecessor in interest, as applicable) all right, title and interest in such material.

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(e) Except as would not have a Company Material Adverse Effect, the execution, delivery or performance by the Company of this Agreement or any of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby will not cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Company immediately prior to the Closing to not be owned, licensed or available for use by the Company on substantially the same terms and conditions immediately following the Closing in any material respect.

(f) The Company has taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of Intellectual Property Rights owned by the Company that are confidential and all other confidential information, data and materials licensed by the Company or otherwise used in the operation of its business. Without limiting the foregoing, the Company has not disclosed any material trade secrets or know-how to any other Person unless such disclosure was under a written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge there has been no violation or unauthorized access to or disclosure of any material trade secrets, know-how or confidential information of or in the possession of any member of the Company Group or of any written obligations with respect to any of the foregoing.

(g) No material Intellectual Property Rights owned by the Company, and to the Company’s knowledge, no other Intellectual Property Rights owned by the Company, is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by any of the members of the Company Group or affects the validity, use or enforceability of any such Intellectual Property Rights, other than as would not be reasonably expected to, individually or in the aggregate, be material to the Company.

(h) To the Company’s knowledge, no Person is infringing, misappropriating, or otherwise violating in any material respect any Intellectual Property Rights owned by the Company. The Company has not made any written claims against any Person alleging infringement, misappropriation, or other violation of material Intellectual Property Rights owned by the Company.

(i) To the Company’s knowledge, each member of the Company Group has obtained, possesses and is in compliance with valid licenses to use all of the software present on the computers and other software-enabled electronic devices that it owns or leases or that is otherwise used by such member of the Company Group and/or its employees in connection with such member of the Company Group business, other than as would not be reasonably expected to, individually or in the aggregate, be material to the Company.

Section 4.18 Employees. No member of the Company Group is a party to, subject to, or has any obligation (contingent or otherwise) under any employment contract, consulting agreement, staff augmentation agreement or other Plan restricting the activities of the Company. For the past three (3) years, there has not been, and there is no pending or, to the Company’s knowledge, threatened, labor strike, dispute, walkout, work stoppage, slowdown or lockout involving the Company Group.

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Section 4.19 Employee Matters.

(a) Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company Group, no current employee of the Company Group, in the Ordinary Course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and the Company is not a party to any collective bargaining agreement, does not have any material labor relations disputes, and there is no pending representation question or union organizing activity respecting employees of any member of the Company Group.

(b) Each member of the Company Group is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws and regulations respecting labor and employment matters, including fair employment practices, pay equity, the classification of independent contractors, the classification of employees as exempt or non-exempt for wage and hour purposes, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, accommodation of disabilities, discrimination, harassment, whistleblowing, retaliation, affirmative action, background checks, prevailing wages, terms and conditions of employment, child labor, reductions in force, employee leave and wages and hours, including payment of minimum wages and overtime. No member of the Company Group is delinquent in any material payments to any employee or independent contractor or other service providers for any wages, salaries, commissions, bonuses, severance, fees or other direct compensation due with respect to any services performed for it or material amounts required to be reimbursed to such employees or independent contractor or other service providers.

(c) In the last three (3) years, (i) none of the members of the Company Group (A) has, or has had, any material Liability for any arrears of wages, employee benefits or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or has incurred any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had, any material Liability for any failure to pay into any trust or other fund governed by or maintained by or on behalf of any governmental Authority with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any member of the Company Group (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) except as would not result in a material Liability to the Company Group, the members of the Company Group have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each member of the Company Group.

(d) Except as set forth on Section 4.19(d) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in the payment, vesting, or acceleration of any benefit or obligation to fund any benefit, and neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

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Section 4.20 Tax Matters.

(a) All material Tax Returns required to be filed by or with respect to the Company have been filed within the requisite period (taking into account any extensions) and such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by the Company have been or will be paid in a timely fashion or have been accrued for on the Financial Statements. No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of the Company have been asserted in writing by, and no written notice of any action, audit, assessment or other proceeding, in each case that is currently pending, with respect to such Tax Returns or any Taxes of the Company has been received from, any Taxing Authority, and no dispute or assessment relating to such Tax Returns or such Taxes with any such Taxing authority is currently outstanding. The Company has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment, other than any such actions, facts or circumstances contemplated by this Agreement and the other Transaction Documents.

(b) There are no Liens for Taxes (other than Permitted Liens) on any assets of the Company Group.

(c) In the past three (3) years, no written claims have been received by any member of the Company Group from any Taxing Authority in a jurisdiction where a member of the Company Group does not file Tax Returns that such member of the Company Group is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(d) No member of the Company Group is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no member of the Company Group is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(e) No member of the Company Group has taken any action, has omitted to take any action, or has any knowledge of any fact or circumstance, the taking, omission, or existence of which, as the case may be, would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment, other than any such actions, facts or circumstances contemplated by this Agreement and the other Transaction Documents.

Section 4.21 Environmental Laws.

(a) Except as would not have a Company Material Adverse Effect, the Company Group is in compliance with the applicable Environmental Laws in the relevant jurisdictions where it conducts business.

(b) Except as would not have a Company Material Adverse Effect, none of the members of the Company Group has received any written notice or communication from any governmental Authority or any other Person regarding any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, any applicable Environmental Laws.

(c) There is (and during the last five (5) years there has been) no proceeding pending or, to the Company’s knowledge, threatened in writing against any member of the Company Group pursuant to applicable Environmental Laws.

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Section 4.22 Insurance. Section 4.22 of the Company Disclosure Schedule sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any member of the Company Group as of the date of this Agreement. All such policies are in full force and effect, and all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement. As of the date of this Agreement, no claim by any member of the Company Group is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole.

Section 4.23 Data Privacy and Security.

(a) Each member of the Company Group is and during the last five (5) years has been in compliance in all material respects with all applicable cybersecurity, data security and personal information protection Laws and contractual obligations entered into by a member of the Company Group relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of personal data, including without limitation any applicable Laws relating to transferring personal information and other data outside of PRC.

(b) As of the date of this Agreement, the Company has not received notice of any pending proceedings, nor has there been any material proceedings against any member of the Company Group initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general, the Cyberspace Administration of China (including its local counterparts), China’s Ministry of Industry and Information Technology (including its local counterparts) or similar state official or any other governmental authority (whether in the United States, Cayman Islands or PRC); or (iii) any other governmental Authority, in each case, alleging that any processing of personal data by or on behalf of a member of the Company Group is in violation of any requirements under Section 4.23(a).

(c) During the last five (5) years (i) there has been no material unauthorized processing of personal data in the possession or control of any member of the Company Group and/or any of the service providers of any member of the Company Group, (ii) to the Company’s knowledge, there have been no material unauthorized intrusions or breaches of security into any of the IT systems under the control of any member of the Company Group, and (iii) to the Knowledge of the Company, no member of the Company Group has experienced any security risk or incident that triggers the breach notification obligation under the applicable cybersecurity, data security and personal information protection Laws or has actually made such breach notification.

(d) Each member of the Company Group owns or has a binding Contract in place to use the IT systems as necessary to operate the business of such member of the Company Group as currently conducted in all material respects.

(e) Each member of the Company Group has implemented and established data safeguards against the destruction, loss, damage, corruption, alteration, loss of integrity, commingling or unauthorized access, acquisition, use, disclosure or other processing of personal data that are consistent with industry standards and the requirements of applicable Law in all material respects. Each member of the Company Group maintains backups of all data used to conduct the business of such member of the Company Group at a reasonable frequency.

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(f) To Company’s knowledge, the Computer Systems owned or operated by the Company Group, do not contain any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, bug, errors, malware, spyware, or other device or code intended to disable, disrupt or harm the Computer Systems, or would materially disrupt the business or operations of the Company Group.

Section 4.24 Compliance with International Trade, Anti-Money Laundering & Anti-Corruption Laws.

(a) In the last five (5) years, neither the Company, its Subsidiaries, nor any of their respective directors or officers, and, to the Knowledge of the Company, employees or other representatives acting on their behalf, has, directly or indirectly, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) promised, offered, authorized, made or agreed to make any unlawful payment or promised, offered, authorized, provided or agreed to provide anything of value, including any contribution, gift, bribe, rebate, payoff, influence payment, or kickback, to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of any Anti-Corruption Law, the Criminal Law of the People’s Republic of China and the Anti-Unfair Competition Law of the People’s Republic of China. In the last five (5) years, neither the Company, its Subsidiaries, nor any of their respective directors or officers, and, to the Knowledge of the Company, employees or other representatives acting on their behalf, has promised, offered, authorized, given or agreed to give any unlawful gift, similar unlawful benefit or anything of value in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or its Subsidiaries or assist in connection with any actual or proposed transaction, in violation of any provision of any Anti-Corruption Law, the Criminal Law of the People’s Republic of China and the Anti-Unfair Competition Law of the People’s Republic of China. No Action with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened in writing against the Company or its Subsidiaries.

(b) In the past five (5) years, none of the Company, its Subsidiaries, nor any of their respective directors or officers, and to the Knowledge of the Company, employees or other representatives acting on their behalf, have violated the Laws of any applicable jurisdiction governing money laundering, financial recordkeeping and reporting requirements (“Anti-Money Laundering Laws”).

(c) The Company and its Subsidiaries have, and for the past five (5) years have maintained, operational and effective internal controls intended to detect, prevent and deter violations of anti-terrorism Laws and Anti-Money Laundering Laws.

(d) In the past five (5) years, neither the Company nor its Subsidiaries have conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Authority with respect to any alleged or suspected act or omission arising under or relating to any potential noncompliance with any applicable anti-terrorism Laws, Anti-Money Laundering Law or Anti-Corruption Law.

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(e) In the past five (5) years, neither the Company, its Subsidiaries, nor any of their respective directors or officers, and, to the Knowledge of the Company, employees or other representatives acting on their behalf, has received any written notice, request or citation from any Authority for any actual or potential noncompliance with any applicable anti-terrorism Laws, Anti-Money Laundering Law or Anti-Corruption Law, or is otherwise aware of any pending investigation by any Authority into actual or potential noncompliance with any applicable anti-terrorism Law, Anti-Money Laundering Law or Anti-Corruption Law.

(f) The Company and its Subsidiaries maintain, and for the past five (5) years have maintained, books and records in material compliance with all applicable Anti-Money Laundering Laws.

(g) Neither the Company, its Subsidiaries nor any of their respective directors or officers, or, to the Knowledge of the Company, any other representative acting on behalf of the Company or its Subsidiaries, is currently identified on the Specially Designated Nationals and Blocked Persons List or other sanctions-related persons list, owned or controlled by such a person, otherwise the target of sanctions administered by the U.S. Government, including the Office of Foreign Assets Control of the United States Treasury Department, the United States Department of State, the sanctions lists adopted by the United Nations, the European Union or the United Kingdom to such extent such sanctions are extended by a United Kingdom Authority to the Cayman Islands by virtue of Order in Council passed by a United Kingdom Authority, or any other relevant sanctions authorities (collectively, “Sanctions”), or operating, organized, or resident in a country or territory that is the target of United States sanctions, and the Company has not in the last five (5) years, directly or, to its knowledge indirectly, loaned, contributed or otherwise made available funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country or territory that is the target of Sanctions or for the purpose of financing the activities of any Person that is the target of Sanctions, or has otherwise been in violation of Sanctions.

Section 4.25 Finders’ Fees. With respect to the transactions contemplated by this Agreement, except for CMD Global Partners, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of Affiliates who would reasonably be expected to be entitled to any fee or commission from the Purchaser upon consummation of the transactions contemplated by this Agreement.

Section 4.26 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

Section 4.27 Information Supplied. None of the information about the Company included in the Proxy/Registration Statement or supplied or to be supplied by or on behalf of the Company Group in writing expressly for inclusion or incorporation by reference in the Proxy/Registration Statement will, at the time the Proxy/Registration Statement is declared effective, at the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the Purchaser Shareholders, or at the time of the Purchaser Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company).

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Section 4.28 Company Board Approval. The board of directors of the Company has unanimously determined that (i) the consummation of the Transactions (including the Merger) is in the best interest of the Company and the Company Shareholders, and (ii) recommend that the Company Shareholders adopt and approve this Agreement, the other Transaction Documents and the Transactions.

Section 4.29 Exclusivity of Representations or Warranties. Except as otherwise expressly provided in this Article IV (as may be modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company and its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Purchaser Parties, their Affiliates or any of their respective representatives by, or on behalf of, the Company and its Affiliates, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as may be modified by the Company Disclosure Schedule), neither the Company nor any other Person on behalf thereof has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Purchaser Parties, or their Affiliates or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company Group (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any presentation or in any other information made available to the Purchaser Parties, or their Affiliates or any of their representatives or any other Person, and any such representations or warranties are expressly disclaimed.

Section 4.30 No Outside Reliance. Notwithstanding anything contained in this Agreement, the Company Group and its equityholders, partners, investors, members and representatives, has made their own investigation of the Purchaser Parties and their respective Subsidiaries and that neither the Purchaser Parties nor any of their Affiliates, agents, advisors or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Purchaser in Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Purchaser Parties or any of their Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in SEC filings or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by the Company Group or its representatives) or reviewed by the Company Group otherwise) or management presentations that have been or shall hereafter be provided to the Company Group or any of its Affiliates, agents, advisors or representatives are not and will not be deemed to be representations or warranties of the Purchaser Parties, any of their Subsidiaries, or shareholders of the Purchaser, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing. Except as otherwise expressly set forth in this Agreement, the Company Group understands and agrees that any assets, properties and business of the Purchaser Parties and any of their Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V, with all faults and without any other representation or warranty of any nature whatsoever.

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Article V.
REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES

Except as set forth in the Purchaser Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the Purchaser SEC Documents filed or furnished by Purchaser prior to the date hereof (excluding (x) any disclosures in such Purchaser SEC Documents under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto), Purchaser Parties represent and warrant to the Company as follows:

Section 5.1 Corporate Existence and Power. Each of Purchaser and Merger Sub is an exempted company limited by shares duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Each of the Purchaser Parties has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.

Section 5.2 Authorization. The execution, delivery and performance by the Purchaser Parties of this Agreement and the Transaction Documents (to which it is a party to) and the consummation by the Purchaser Parties of the transactions contemplated hereby and thereby are within the corporate powers of the Purchaser Parties and have been duly authorized by all necessary corporate action on the part of Purchaser Parties to the extent required by their respective Organizational Documents, applicable Laws or any Contract to which it is a party or by which its securities are bound other than the Purchaser Shareholders’ Approval. This Agreement has been duly executed and delivered by the Purchaser Parties and it constitutes, and upon their execution and delivery, the Transaction Documents (to which it is a party to) will constitute, a valid and legally binding agreement of the Purchaser Parties, enforceable against them in accordance with their representative terms, except as the enforceability hereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

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Section 5.3 Governmental Authorization. No consent, approval or authorization of, or designation, declaration to or filing with, notice to, or any other action by or in respect of, any governmental Authority or other Person is required on the part of the Purchaser Parties with respect to their execution, delivery and performance of this Agreement and each Transaction Document to which it is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) the filing of the Plan of Merger in accordance with the Cayman Companies Act, (b) the SEC declaration of effectiveness of the Proxy/Registration Statement, and (c) any consents, approvals, authorizations, designations, declarations, filings, notices or actions, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Purchaser Parties, taken as a whole.

Section 5.4 Non-Contravention. The execution, delivery or performance by the Purchaser Parties of this Agreement or any Transaction Documents to which it is a party does not and will not (a) contravene or conflict with the organizational or constitutive documents of the Purchaser Parties, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Purchaser Parties, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Purchaser Parties or require any payment or reimbursement or to a loss of any material benefit relating to the business to which the Company is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Purchaser Parties or by which any of the Purchaser Shares, or any of the assets of the Purchaser Parties is or may be bound or any Permit, or (d) result in the creation or imposition of any Lien on any of the Purchaser Shares, (e) cause a loss of any material benefit relating to its business to which the Purchaser Parties is entitled under any provision of any Permit or Contract binding upon the Purchaser Parties, or (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Purchaser Parties’ material assets, in the cases of (a) to (d), other than as would not be reasonably expected to, individually or in the aggregate, have a Purchaser Material Adverse Effect.

Section 5.5 Finders’ Fees. There is no other investment banker, broker, funder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser or their Affiliates who would reasonably be expected to be entitled to any fee or commission from the Company, or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Transaction Documents.

Section 5.6 Issuance of Shares. The Consideration Shares, when issued in accordance with this Agreement, the Plan of Merger and the Purchaser’s Organizational Documents, will be duly authorized and validly issued, and will be fully paid and nonassessable.

Section 5.7 Capitalization.

(a) At the date of this Agreement, the authorized share capital of Purchaser consists of $22,100 divided into 200,000,000 Purchaser Class A Ordinary Shares and 20,000,000 Purchaser Founder Shares and 1,000,000 preference shares of a par value of US$0.0001 each. 7,089,996 Purchaser Shares have been issued and outstanding as of the date hereof (without giving effect to the Purchaser Share Redemptions, the PIPE Financing or the Founder Share Conversion), 3,700,000 of which are Purchaser Founder Shares and 3,389,996 of which are Purchaser Class A Ordinary Shares (assuming the separation of all outstanding Purchaser Units). At the date of this Agreement 20,500,000 Purchaser Warrants are outstanding (assuming the separation of all outstanding Purchaser Units). Except as set forth in the preceding sentences, no other shares or other voting securities of Purchaser are issued, reserved for issuance or outstanding. All issued and outstanding Purchaser Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Cayman Islands Law, the Purchaser’s Organizational Documents or any contract to which Purchaser is a party or by which Purchaser is bound. Except as set forth in the Purchaser’s Organizational Documents and as described in the IPO Prospectus, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Shares or any capital equity of Purchaser. Other than as described in the IPO Prospectus, there are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

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(b) The authorized share capital of Merger Sub is $50,000 divided into 50,000 ordinary shares, par value $1.00 per share (the “Merger Sub Shares”) of which one Merger Sub Share is issued and outstanding as of the date hereof. No other shares or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding of Merger Sub Share(s) are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Cayman Islands Law, the Merger Sub’s Organizational Documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. Except as set forth in the Merger Sub’s Organizational Documents, there are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any Merger Sub Share(s) or any share capital or equity of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

Section 5.8 Information Supplied. None of the information about any Purchaser Party included in the Proxy/Registration Statement or supplied or to be supplied by any Purchaser Party in writing expressly for inclusion or incorporation by reference in the Proxy/Registration Statement will, at the time the Proxy/Registration Statement is declared effective, at the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the Purchaser Shareholders, or at the time of the Purchaser Shareholder Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Purchaser or that is included in the Purchaser SEC Documents).

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Section 5.9 Trust Account. As of May 10, 2024, the Purchaser had at least $23,473,560 in the trust fund established by the Purchaser for the benefit of its public shareholders in a United States-based account (the “Trust Account”), which is established and maintained by the Trustee, and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Trust Agreement. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Purchaser SEC Documents to be inaccurate or that would entitle any Person (other than Purchaser Shareholders holding Purchaser Shares sold in Purchaser’s IPO who shall have elected to redeem their Purchaser Shares pursuant to Purchaser’s Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Purchaser Share Redemptions. There are no claims or proceedings pending or, to the Knowledge of the Purchaser Parties, threatened with respect to the Trust Account. Purchaser has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Purchaser to dissolve or liquidate pursuant to Purchaser’s Organizational Documents shall terminate, and as of the Effective Time, Purchaser shall have no obligation whatsoever pursuant to Purchaser’s Organizational Documents to dissolve and liquidate the assets of Purchaser by reason of the consummation of the transactions contemplated hereby. As of the date hereof, following the Effective Time, no Purchaser Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Purchaser Shareholder is exercising an Purchaser Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Purchaser has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Purchaser at the Effective Time.

Section 5.10 Listing. As of the date hereof, the Purchaser Units, Purchaser Class A Ordinary Shares and Purchaser Warrants are listed on the Nasdaq Capital Market, with trading symbols “GTACU”, “GTAC” and “GTACW”. Purchaser is in compliance in all material respects with the rules of Nasdaq and there is no Action pending or, to the Knowledge of the Purchaser, threatened against Purchaser by Nasdaq or the SEC with respect to any intention by such entity to deregister the Purchaser Units, Purchaser Class A Ordinary Shares or Purchaser Warrants. No Purchaser Party has taken any action in an attempt to terminate the registration of the Purchaser Units, Purchaser Class A Ordinary Shares or Purchaser Warrants.

Section 5.11 Board Approval. Each of the board of directors of the Purchaser and of the Merger Sub have, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, the Plan of Merger and the Transaction Documents, (ii) determined that the transactions contemplated hereby and thereby are in the best interests of the shareholders of the Purchaser Parties, and (iii) solely with respect to the Purchaser Board Recommendation, determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Purchaser’s Organizational Documents.

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Section 5.12 Purchaser SEC Documents and Financial Statements.

(a) Each of the (i) Purchaser’s Annual Reports on Form 10-K for each fiscal year of Purchaser, beginning with the first year Purchaser was required to file such a form, (ii) Purchaser’s Quarterly Reports on Form 10-Q for each fiscal quarter of Purchaser beginning with the first quarter Purchaser was required to file such a form, (iii) all proxy statements relating to Purchaser’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Forms 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents filed by Purchaser with the SEC since Purchaser’s formation, are available in full without redaction on the SEC’s website through EDGAR. Purchaser has timely filed or furnished all statements, prospectuses, registration statements, forms, reports, schedules, and other documents, together with any amendments, restatements or supplements thereto, required to be filed or furnished by it with the SEC since its formation, pursuant to the Exchange Act, the Securities Act and all regulations and rules promulgated thereunder (collectively and as they have been amended since the time of their filing or furnishing, the “Purchaser SEC Documents”). Purchaser will timely file all of the foregoing documents with the SEC to the extent they are required by applicable Laws or rules subsequent to the date of this Agreement (the “Additional Purchaser SEC Documents”). Each of the Purchaser SEC Documents, as of the respective date of its filing, and as of the date of any amendment, complied, and each of the Additional Purchaser SEC Documents will be prepared for and comply, in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to such documents. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Purchaser SEC Documents and the Additional Purchaser SEC Documents did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were or to be made, not misleading. As of the date of this Agreement, to the Knowledge of the Purchaser, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any Purchaser SEC Documents. To the Knowledge of the Purchaser, none of the Purchaser SEC Documents filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

(b) The financial statements and notes contained or incorporated by reference in the Purchaser SEC Documents (the “Purchaser Financial Statements”) are fairly present in all material respects, in conformity with GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of the Purchaser as of the dates thereof and the results of operations of the Purchaser for the periods reflected therein. The Purchaser Financial Statements (i) were prepared from the Books and Records of the Purchaser; (ii) were prepared on an accrual basis in accordance with GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation in all material respects of the Purchaser’s financial condition as of their dates (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes); and (iv) contain and reflect adequate provisions for all material Liabilities for all material Taxes applicable to the Purchaser with respect to the periods then ended.

(c) Except as specifically disclosed, reflected or fully reserved against in the Purchaser Financial Statements, and for Liabilities and obligations of a similar nature and in similar amounts incurred in the Ordinary Course of business since the Purchaser’s formation, there are no material Liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Purchaser. All debts and Liabilities, fixed or contingent, which should have been included under GAAP on a balance sheet have been included in the Purchaser Financial Statements.

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(d) To the Purchaser’s Knowledge, since Purchaser’s IPO, the Purchaser has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of the Purchaser, (ii) a “material weakness” in the internal controls over financial reporting of the Purchaser to the Purchaser’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of the Purchaser who have a significant role in the internal controls over financial reporting of the Purchaser.

Section 5.13 Litigation. There is no Action (or any basis therefore) pending against any Purchaser Party, any of its officers or directors or any of its securities or any of its assets or Contracts before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Transaction Documents. There are no outstanding judgments against the Purchaser Parties. No Purchaser Party is, and has previously been, subject to any legal proceeding with any Authority.

Section 5.14 Compliance with Laws. No Purchaser Party is in violation of, has violated, or, to the Knowledge of the Purchaser, is under investigation with respect to any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign in each case, in any material respect nor, to the Knowledge of the Purchaser, is there any basis for any such charge and the Purchaser has not previously received any written subpoenas by any Authority.

Section 5.15 Compliance with Anti-Corruption & Anti-Money Laundering & Sanctions Law.

(a) Neither the Purchaser Parties from its formation to the date hereof, nor any of their respective representatives acting on their behalf, in their capacity as such, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) promised, offered, authorized, made or agreed to make any unlawful payment or promised, offered, authorized, provided or agreed to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the FCPA, the Criminal Law of the People’s Republic of China, the Anti-Unfair Competition Law of the People’s Republic of China or of any other applicable anti-bribery or Anti-Corruption Law. Neither the Purchaser Parties, nor any of their respective representatives acting on their behalf, in their capacity as such, has promised, offered, authorized, given or agreed to give any unlawful gift, similar unlawful benefit or anything of value in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser Parties or assist in connection with any actual or proposed transaction, in violation of any provision of the FCPA, the Criminal Law of the People’s Republic of China, the Anti-Unfair Competition Law of the People’s Republic of China or of any other applicable anti-bribery or Anti-Corruption Law. No Action with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened in writing against the Purchaser Parties.

(b) The operations of the Purchaser Parties are and have been since its formation, conducted in compliance with Anti-Money Laundering Laws in all applicable jurisdictions, including the maintenance of appropriate anti-money laundering programs pursuant to such Laws, and no material deficiencies in those programs have been identified, and no Action involving the Purchaser Parties with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened in writing.

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(c) Neither the Purchaser Parties, nor any of their respective directors or officers, or, to the Knowledge of the Purchaser, any other representative acting on behalf of the Purchaser Parties, is under Sanctions, or operating, organized, or resident in a country or territory that is the target of United States United Nations, European Union or the United Kingdom (as extended by the United Kingdom Authority to the Cayman Islands by virtue of Order in Council passed by a United Kingdom Authority) sanctions, and the Purchaser Parties have not since their formation, directly or, to their knowledge indirectly, loaned, contributed or otherwise made available funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country or territory that is the target of Sanctions or for the purpose of financing the activities of any Person that is the target of Sanctions, or has otherwise been in violation of Sanctions.

Section 5.16 Not an Investment Company. Each of the Purchaser Parties is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

Section 5.17 Tax Matters.

(a) All material Tax Returns required to be filed by or with respect to each Purchaser Party have been filed within the requisite period (taking into account any extensions) and such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by the Purchaser Parties have been or will be paid in a timely fashion or have been accrued for on the Financial Statements. No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of the Purchaser Parties have been asserted in writing by, and no written notice of any action, audit, assessment or other proceeding, in each case that is currently pending, with respect to such Tax Returns or any Taxes of a Purchaser Party has been received from, any Taxing Authority, and no dispute or assessment relating to such Tax Returns or such Taxes with any such Taxing authority is currently outstanding. The Purchaser Parties have not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment, other than any such actions, facts or circumstances contemplated by this Agreement and the other Transaction Documents. The Purchaser Parties have no current plan to dispose any asset of the Company Group after the Merger.

(b) There are no Liens for Taxes (other than Permitted Liens) on any assets of any Purchaser Party.

(c) In the past three (3) years, no written claims have been received by any Purchaser Party from any Taxing Authority in a jurisdiction where a Purchaser Party does not file Tax Returns that such Purchaser Party is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(d) No Purchaser Party is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no Purchaser Party is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

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(e) No Purchaser Party has taken any action, has omitted to take any action, or has any knowledge of any fact or circumstance, the taking, omission, or existence of which, as the case may be, would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment, other than any such actions, facts or circumstances contemplated by this Agreement and the other Transaction Documents.

Section 5.18 Contracts. All material Contracts to which any of the Purchaser Parties is a party and is required to be filed in any Purchaser SEC Document are available in full without redaction on the SEC’s website through EDGAR.

Section 5.19 Business Activities.

(a) Since its incorporation, each of the Purchaser Parties has not conducted any business activities other than activities related to Purchaser’s IPO or directed toward the accomplishment of a business combination. Except as set forth in the Organizational Documents of each of the Purchaser Parties or as otherwise contemplated by this Agreement and the Transaction Documents, there is no Contract to which any Purchaser Party is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of any Purchaser Party or any acquisition of property by any Purchaser Party or the conduct of business by each of the Purchaser Parties as currently conducted or as contemplated to be conducted as of the Closing. Except for the transactions contemplated under the Transaction Documents, each of the Purchaser Parties does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, each of the Purchaser Parties has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a business combination under Purchaser’s IPO Prospectus and the Organizational Documents of each of the Purchaser Parties.

(b) Merger Sub was formed solely for the purpose of effecting the transactions contemplated under the Transaction Documents and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated under the Transaction Documents and has no, and at all times prior to the Closing except as expressly contemplated by the Transaction Documents, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 5.20 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V, Purchaser hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Purchaser and its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its Affiliates or any of their respective representatives by, or on behalf of, Purchaser, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Purchaser nor any other Person on behalf thereof has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its Affiliates or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Purchaser (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any presentation or in any other information made available to the Company or any of its representatives or any other Person, and any such representations or warranties are expressly disclaimed.

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Section 5.21 No Outside Reliance. Notwithstanding anything contained in this Agreement, each of the Purchaser Parties and its respective equityholders, partners, investors, members and representatives, has made their own investigation of the Company and its Subsidiaries and that neither the Company nor any of its Affiliates, agents, advisors or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Schedule or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by the Purchaser Parties or its representatives) or reviewed by the Purchaser Parties otherwise) or management presentations that have been or shall hereafter be provided to Purchaser or any of its Affiliates, agents, advisors or representatives are not and will not be deemed to be representations or warranties of the Company, any of its Subsidiaries, or Company Shareholders, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing. Except as otherwise expressly set forth in this Agreement, each of the Purchaser Parties understands and agrees that any assets, properties and business of the Company and any of its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Article VI.
COVENANTS OF COMPANY AND PURCHASER PARTIES

Section 6.1 Conduct of the Business.

(a) From the date hereof through the Closing Date, each party shall, and shall cause its Subsidiaries to, except as contemplated or permitted by this Agreement or the other Transaction Documents, set forth on Schedule 6.1 of the Company Disclosure Schedule or consented to by the other party, conduct their respective business only in the Ordinary Course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not otherwise enter into any material transactions without the prior written consent of the other party, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, except as contemplated or permitted by this Agreement or the other Transaction Documents, set forth on Schedule 6.1 of the Company Disclosure Schedule, without the other party’s prior written consent (which shall not be unreasonably withheld), the Company and the Purchaser Parties shall not:

(i) amend, modify or supplement its Organizational Documents other than pursuant to this Agreement;

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(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other right or asset of the Company, which involve payments in excess of $1,000,000 with respect to the Company Group;

(iii) modify, amend or enter into any contract, agreement, license or, commitment, which obligates the payment of more than $1,000,000 with respect to the Company Group;

(iv) make any capital expenditures in excess of $1,000,000 (individually or in the aggregate) with respect to the Company Group;

(v) sell, lease, license or otherwise dispose of any of the Company’s assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein, (ii) sales of inventory in the Ordinary Course consistent with past practice, and (iii) not exceeding $1,000,000 with respect to the Company Group;

(vi) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay any other payments to any stockholder or shareholder (other than, in the case of any stockholder or shareholder that is an employee, payments of salary accrued in said period at the current salary rate);

(vii) authorize any salary increase of more than 10% for any Company Group employee making an annual salary equal to or greater than $1,000,000 on an annual basis or materially change the bonus or profit sharing policies of the Company with respect to the Company Group;

(viii) obtain or incur any loan or other Indebtedness in excess of $1,000,000 with respect to the Company Group, including drawings under the Company’s existing lines of credit;

(ix) suffer or incur any Lien on the Company Group’s or the Purchaser Parties’ material assets, except for Permitted Liens or the Liens incurred in the Ordinary Course of business consistent with past practice;

(x) suffer any damage, destruction or loss of property related to any of the Company’s assets, whether or not covered by insurance, the aggregate value of which, following any available insurance reimbursement, exceed $1,000,000 with respect to the Company Group;

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(xi) merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xii) allow to lapse any insurance policy protecting any of the Company’s assets with an aggregate coverage amount in excess of $1,000,000 with respect to the Company Group;

(xiii) make any material change in its accounting principles other than in accordance with the applicable accounting policies or methods or write down the value of any inventory or assets other than in the Ordinary Course of business consistent with past practice;

(xiv) change the principal place of business or jurisdiction of organization;

(xv) extend any loans other than travel or other expense advances to Company Group employees in the Ordinary Course of business or with the principal amount not exceeding $1,000,000 with respect to the Company Group;

(xvi) except for any Purchaser Share Redemption, issue, redeem or repurchase any capital stock or share, membership interests or other securities, or issue any securities exchangeable for or convertible into any share or any shares of its capital stock;

(xvii) adopt or amend any Company employee benefit plan (or any plan, policy or arrangement that would be a Company employee benefit plan if so adopted), or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director, officer, employee or contractor, or increase the salaries or wage rates of its directors, officers, employees or independent contractors other than in the ordinary course consistent with past practices;

(xviii) acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or Person or division thereof or otherwise acquire any assets;

(xix) adopt a plan of complete or partial liquidation, dissolution, merger, division transaction, consolidation or recapitalization;

(xx) make or change any material Tax election or change any annual Tax accounting periods; or

(xxi) undertake any legally binding obligation to do any of the foregoing.

(b) From the date hereof through the Closing Date, the Purchaser shall remain a “blank check company” as defined under the Securities Act, shall not conduct any business operations other than in connection with this Agreement and Ordinary Course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, through the Closing Date, other than in connection with the transactions contemplated by this Agreement, without the Company’s prior written consent, the Purchaser Parties shall not amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser Parties.

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(c) Neither party shall (i) take or agree to take any action that would reasonably be expected to make any representation or warranty of such party inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any material respect at any such time.

Section 6.2 Alternative Proposal and Alternative Transaction. From the date hereof through the earlier of (x) termination of this Agreement in accordance with Article XI and (y) the Closing, other than in connection with the transactions contemplated hereby, neither the Company, on the one hand, nor the Purchaser Parties, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company or the Purchaser Parties (other than the transactions contemplated by this Agreement and the other Transaction Documents): (1) any merger, consolidation, share exchange, business combination, merger, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (2) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the Ordinary Course of business) or any class or series of the share capital or capital stock or other equity interests of the Company or the Purchaser Parties in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company or the Purchaser Parties or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within two (2) Business Days after receipt) advise the other parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal. The Company on one hand and the Purchaser Parties one the other hand shall keep the other party informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

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Section 6.3 Access to Information. From the date hereof until and including the Closing Date, each of the Company on one hand and the Purchaser Parties on the other hand shall, to the best of their abilities, (a) continue to give the other party, its legal counsel and other representatives full access to the offices, properties, and Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company or the Purchaser Parties as such Persons may reasonably request and (c) cause its respective employees, legal counsel, accountants and representatives to cooperate with the other party in such other party’s investigation of its business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or the Purchaser Parties and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or the Purchaser Parties. Notwithstanding anything to the contrary in this Agreement, no party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law, provided that the non-disclosing party must advise the other party that it is withholding such access and/or information and (to the extent reasonably practicable) and provide a description of the access not granted and/or information not disclosed.

Section 6.4 Notices of Certain Events. Each of the Company on one hand and the Purchaser Parties on the other hand shall promptly notify the other party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement would reasonably be expected to give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company Share or share capital or capital stock of the Purchaser Parties or any of the Company’s or the Purchaser Parties’ assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Transaction Documents;

(c) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Transaction Documents;

(d) with respect to the Company, the occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result in a Company Material Adverse Effect; and with respect to the Purchaser Parties, the occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result in a Purchaser Material Adverse Effect; and

(e) the occurrence of any fact or circumstance which results, or would reasonably be expected to result, in any representation made hereunder by such party to be false or misleading in any material respect or to omit or fail to state a material fact.

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Section 6.5 Proxy/Registration Statement and Requisite Approval.

(a) Proxy/Registration Statement.

(i) As promptly as reasonably practicable after the execution of this Agreement and subject to receipt by Purchaser of the necessary and proper financial statements of the Company and its Subsidiaries under SEC rules and regulations, the Purchaser Parties and with the assistance, cooperation and reasonable best efforts of the Company, shall prepare, and file with the SEC, a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement, the “Proxy/Registration Statement”) relating to (1) the Purchaser Shareholders’ Meeting to approve and adopt: (A) amendments to Purchaser’s Organizational Documents to remove the limitations on Purchaser’s redemptions of Purchaser Class A Ordinary Shares if such redemptions would cause the net tangible assets of Purchaser to be less than $5,000,001 (the “NTA Proposal”), (B) the Business Combination (as defined in Purchaser’s Organizational Documents), this Agreement, the Plan of Merger and the other Transaction Documents, the Merger and the other Transactions (the “Business Combination Proposal”), (C) the change of name of the Purchaser to “Tyfon Culture Inc.” (the “Change of Name Proposal”), (D) the amendment and restatement of the Purchaser Organizational Documents in accordance with Section 2.5(b) (the “Organizational Documents Proposal”), (E) a change of the authorized share capital of Purchaser (the “Authorized Share Capital Proposal”), (F) the appointment and removal of the directors of the Purchaser in accordance with Section 2.4 (the “Director Appointment Proposal”), (G) the issuance of the Consideration Shares in accordance with NASDAQ listing and continuing listing standards (the “Nasdaq Proposal”), (H) the Omnibus Incentive Plan (the “Omnibus Incentive Plan Proposal”), (I) any other proposals as reasonably agreed by the Purchaser and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, (J) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto, and (K) adjournment of the Purchaser Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (the “Adjournment Proposal”) (such proposals in (A) through (K), collectively, the “Transaction Proposals”), and (2) the registration under the Securities Act of the Consideration Shares to be issued to the Company Shareholders pursuant to this Agreement. The Purchaser Parties, and with the assistance and cooperation of the Company, shall use their reasonable best efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Purchaser Parties shall take any action required under any applicable federal or state securities Laws in connection with the issuance of Purchaser Class A Ordinary Shares pursuant to this Agreement. As promptly as practicable after finalization and effectiveness of the Proxy/Registration Statement, Purchaser shall use reasonable best efforts to within five Business Days thereof, mail the Proxy/Registration Statement to the Purchaser Shareholders.

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(ii) Each of the Purchaser Parties and the Company shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equity holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, or any other statement, filing, notice or application made by or on behalf of the Purchaser Parties, the Company or their respective Affiliates to any regulatory Authority (including Nasdaq) in connection with the Transactions. None of the information provided by the Company Group to the Purchaser Parties for inclusion in the Proxy/Registration Statement, including, without limitation, financial statements, beneficial and legal ownership of Company Shares and description of the business of the Company Group shall (i) contain any material misstatement regarding the Company Group or its financial condition, business operations, assets, liabilities, officers, directors or affiliates or (ii) omit any material information related to the Company Group or its financial condition, business operations, assets, liabilities, officers, directors or affiliates.

(iii) Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually agreed upon by the Purchaser Parties and the Company. The Purchaser Parties will advise the Company, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Purchaser Class A Ordinary Shares to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide the Company a reasonable opportunity to provide comments and amendments to any such filing. The Purchaser Parties and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendment to the Proxy/Registration Statement filed in response thereto.

(iv) If, at any time prior to the Effective Time, any information, event or circumstance relating to any Purchaser Party or their respective officers or directors, should be discovered by a Purchaser Party which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, Purchaser shall promptly inform the Company. If, at any time prior to the Effective Time, any information, event or circumstance relating to the Company, any of its Subsidiaries or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, the Company shall promptly inform the Purchaser. Thereafter, the Purchaser Parties and the Company shall promptly cooperate in the preparation and filing of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information and the Purchaser Parties shall promptly file such amendment or supplement with the SEC and, to the extent required by the Organizational Documents of the Purchaser or by Law, disseminate such amendment or supplement to the Purchaser Shareholders.

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(b) Purchaser Shareholders’ Approval.

(i) Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, Purchaser shall establish a record date for, duly call, give notice of, convene and hold an extraordinary general meeting of the Purchaser Shareholders (including any adjournment or postponement thereof, the “Purchaser Shareholders’ Meeting”) to be held as promptly as reasonably practicable following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of voting on the Transaction Proposals and obtaining the Purchaser Shareholders’ Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), providing Purchaser Shareholders with the opportunity to elect to effect a Purchaser Share Redemption and such other matter as may be mutually agreed by Purchaser and the Company. Purchaser will use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the adoption of the Transaction Proposals and will take all other action necessary or advisable to obtain such proxies and Purchaser Shareholders’ Approval and (B) to obtain the vote or consent of its shareholders required by and in compliance with all applicable Law, Nasdaq rules and the Organizational Documents of Purchaser. Purchaser (X) shall consult with the Company regarding the record date and the date of the Purchaser Shareholders’ Meeting and (Y) shall not adjourn or postpone the Purchaser Shareholders’ Meeting without the prior written consent of Company; provided, however, that Purchaser shall adjourn or postpone the Purchaser Shareholders’ Meeting (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that Purchaser reasonably determines is necessary to comply with applicable Laws, is provided to the Purchaser Shareholders in advance of a vote on the adoption of this Agreement, (2) if, in the case of a postponement, as of the time that the Purchaser Shareholders’ Meeting is originally scheduled, there are insufficient shares of Purchaser represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Purchaser Shareholders’ Meeting, or (3) if, as of the time that the Purchaser Shareholders’ Meeting is originally scheduled, adjournment or postponement of the Purchaser Shareholders’ Meeting is necessary to enable Purchaser to solicit additional proxies required to obtain Purchaser Shareholders’ Approval; provided further, however, that Purchaser shall adjourn or postpone on not more than three occasions without the Company’s prior written consent and so long as the date of the Purchaser Shareholders’ Meeting is not adjourned or postponed more than an aggregate of 45 consecutive days in connection with such adjournment or postponement.

(ii) The Proxy/Registration Statement shall include a statement to the effect that the board of directors of the Purchaser has unanimously recommended that the Purchaser Shareholders vote in favor of the Transaction Proposals at the Purchaser Shareholders’ Meeting (such statement, the “Purchaser Board Recommendation”) and neither the board of directors of the Purchaser nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Purchaser Board Recommendation unless in strict observance of their common law or fiduciary duties.

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Section 6.6 Omnibus Incentive Plan. As soon as practical after the Signing Date, and in any event prior to the filing of the Proxy/Registration Statement, the Purchaser and the Company shall mutually agree upon a form of customary omnibus incentive plan to be adopted by the Company upon the Closing (the “Omnibus Incentive Plan”).

Section 6.7 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement and the Transaction Documents, including taking such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. The parties hereto shall execute and deliver such other documents, certificates, financial statements, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement and the Transaction Documents.

Section 6.8 Confidentiality; Public Announcements.

(a) Except as necessary to complete the Proxy/Registration Statement, the Company, on the one hand, and the Purchaser Parties, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy/Registration Statement.

(b) Except as otherwise provided herein (including the filing of the Proxy/Registration Statement or as required by applicable Law), none of the parties shall make any disclosure or permit any of their respective Affiliates to make any public disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement unless previously approved by Purchaser and the Company in writing, which approval shall not be unreasonably conditioned, withheld or delayed, and:

(i) Purchaser and the Company shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement;

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(ii) Purchaser and the Company shall cooperate in good faith with respect to the prompt preparation of, and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, which the Purchaser shall file with the SEC;

(iii) Prior to Closing, Purchaser and the Company shall mutually agree upon and prepare the press release announcing the consummation of the Transactions, which shall be issued by the Purchaser concurrently with or promptly after the Closing;

(iv) Purchaser and the Company shall cooperate in good faith with respect to the preparation of, and, at least five (5) days prior to the Closing, a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountant and the other “Form 10” information required to be included therein, which shall be filed by the Company with the SEC concurrently with the Closing, or as soon as practicable (but in any event within four (4) Business Days of the Closing).

Section 6.9 Government Authority Inquiries and Investigations. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Company Group, on the one hand, and the Purchaser Parties, on the other hand, shall give counsel for the Company and Purchaser, a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any governmental Authority relating to the transactions contemplated by this Agreement or the Transaction Documents, to the extent permitted by Law. Each of the parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent not prohibited by Law or by such governmental Authority, gives, such other party the opportunity to attend and participate in such meeting or discussion.

Section 6.10 Private Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Company, on the one hand, and the Purchaser, on the other hand, shall each notify the other in writing promptly, to the extent permitted by Law, after learning of any stockholder demands or other stockholder proceedings (including derivative claims) relating to this Agreement, any Transaction Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against any of the Company Group members or the Purchaser Parties or any officer or director of Purchaser. Purchaser and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation (to the extent permitted by Law and whereby such action would not jeopardize an attorney-client privilege or the attorney work product doctrine), (ii) give the other party the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other party’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with the other party, including with respect to the defense, settlement and compromise of any such Transaction Litigation.

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Section 6.11 PIPE Financing. The parties shall also use their reasonable best efforts to enter into and consummate subscription agreements with investors relating to a private equity investment in Purchaser Class A Ordinary Shares (or other equity securities of Purchaser or debt or other securities that are convertible into equity securities of Purchaser) in connection with a private placement, and/or enter into backstop arrangements with potential investors, in either case on terms mutually agreeable to the parties (the “PIPE Financing”).

Section 6.12 Tax Matters. Following the Closing Date, with respect to any taxable year during which the Purchaser is a “passive foreign investment company” within the meaning of Section 1297(a) of the Code (“PFIC”) or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code (“CFC”), Purchaser shall provide to the Persons who were Purchaser Shareholders prior to the Closing Date information reasonably necessary for such Person (or its direct or indirect owners) to compute any income or gain arising as a result of the Purchaser’s status as a PFIC or, upon the request of an applicable Purchaser Shareholder, a CFC, including by timely: (a) publicly posting a PFIC Annual Information Statement (as defined in Treasury Regulations Sections 1.1295-1(g)(1)) to Purchaser’s website to enable such Person to make or maintain a “Qualifying Electing Fund” election under Section 1295 of the Code for any taxable period in which there is a substantial likelihood that Purchaser is a “passive foreign investment company” and (ii) upon the request of an applicable Purchaser Shareholder, providing information to enable the applicable Person to report its allocable share of “subpart F” income under Section 951 of the Code for such taxable period.

Article VII.
COVENANTS OF THE COMPANY

The Company agrees that:

Section 7.1 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company shall duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

Section 7.2 PCAOB Financials. As soon as practicable after the Signing Date, but in no event later than the date Purchaser and the Company are otherwise prepared to complete the initial filing of the Purchaser’s registration statement on Form F-4, the Company will deliver to the Purchaser Parties the audited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2022 and 2023, prepared in conformity with GAAP under the standards of the Public Company Accounting Oversight Board (the “PCAOB Financials”). The PCAOB Financials will be complete and accurate and fairly present in all material respects, in conformity with GAAP applied on a consistent basis in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Company Group will provide additional financial information as reasonably requested by the Purchaser Parties for inclusion in any filings to be made by the Purchaser Parties with the SEC.

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Section 7.3 No Trading in Securities of Purchaser. During the period commencing upon the date of this Agreement and the Closing, except as otherwise expressly contemplated by this Agreement, the Company shall not, and shall cause its officers, directors and Affiliates and Subsidiaries not to, engage in any transactions involving any Purchaser Securities without the prior written consent of Purchaser, and otherwise in compliance with the rules and regulations of the United States Securities and Exchange Commission and applicable Law.

Section 7.4 Trust Waiver. Reference is made to the final prospectus of the Purchaser, dated as of October 20, 2021 (File Nos. 333-257861) (the “Prospectus”). The Company hereby represents and warrants that it has read the Prospectus and understands that the Purchaser has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Purchaser’s public shareholders (including overallotment shares acquired by the Purchaser’s underwriters, the “Public Shareholders”), and that, except as otherwise described in the Prospectus, the Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their the Purchaser shares in connection with the consummation of the Purchaser’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Shareholders if the Purchaser fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, which has been extended to July 25, 2024 and is subject to further extension in accordance with the Company’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes or (d) to the Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of the Purchaser entering into this Agreement and discussions with the Company regarding the possible Transaction (which may include a Business Combination), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between the Purchaser or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that the Company or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with the Purchaser or its affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Purchaser and its affiliates to induce the Purchaser to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its affiliates under applicable law. To the extent the Company or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the Purchaser or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or its affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Company or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Purchaser or its Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, the Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company and its affiliates the associated legal fees and costs in connection with any such action, in the event the Purchaser or its Representatives, as applicable, prevails in such action or proceeding.

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Section 7.5 CSRC Filing. Not later than three (3) Business Days following the initial filing of the Purchaser’s registration statement on Form F-4, the Company will file with the CSRC the CSRC Filing Report and other applicable CSRC Filings in accordance with the CSRC Filing Rules. The Company will keep current the CSRC Filing Report and timely file all necessary CSRC Filings and otherwise comply with its filing obligations under the CSRC Filing Rules and other applicable Laws (if any).

Section 7.6 Shareholders’ Agreement. As of the Closing, all rights of the parties to the Shareholders’ Agreement under Sections 3.1 to 3.9 thereof shall immediately and automatically terminate and no such rights shall survive the Closing.

Section 7.7 Public Relations Support. As promptly as reasonably practicable following the date of this Agreement, the Company will engage a reputable third party, such as ICR, Inc. or Gateway Group to provide strategic investor relations and public relations support (the “IR Consultant”).

Section 7.8 Company Shareholder Approval. Upon the terms set forth in this Agreement, the Company shall, at its option, (i) seek to obtain the Company Shareholders Approval in the form of a written resolution (the “Written Consent”) by all of the shareholders of the Company entitled to vote at a general meeting of the Company within seventy-two (72) hours after the Proxy/Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to shareholders, or (ii) in the event the Company determines it is not able to obtain the Written Consent, the Company shall duly convene a meeting of the shareholders of the Company for the purpose of voting solely upon the adoption of this Agreement, the other agreements contemplated hereby and the Transactions, as soon as reasonably practicable after the Proxy/Registration Statement is declared effective. The Company shall use its commercially reasonable efforts to obtain the Company Shareholders Approval at such meeting of the shareholders of the Company and shall take all other action reasonably necessary or advisable to secure the Company Shareholders Approval as soon as reasonably practicable after the Proxy/Registration Statement is declared effective. The Board of Directors of the Company shall recommend to its shareholders that they approve this Agreement and the Merger.

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Article VIII.
COVENANTS OF PURCHASER PARTIES

Section 8.1 Nasdaq Listing. From the date hereof through the Effective Time, Purchaser shall ensure Purchaser remains listed as a public company on Nasdaq, and shall prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the Consideration Shares issuable in the transactions contemplated hereby and shall obtain approval for the listing of such shares. After the date hereof and prior to the Closing, the Company will preserve the reservation of the ticker symbol “TFCI” on Nasdaq.

Section 8.2 Public Filings. From the date hereof through the Closing, Purchaser shall keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 8.3 Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to Trustee (which notice Purchaser shall provide to Trustee in accordance with the terms of the Trust Agreement)), Purchaser shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including causing the documents, opinions and notices required to be delivered to Trustee pursuant to the Trust Agreement to be so delivered, for the following: (a) the redemption of any Purchaser Class A Ordinary Shares in connection with the Purchaser Share Redemption; (b) the payment of the Transaction Expenses, and (c) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to Purchaser in accordance with the Trust Agreement, all of which shall subsequently be contributed to the Surviving Corporation for its working capital and general corporate purpose.

Section 8.4 Post-Closing Directors and Officers of Purchaser. Subject to the terms of the Purchaser’s Organizational Documents, Purchaser shall take all such action within its power as may be necessary or appropriate such that, with effect from the Effective Time:

(a) Purchaser shall deliver to the Company written resignations, effective as of the Closing, of the existing officers and directors of Purchaser as requested by the Company.

(b) Effective upon Closing, the Purchaser’s board of directors shall be a classified board with three (3) classes of directors as follows:

(i) a first class of directors, consisting of two (2) directors initially serving a term effective from the Closing until the first annual meeting of the shareholders of Purchaser held after the Closing, (i) one (1) of whom shall be initially designated by the Company, and (ii) one (1) of whom shall be initially designated by the Purchaser and reasonably acceptable to the Company, who shall qualify as an independent director under the Securities Act and Nasdaq rules and;

(ii) a second class of directors, consisting of two (2) directors initially serving a term effective from the Closing until the second annual meeting of the shareholders of Purchaser held after the Closing, (i) one (1) of whom shall be initially designated by the Company, and (ii) one (1) of whom shall be initially designated by the Purchaser and reasonably acceptable to the Company, who shall qualify as an independent director under the Securities Act and Nasdaq rules; and

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(iii) a third class of directors, consisting of three (3) directors initially serving a term effective from the Closing until the third annual meeting of the shareholders of Purchaser held after the Closing, all of whom shall be initially designated by the Company.

(c) From and after the Effective Time, the officers of Purchaser shall be the same as the officers of the Surviving Corporation (the “Post-Closing Officers”), who shall serve in such capacity in accordance with the terms of Purchaser’s Organizational Documents following the Effective Time.

(d) The parties shall consult in good faith to ensure the board of directors and its committees comply with exchange listing rules in all respects.

Section 8.5 D&O Indemnification and Insurance.

(a) From and after the Effective Time, Purchaser agrees that it shall indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to their business) and (y) Purchaser and each of its Subsidiaries (the Persons in the foregoing (x) and (y) are collectively referred to as, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Purchaser or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Purchaser shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Organizational Documents concerning the indemnification (including provisions relating to expense advancement) of Purchaser’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Organizational Documents of the Company, Purchaser or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six (6) years from the Effective Time, Purchaser shall maintain in effect directors’ and officers’ liability insurance (“D&O Tail”) covering those Persons who are currently covered by Purchaser’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Purchaser or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Purchaser be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Purchaser or the Company, as applicable, for such insurance policy for the year ended December 31, 2023; provided, however, that (i) Purchaser may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 8.5 shall be continued in respect of such claim until the final disposition thereof.

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(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.5 shall survive the Closing indefinitely and shall be binding, jointly and severally, on Purchaser and all successors and assigns of Purchaser. In the event that Purchaser or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Purchaser shall ensure that proper provision shall be made so that the successors and assigns of Purchaser shall succeed to the obligations set forth in this Section 8.5.

(d) On the Closing Date, Purchaser shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Purchaser with the post-Closing directors and officers of Purchaser, which indemnification agreements shall continue to be effective following the Closing.

Section 8.6 Section 16 Matters. Prior to the Closing, the board of directors of Purchaser, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Purchaser Class A Ordinary Shares pursuant to this Agreement and the other agreements contemplated hereunder, by any Person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Purchaser following the Closing shall be exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 8.7 Shareholder Litigation. In the event that any litigation related to this Agreement, any Transaction Document or the transactions contemplated hereby or thereby is brought, or, to the Knowledge of the Purchaser Parties, threatened in writing, against Purchaser or the board of directors of Purchaser by any of Purchaser’s shareholders prior to the Closing, Purchaser shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Purchaser shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

Section 8.8 Extension. If the Parties reasonably believe the Effective Time will not occur prior to October 25, 2024, the Purchaser shall, upon the written request of the Company, use commercially reasonable efforts to effect an extension of the expiration date in the Purchaser’s Organizational Documents to complete the Business Combination (as defined in Purchaser’s Organizational Documents), so long as the consummation of the Transactions following such date would not be, nor would reasonably be expected to be, permanently enjoined or prohibited by the terms of any final, nonappealable governmental Order or any Law.

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Section 8.9 Sponsor Borne Excess Purchaser Transaction Expenses. The Purchaser shall cause the Sponsor to pay in full or otherwise settle in full all Sponsor Borne Excess Purchaser Transaction Expenses prior to Closing, with no remaining Liability to the Purchaser; provided, however, that any Sponsor Borne Excess Purchaser Transaction Expenses incurred due to a CSRC Delay will be paid in cash fifty percent (50%) by Purchaser and fifty percent (50%) by Sponsor.

Article IX.
CONDITIONS TO CLOSING

Section 9.1 Condition to the Obligations of the Parties. The obligations of all of the parties hereto to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(b) There shall not be any Action brought by a third party to enjoin or otherwise restrict the consummation of the Closing and the Merger.

(c) The SEC shall have declared the Proxy/Registration Statement effective and no stop order suspending the effectiveness of the Proxy/Registration Statement or any part thereof shall have been issued.

(d) The Purchaser Shareholders’ Approval has been duly obtained.

(e) The Company Shareholders Approval has been obtained.

(f) The Purchaser, as the sole shareholder of Merger Sub, has passed a special resolution of Merger Sub approving this Agreement, the Plan of Merger and the consummation of the Transactions.

(g) the CSRC shall have accepted the CSRC Filings and published the filing results in respect of the CSRC Filings on its website, and such notice of acceptance and/or filing results published remains valid and is not otherwise rejected, revoked, withdrawn, amended or invalidated prior to 8:00 a.m. on the Closing Date.

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Section 9.2 Conditions to Obligations of the Purchaser Parties. The obligation of the Purchaser Parties to consummate the Closing is subject to the satisfaction, or the waiver at the Purchaser Parties’ sole and absolute discretion, of all the following further conditions:

(a) The Company Group shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the Company contained in Article IV in this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Company Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement, and (ii) be true and correct as of the Closing Date (except for the representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Company Material Adverse Effect.

(c) The Purchaser Parties shall have received a certificate signed by the chief executive officer of the Company to the effect set forth in clauses (a) and (b) of this Section 9.2.

(d) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, would reasonably be expected to have a Company Material Adverse Effect, regardless of whether it involved a known risk.

(e) The Company shall have delivered to the Purchaser the Allocation Statement in accordance with Section 3.1.

(f) The Company shall have delivered to the Purchaser a copy of the Lock-up Agreement duly executed by each Major Company Shareholder.

Section 9.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a) The Purchaser Parties shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the Purchaser Parties contained in Article V of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Purchaser Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement and (ii) be true and correct as of the Closing Date (except for representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Purchaser Material Adverse Effect.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, would reasonably be expected to have a Purchaser Material Adverse Effect on the Purchaser Parties, regardless of whether it involved a known risk.

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(d) (i) Purchaser Class A Ordinary Shares shall remain listed for trading on Nasdaq; (ii) the listing application with Nasdaq in connection with the Transactions shall have been conditionally approved by Nasdaq; and (iii) as of the Closing, Purchaser shall satisfy any applicable listing requirements of Nasdaq and shall not have received any written notice from Nasdaq that it is not in compliance with the applicable Nasdaq listing requirements that has not been subsequently withdrawn by Nasdaq or appropriately remedied or satisfied prior to the Closing.

(e) With effect from the Effective Time, the Persons identified in Section 8.4 shall have been elected to the board of directors of the Purchaser simultaneously with the Closing, and all existing officers and members of the board of directors of the Purchaser shall have executed written resignations to the extent requested by the Company.

(f) The Company shall have received a certificate signed by the chief executive officer of the Purchaser to the effect set forth in clauses (a) through (g) of this Section 9.3.

(g) The Purchaser shall have delivered a copy of the Registration Rights Agreement duly executed by the Purchaser.

(h) The Sponsor Support Agreement shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect, and Sponsor shall have complied with its obligations thereunder in all material respects.

Article X.
DISPUTE RESOLUTION

Section 10.1 Arbitration.

(a) The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b) If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of either side. The Arbitrator shall be selected within thirty (30) days of such written request.

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(c) The laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d) The arbitration shall be held in New York, New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e) On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 10.1(c).

(f) The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(h) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in New York, New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i) The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement, unless resulting from the gross negligence or willful misconduct of the person indemnified.

(j) This arbitration section shall survive the termination of this Agreement.

Section 10.2 Waiver of Jury Trial; Exemplary Damages.

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENTS, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY TRANSACTION DOCUMENTS.

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(b) Each of the parties to this Agreement acknowledges that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledges that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

Article XI.
TERMINATION

Section 11.1 Termination without Default. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) In the event that the Closing of the transactions contemplated hereunder has not occurred by December 31, 2024 (the “Outside Closing Date”) and no material breach of this Agreement by the party seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 11.2 hereof), the Purchaser Parties or the Company, as the case may be, shall have the right, at its sole option, to terminate this Agreement without liability to the other side upon written notice to the other side;

(b) By either Purchaser or the Company if any governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, including the Merger;

(c) By either Purchaser or the Company if any of the Transaction Proposals, other than the Adjournment Proposal, shall fail to receive the Purchaser Shareholders’ Approval; or

(d) By written consent of the Company and Purchaser.

Section 11.2 Termination upon Default.

(a) The Purchaser Parties may terminate this Agreement by giving notice to the Company, without prejudice to any rights or obligations the Purchaser Parties may have, if the Company shall have materially breached any of its covenants, agreements, representations, and warranties contained herein or in any Transaction Documents to be performed on or prior to the Closing Date and such breach shall not be cured within fifteen (15) days following receipt by the Company of a notice describing in reasonable detail the nature of such breach.

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(b) The Company may terminate this Agreement by giving notice to any Purchaser Party, without prejudice to any rights or obligations the Company may have, if any Purchaser Party shall have materially breached any of its covenants, agreements, representations, and warranties contained herein or in any Transaction Documents to be performed on or prior to the Closing Date and such breach shall not be cured within fifteen (15) days following receipt by such Purchaser Party of a notice describing in reasonable detail the nature of such breach.

Section 11.3 Effect of Termination. In the event that this Agreement is terminated pursuant to Section 11.2 hereof, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Article X and Article XIII.

Article XII.
INTENTIONALLY OMITTED

Article XIII.
MISCELLANEOUS

Section 13.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 5:00PM Eastern Time on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 5:00PM Eastern Time on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or the Surviving Corporation following the Closing), to:

Tyfon Culture Holdings Limited

11/F, Block A Chengjian Building

Xiangcheng District Suzhou Jiangsu PRC

Attn: Rafael Li; Chen Hua

Email: rafael.li@taifeng.ltd; huachen@taifeng.ltd

with a copy to (which shall not constitute notice):

K&L Gates LLP

599 Lexington Avenue

New York, NY 10022

Attention: Max Gu; Robert S. Matlin; Jonathan M. Barron

Email: max.gu@klgates.com; robert.matlin@klgates.com; jonathan.barron@klgates.com

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if to Purchaser and Merger Sub

Global Technology Acquisition Corp. I

c/o Ogier Global (Cayman) Limited

89 Nexus Way, Camana Bay

Grand Cayman, KY1-9009, Cayman Islands

Attn: Thomas D. Hennessy

Email: thennessy@hennessycapitalgroup.com

with a copy to (which shall not constitute notice):

Sidley Austin LLP

1999 Avenue of the Stars

Los Angeles, CA 90067

Attn.: Joshua DuClos

Email: jduclos@sidley.com

Section 13.2 Non-survival or Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XIII and any corresponding definitions set forth in Article I.

Section 13.3 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each of the Purchaser Parties and the Company, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

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Section 13.4 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person drafted this Agreement or such provision.

Section 13.5 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Purchaser and the Company; provided, that no such party shall be required to obtain consent pursuant to this Section 13.5(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 13.5(a).

(b) The restriction in Section 13.5(a) shall not apply to the extent the public announcement is required by applicable securities Law, any governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall, to the extent practicable, use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing

Section 13.6 Expenses. Except as otherwise set forth in this Agreement, each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby; provided that, if the Closing shall occur, Purchaser shall bear and pay, at or promptly after Closing, the Company Transaction Expenses and the Purchaser Transaction Expenses incurred in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including but not limited to, fees and expenses of counsel, accountants, consultants, advisors, investment bankers and financial advisors of each of Purchaser and the Company, but specifically excluding the Sponsor Borne Excess Purchaser Transaction Expenses.

Section 13.7 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

Section 13.8 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

Section 13.9 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

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Section 13.10 Entire Agreement. This Agreement together with the other Transaction Documents, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Transaction Documents, including any exhibits and schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Transaction Documents, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Transaction Documents, except those expressly stated herein or therein.

Section 13.11 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

Section 13.12 Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company Group.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the Company Disclosure Schedule.

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(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) All monetary figures used herein shall be in United States dollars unless otherwise specified.

(h) A reference to a statute or statutory provision includes, to the extent applicable at any relevant time: (i) that statute or statutory provision as from time to time consolidated, modified, re-enacted or replaced by any other statute or statutory provision; (ii) any repealed statute or statutory provision which it re-enacts (with or without modification); and (iii) any subordinate legislation or regulation made under the relevant statute or statutory provision.

Section 13.13 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

Section 13.14 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

Section 13.15 Waiver of Conflicts. Recognizing that K&L Gates LLP (“KLG”) acted as legal counsel to the Company and certain of their respective affiliates prior to the Closing, and that KLG may act as legal counsel to the Surviving Corporation and one or more of its Subsidiaries after the Closing, each of the Company and the Surviving Corporation (including on behalf of the Surviving Corporation’s Subsidiaries) hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with KLG representing any of the Company, the Surviving Corporation or any of its Subsidiaries and any of their respective affiliates after the Closing.

Section 13.16 Specific Performance.

(a) The parties hereby agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger or the other Transactions) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the parties agree that each party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in accordance with this Agreement this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy);

(b) Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

[The remainder of this page intentionally left blank; signature page to follow]

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IN WITNESS WHEREOF, each of the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

Purchaser	Global Technology Acquisition Corp. I

	By:	/s/ Thomas Hennessy
	Name:	Thomas Hennessy
	Title:	Chief Executive Officer

Merger Sub	Global Technology Merger Sub Corporation

	By:	/s/ Thomas Hennessy
	Name:	Thomas Hennessy
	Title:	Authorized Person

Company	Tyfon Culture Holdings Limited

	By:	/s/ Ting Hu
	Name:	Ting Hu
	Title:	Chairwoman

Signature Page to Business Combination and Merger Agreement

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Annex 1

Plan of Merger

THIS PLAN OF MERGER is made on [                             ], 2024.

BETWEEN:

(1)	Tyfon Culture Holdings Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands, having its registered office at Vistra (Cayman) Limited, P.O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 – 1205 Cayman Islands (“Tyfon” or the “Surviving Company”); and

(2)	Global Technology Merger Sub Corporation, an exempted company limited by shares incorporated under the laws of the Cayman Islands, having its registered office at c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay Grand Cayman, KY1-9009, Cayman Islands (the “Merging Company” and together with Tyfon or the Surviving Company, the “Constituent Companies”); and

(3)	Global Technology Acquisition Corp. I, an exempted company limited by shares incorporated under the laws of the Cayman Islands, having its registered office at c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay Grand Cayman, KY1-9009, Cayman Islands (the “Purchaser”).

WHEREAS:

A.	The respective boards of directors of Tyfon and the Merging Company have approved the merger of Tyfon and the Merging Company, with the Surviving Company continuing as the surviving company (as defined in the Cayman Companies Act, as defined below) of the Merger (the “Merger”) and becoming a wholly-owned subsidiary of Global Technology Acquisition Corp. I, upon the terms and subject to the conditions of the business combination and merger agreement dated as of [ ] 2024 between Purchaser, the Merging Company and Tyfon (the “Agreement”) a copy of which is annexed as Annex A to this Plan of Merger, and pursuant to the provisions of Part XVI of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”).

B.	The directors and shareholders of each of the Surviving Company and the Merging Company have approved the execution and delivery of the Agreement and this Plan of Merger, respectively, and the performance of its obligations thereunder, respectively, on the terms and subject to the conditions set forth herein and otherwise in accordance with the Cayman Companies Act.

C.	This Plan of Merger is made in accordance with section 233 of the Cayman Companies Act.

D.	Purchaser wishes to enter into this Plan of Merger solely for the purposes of clause [13].

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IT IS AGREED:

CONSTITUENT COMPANIES

1.	The constituent companies (as defined in the Cayman Companies Act) to this Plan of Merger are Tyfon and the Merging Company.

NAME OF THE SURVIVING CORPORATION

2.	The surviving company (as defined in the Cayman Companies Act) is the Surviving Company which will continue to be named Tyfon Culture Holdings Limited.

REGISTERED OFFICE

3.	The registered office of the Surviving Company is at Vistra (Cayman) Limited, P.O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 – 1205 Cayman Islands. Following the Merger, the registered office of the Surviving Company will be at c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay Grand Cayman, KY1-9009, Cayman Islands.

4.	The registered office of the Merging Company is at c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay Grand Cayman, KY1-9009, Cayman Islands.

AUTHORISED SHARE CAPITAL

5.	Immediately prior to the Effective Date (as defined below), the authorized share capital of Tyfon was US$50,000 divided into 1,000,000,000 ordinary shares of par value of US$0.00005 each.

6.	Immediately prior to the Effective Date, the authorized share capital of the Merging Company was US$50,000 divided into 50,000 ordinary shares of a nominal or par value of US$1.00 each.

7.	The authorized share capital of the Surviving Company shall be US$50,000 divided into 1,000,000,000 ordinary shares of a nominal or par value of US$0.00005 each.

EFFECTIVE DATE

8.	In accordance with section 233(13) of the Cayman Companies Act, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar of Companies (“Registrar”) in the Cayman Islands (the “Effective Date”).

TERMS AND CONDITIONS; SHARE RIGHTS

9.	On the Effective Date, all shares of a nominal or par value US$1.00 each in the capital of the Merging Company issued and outstanding immediately prior to the Effective Date shall be converted into and become one validly issued, fully paid and non-assessable ordinary share of a nominal or par value US$0.00005 each in the capital of the Surviving Company in accordance with the terms and conditions of the Agreement; such conversion shall be effected by means of the cancellation of such share of the Merging Company, in exchange for the right to receive one such ordinary share of the Surviving Company.

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10.	On the Effective Date, each ordinary share of a nominal or par value US$0.00005 each in the capital of Tyfon issued and outstanding immediately prior to the Effective Date shall be cancelled in exchange for the right to receive an amount of Consideration Shares (as defined in the Agreement) without interest in accordance with the Agreement.

11.	For the avoidance of doubt, the provisions of Sections 2 and 3 of the Agreement are incorporated by reference into this Plan of Merger.

12.	From the Effective Date, the rights and restrictions attaching to the shares of the Surviving Company are set out in the M&A (as defined below).

13.	Purchaser undertakes and agrees (it being acknowledged that Purchaser will be the sole shareholder of the Surviving Company after the Merger) in consideration of the Merger to issue the Per Share Merger Consideration (as defined in the Agreement) in accordance with the terms of the Agreement.

MEMORANDUM AND ARTICLES OF ASSOCIATION

14.	From the Effective Date, the memorandum and articles of association of the Surviving Company shall be amended and restated by their deletion in their entirety and the substitution in their place of the amended and restated memorandum and articles of association in the form annexed hereto as Annex B (the “M&A”).

DIRECTORS’ INTERESTS IN THE MERGER

15.	[No director of either of the Constituent Companies will be paid any amounts or receive any benefits consequent upon the Merger.]

16.	The names and addresses of each director of the Surviving Company from the Effective Date are:

(a)	[●] whose address is at [●]

(b)	[●] whose address is at [●]

(c)	[●] whose address is at [●]

(d)	[●] whose address is at [●]

(e)	[●] whose address is at [●]

SECURED CREDITORS

17.	[The Surviving Company has no secured creditor and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.]

18.	[The Merging Company has no secured creditor and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.]

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PROPERTY

19.	On the Effective Date, the rights, property of every description including chores in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company, which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

TERMINATION OR AMENDMENT

20.	At any time prior to the Effective Date, this Plan of Merger may be: (a) terminated by the directors of the Merging Company or Tyfon; or (b) amended by the directors of both of the Constituent Companies to: (i) change the Effective Date, provided that the new Effective Date of the Merger complies with the provisions of section 234 of the Cayman Companies Act such that it cannot be a date later than the ninetieth day after the date of registration of the Plan of Merger with the Registrar; or (ii) to make any other changes to the Plan of Merger which the directors of both of the Constituent Companies consider, in their absolute discretion, to be necessary or desirable for the purpose of effecting the Merger, provided that such changes do not materially adversely affect any rights of the shareholders of either Constituent Company, as determined by the directors of each of the Surviving Company and Tyfon, respectively.

21.	If this Plan of Merger is terminated or amended in accordance with clause 20 after it has been filed with the Registrar but before it has become effective, the Constituent Companies must file or cause to be filed notice of the termination or amendment (as applicable) with the Registrar in accordance with sections 235(2) and 235(4) of the Cayman Companies Act and must distribute copies of such notice in accordance with section 235(3) of the Cayman Companies Act.

COUNTERPARTS

22.	This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

APPROVAL AND AUTHORIZATION

23.	This Plan of Merger has been approved by the board of directors of each of the Merging Company and Tyfon pursuant to section 233(3) of the Cayman Companies Act.

24.	This Plan of Merger has been authorised by the sole shareholder of the Merging Company and the shareholders of Tyfon pursuant to section 233(6) of the Cayman Companies Act.

GOVERNING LAW

25.	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

26.	The parties submit to the exclusive jurisdiction of the courts of the Cayman Islands and the courts of appeal from them to determine any dispute arising out of or in connection with this agreement. The parties agree not to object to the exercise of jurisdiction of those courts on any basis.

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IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED for and on behalf of

TYFON CULTURE HOLDINGS LIMITED

Director
Name:

SIGNED for and on behalf of

GLOBAL TECHNOLOGY MERGER SUB CORPORATION

Director
Name:

GLOBAL TECHNOLOGY ACQUISITION CORP. I

Director
Name:

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Annex A to Plan of Merger

[To attach Agreement]

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Annex B to Plan of Merger

[Form to be mutually agreed upon by the parties prior to Closing]

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Exhibit A

FORM OF LOCK-UP AGREEMENT

[DATE]

Global Technology Acquisition Corp. I

c/o Ogier Global (Cayman) Limited, 89 Nexus Way

Camana Bay, Grand Cayman

KY1-9009, Cayman Islands

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is being delivered to you in accordance with that certain Business Combination and Merger Agreement, dated as of May [ ], 2024 (the “Merger Agreement”), by and among Tyfon Culture Holdings Limited, a Cayman Islands exempted company limited by shares (the “Company”), Global Technology Acquisition Corp. I, a Cayman Islands exempted company limited by shares (“Purchaser”), and Global Technology Merger Sub Corporation, a Cayman Islands exempted company limited by shares and wholly-owned subsidiary of Purchaser (“Merger Sub”, and together with the Purchaser, the “Purchaser Parties”). Capitalized terms used but not otherwise defined in this Letter Agreement shall have the meanings ascribed thereto in the Merger Agreement.

In order to induce the Purchaser Parties and the Company to proceed with the Transactions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Shareholder”) hereby agrees with Purchaser as follows (Shareholder and Purchaser collectively the “Parties” and each individually a “Party”):

1. Subject to the exceptions set forth herein, the Shareholder agrees not to, without the prior written consent of the board of directors of Purchaser, (i) lend, sell, offer to sell, contract or agree to sell, hypothecate, pledge, charge, grant any option to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any Class A ordinary shares, par value $0.0001 per share, of Purchaser (“Purchaser Shares”) held by it immediately after the Closing, any Purchaser Shares issuable upon the exercise of any options or warrants to purchase Purchaser Shares held by it immediately after the Closing, or any securities convertible into or exercisable or exchangeable for Purchaser Shares held by it immediately after the Closing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such Purchaser Shares or securities convertible into or exercisable or exchangeable for Purchaser Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) for the period (the “Lock-Up Period”) commencing on the Effective Time until the date that is the 180th day after the Closing.

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2. The restrictions set forth in paragraph 1 shall not apply to:

(i)	in the case of an entity, Transfers to an officer, director, manager, stockholder, partner, member or affiliate of such entity;
(ii)	in the case of an individual, Transfers by gift to a member of one of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization;
(iii)	in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;
(iv)	in the case of an individual, Transfers pursuant to a qualified domestic relations order;
(v)	in the case of an entity, Transfers by virtue of the laws of the jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;
(vi)	by private sales or transfers made in connection with the Closing at prices no greater than the price at which the Purchaser Shares were originally purchased;
(vii)	transactions relating to Purchaser Shares or other securities convertible into or exercisable or exchangeable for Purchaser Shares acquired in open market transactions after the Closing;
(viii)	Transfers to Purchaser pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by Purchaser or the Company or forfeiture of the Shareholder’s Purchaser Shares or other securities convertible into or exercisable or exchangeable for Purchaser Shares in connection with the termination of the Shareholder’s service to Purchaser;
(ix)	transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of Purchaser’s Shareholders having the right to exchange their Purchaser Shares for cash, securities or other property; and
(x)	transactions to satisfy any U.S. federal, state, or local income tax obligations of the Shareholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties thereto, and such change prevents the Transactions from qualifying as a “reorganization” pursuant to Section 368 or Section 351 of the Code (and the Transactions do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), provided, however, that in the case of clauses (i) through (vi), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Shareholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the Shareholder; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

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3. The Shareholder hereby represents and warrants that such Shareholder has full power and authority to enter into this Letter Agreement and that this Letter Agreement constitutes the legal, valid and binding obligation of the Shareholder, enforceable in accordance with its terms. Upon request, the Shareholder will execute any additional documents necessary in connection with enforcement hereof, provided that the terms of any such additional document shall not impose any additional restrictions or obligations on the Shareholder. Any obligations of the Shareholder shall be binding upon the successors and assigns of the Shareholder from and after the date hereof.

4. Waiver of Jury Trial; Exemplary Damages.

a)	THE PARTIES TO THIS LETTER AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS LETTER AGREEMENT OR ANY TRANSACTION DOCUMENTS, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS LETTER AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS LETTER AGREEMENT.

b)	Each of the parties to this Letter Agreement acknowledges that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Letter Agreement further acknowledges that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

5. Amendments; No Waivers; Remedies.

a)	This Letter Agreement cannot be amended, except by a writing signed by each of the Purchaser Parties subject to such amendment and the Company, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the Party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given. Notwithstanding the foregoing, any amendment hereto or waiver hereof that affects one Purchaser Party or group of affiliated Purchaser Parties, solely in its capacity as a holder of the shares of capital stock of Purchaser, in a manner that is materially adversely different from the other Purchaser Party (in such capacity) shall require the consent of the Purchaser Parties or group of affiliated Purchaser Parties so affected.

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b)	Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Letter Agreement. No exercise of any right or remedy with respect to a breach of this Letter Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

c)	Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

d)	Notwithstanding anything else contained herein, neither shall any Party seek, nor shall any Party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Letter Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

6. No Assignment or Delegation. No Party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other Parties. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Letter Agreement.

7. Governing Law. This Letter Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

8. Counterparts; Facsimile Signatures. This Letter Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Letter Agreement shall become effective upon delivery to each Party of an executed counterpart or the earlier delivery to each Party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other Parties.

9. Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Letter Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The Parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

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10. Construction of Certain Terms and References; Captions. In this Letter Agreement:

a)	References to particular sections and subsections not otherwise specified are cross-references to sections and subsections of this Letter Agreement.

b)	The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Letter Agreement as a whole and not to any particular provision of this Letter Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

c)	Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified.

d)	Unless otherwise specified, any reference to any agreement (including this Letter Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time.

e)	If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

f)	Captions are not a part of this Letter Agreement, but are included for convenience, only.

g)	All monetary figures used herein shall be in United States dollars unless otherwise specified.

h)	A reference to a statute or statutory provision includes, to the extent applicable at any relevant time: (i) that statute or statutory provision as from time to time consolidated, modified, re-enacted or replaced by any other statute or statutory provision; (ii) any repealed statute or statutory provision which it re-enacts (with or without modification); and (iii) any subordinate legislation or regulation made under the relevant statute or statutory provision.

6. Specific Performance.

a)	The Parties hereby agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any provision of this Letter Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the Parties agree that each party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Letter Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in accordance with this Letter Agreement this being in addition to any other remedy to which they are entitled under the terms of this Letter Agreement at Law or in equity (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy);

b)	Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Letter Agreement on the basis that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with this Letter Agreement when expressly available pursuant to the terms of this Letter Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

11. This Letter Agreement shall automatically terminate upon expiration of the Lock-Up Period.

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Very truly yours,

GLOBAL TECHNOLOGY ACQUISITION CORP. I

By:
Name:	Thomas D. Hennessy
Title:	Chief Executive Officer

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[ ]

By:
Name:	[ ]
Title:	[ ]

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Exhibit B

Form of Sponsor Support Agreement

May 14, 2024

Global Technology Acquisition Corp. I

195 US HWY 50, Suite 208

Zephyr Cove, NV 89448

RE: Sponsor Support Agreement

Reference is made to that certain Business Combination and Merger Agreement (the “Merger Agreement”), dated as of the date hereof, by and among Global Technology Acquisition Corp. I, a Cayman Islands exempted company limited by shares (“Purchaser”), Global Technology Merger Sub Corporation, a Cayman Islands exempted company limited by shares and wholly-owned subsidiary of Purchaser (“Merger Sub”), and Tyfon Culture Holdings Limited, a Cayman Islands exempted company limited by shares (the “Company”). This letter agreement (this “Letter Agreement”) is being entered into and delivered by Purchaser and HCG Opportunity II, LLC, a Delaware limited liability company (the “Sponsor”), in connection with the Transactions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor hereby agrees as follows:

1.	Sponsor agrees that, at or immediately prior to the Closing, Sponsor shall execute a lock-up agreement substantially in the form of Exhibit A to the Merger Agreement (the “Lock-up Agreement”). Sponsor represents and warrants that Global Technology Acquisition I Sponsor LP, a Cayman Island exempted limited partnership (“Former Sponsor”) and each of Purchaser’s current or former directors and officers (“Prior D&Os”) who beneficially own any Purchaser Shares or Purchaser Warrants are subject (directly or indirectly) to that certain Letter Agreement, dated October 20, 2021, (the “Original Side Letter Agreement”) by and among Former Sponsor and each of the persons listed on the signature pages thereto, as amended by that certain Amendment to Letter Agreement, dated April 19, 2024, (the “Amendment to the Side Letter Agreement”, and together with the Original Side Letter Agreement, the “Side Letter”) by and among Purchaser, Sponsor, Former Sponsor and each of the persons listed on the signature pages thereto and any persons holding Founder Shares (as such term is defined in the Side Letter) (the “Existing Lockup”), that the Existing Lockup remains in full force and effect, and covenants that in the event the Existing Lockup shall be amended such that the Founder Shares Lock-up Period (as such term is defined in the Side Letter) is not equal to or longer than the Lock-up Period (as such term is defined in the Lock-up Agreement) or ceases to be in full force and effect prior to the Closing with respect to Former Sponsor or any of the Prior D&Os, that Sponsor shall cause the Former Sponsor or a Prior D&O, as applicable, to execute the Lock-up Agreement.

2.	Sponsor by this Agreement, with respect to Sponsor’s Purchaser Shares, hereby agrees (and agrees to execute such documents or certificates evidencing such agreement as Purchaser may reasonably request in connection therewith) to be present and vote (in each case, in person or by proxy), at the Purchaser Shareholders’ Meeting, and in any action by written consent or written resolutions of the Purchaser Shareholders, all of Sponsor’s Purchaser Shares (a) in favor of the approval and authorization of the Transaction Proposals, including the Merger Agreement (including the plan of merger substantially in the form attached as Annex I of the Merger Agreement), any extension of the expiration date of its Organizational Documents to complete the Merger, the Merger, the other Transactions and this Agreement, (b) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Purchaser under the Merger Agreement or that would reasonably be expected to result in the failure of the Transactions from being consummated and (c) in favor of any other matter reasonably necessary to the consummation of the Transactions and considered and voted upon by the Purchaser Shareholders.

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3.	Sponsor unconditionally and irrevocably agrees to execute and deliver all related documentation and take such other action in support of the Merger, the Merger Agreement, any Transaction Documents and any of the Transactions as shall reasonably be requested by the Company or Purchaser in order to carry out the terms and provision of Section 2, including, without limitation, (i) any actions by written consent of Purchaser Shareholders presented to Sponsor with respect to the matters in Section 2, and (ii) any applicable Transaction Documents, and any consent, waiver, governmental filing, and any similar or related documents.

4.	Except as contemplated by the Merger Agreement or the Transaction Documents, Sponsor unconditionally and irrevocably agrees not make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of the Purchaser capital stock in connection with any vote or other action with respect to the Transactions, other than to recommend that shareholders of Purchaser vote in favor of adoption of the Merger Agreement and the Transactions and any other proposal the approval of which is a condition to the obligations of the Company or Purchaser under the Merger Agreement (and any actions required in furtherance thereof and otherwise as expressly provided by Section 2 of this Letter Agreement).

5.	Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 9.1, 9.2 and 9.3 of the Merger Agreement, effective immediately prior to the Closing, Sponsor hereby waives, in accordance with Section 17.4 of the Organizational Documents of Purchaser, any and all rights that any holder of Purchaser Class B ordinary shares, par value $0.0001 per share (“Class B Ordinary Shares”) has or will have under Section 17.3 of the Organizational Documents of Purchaser to receive, with respect to each Purchaser Class B Ordinary Share held by Sponsor, more than one (1) Purchaser Class A Ordinary Share par value $0.0001 per share (“Class A Ordinary Shares”) upon automatic conversion of such Purchaser Class B Ordinary Shares in accordance with the Organizational Documents of Purchaser in connection with the consummation of the Transactions. Sponsor represents and warrants that the foregoing waiver is binding on all holders of Class B Ordinary Shares and their successors and assigns. Without limitation of the foregoing, upon the consummation of the Transactions, Sponsor hereby acknowledges and agrees that pursuant to the Merger Agreement, each Purchaser Class B Ordinary Share shall automatically convert into one (1) Purchaser Class A Ordinary Share.

6.	Upon and subject to the Closing, all Purchaser Warrants (excluding any Purchaser Warrants received pursuant to Section 7 hereof) held by Sponsor, Former Sponsor and any of their successors or assigns (the “Sponsor Warrants”) shall be forfeited by the Sponsor, Former Sponsor and their successors and assigns effective as of immediately prior to the Closing. Sponsor represents and warrants that the foregoing forfeiture is binding on all holders of Sponsor Warrants and that upon Closing, all Sponsor Warrants shall be cancelled without any further liability on behalf of the Purchaser or the Company to any former holder thereof.

7.	Sponsor may elect in writing to the Company to forgive any documented and outstanding indebtedness owed to it by Purchaser immediately prior to the consummation of the Transactions, and receive in consideration for such forgiveness a number of Purchaser Warrants equal to the amount of outstanding indebtedness so forgiven divided by $1.00, rounded up to the nearest whole Purchaser Warrant; provided, that such Purchaser Warrants shall be allocated 70% to Sponsor and 30% to Former Sponsor.

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8.	Until the earlier to occur of (a) the Closing or (b) the valid termination of the Merger Agreement in accordance with Article XI thereof, Sponsor agrees that it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber its Purchaser Ordinary Shares or otherwise agree to do any of the foregoing (each, a “Transfer”), (ii) deposit any of its Purchaser Ordinary Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of its Purchaser Ordinary Shares, or (iv) take any action that would make any representation or warranty herein untrue or incorrect in any respect or have the effect of preventing or disabling Sponsor from performing its obligations hereunder, except as affirmatively permitted by the Merger Agreement; provided, that the foregoing shall not apply to any Transfer (A) to the Sponsor’s or Purchaser’s officers or directors, any affiliates or family members of any of the Sponsor’s or Purchaser’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor or the Sponsor’s members; (B) by private sales or transfers made in connection with the consummation of the Transactions at prices no greater than the price at which the Purchaser Shares or Purchaser Warrants, as applicable, were originally purchased; (C) by virtue of Sponsor’s organizational documents upon liquidation or dissolution of Sponsor; (D) to the Purchaser for no value for cancellation in connection with the consummation of the Transactions, (E) in the event of Purchaser’s liquidation prior to the completion of the Transactions; or (F) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of Purchaser’s shareholders having the right to exchange their Purchaser Class A Ordinary Shares for cash, securities or other property subsequent to the completion of the Transactions; provided, further, that any transferee of any Transfer of the type set forth in clauses (A) through and including (F) must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement prior to the occurrence of such Transfer (a “Permitted Transferee”).

9.	Sponsor hereby represents and warrants to the Company and Purchaser as follows:

(a) The execution, delivery and performance by Sponsor of this Letter Agreement and the consummation by Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law applicable to Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Purchaser Ordinary Shares or (iv) conflict with or result in a breach of or constitute a default under any provision of Sponsor’s Organizational Documents.

(b) As of the date of this Agreement, Former Sponsor owns exclusively and has good and valid title to 1,300,000 Class A ordinary shares and 164,000 Class B ordinary shares, free and clear of any Lien, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Letter Agreement, (ii) that certain Letter Agreement, dated October 20, 2021, by and among Purchaser, the Former Sponsor and the other Insider parties thereto, as amended April 19, 2024, (iii) applicable securities laws, or (iv) Sponsor’s Organizational Documents.

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(c) Sponsor has the power, authority and capacity to execute, deliver and perform this Letter Agreement and that this Letter Agreement has been duly authorized, executed and delivered by Sponsor.

(d) Former Sponsor has covenanted and agreed to forfeit its Sponsor Warrants effective as of immediately prior to the Closing.

(e) Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of Sponsor’s obligations hereunder.

10.	This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and their respective Permitted Transferees). The Company is an express third party beneficiary of this Letter Agreement entitled to the rights and benefits hereunder and to enforce the provisions hereof as if it was a party hereto. This Letter Agreement may not be amended without the written consent of the Company.

11.	This Letter Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior undertakings, agreement, representations by or among the parties hereto, written or oral, relating to the subject matter hereof.

12.	No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto and the Company, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Letter Agreement shall be binding on the parties hereto and their respective successors and assigns.

13.	From time to time, at another party’s request and without further consideration, each party take all such actions as are necessary, proper or advisable under applicable Laws, so long as such action is consistent with and for the purposes of implementing the provisions of this Agreement.

14.	This Letter Agreement shall be construed and interpreted in a manner consistent with the provisions of the Merger Agreement. In the event of any conflict between the terms of this Letter Agreement and the Merger Agreement, the terms of the Merger Agreement shall govern. The provisions set forth in Sections 7.4 (Trust Waiver), 10.2 (Waiver of Jury Trial), 13.3 (Amendments; No Waivers; Remedies), 13.7 (No Assignment or Delegation), 13.8 (Governing Law), 13.9 (Counterparts; Facsimile Signatures); 13.12 (Construction of Certain Terms and References; Captions); 13.11 (Severability) and 13.16 (Specific Performance) of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement mutatis mutandis.

15.	Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 5:00PM Eastern Time on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 5:00PM Eastern Time on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

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If to Purchaser prior to, or on, the Closing, to:

Global Technology Acquisition Corp. I

c/o Ogier Global (Cayman) Limited

89 Nexus Way, Camana Bay

Grand Cayman, KY1-9009, Cayman Islands

Attn: Thomas D. Hennessy

Email: thennessy@hennessycapitalgroup.com

with a copy to:

Sidley Austin LLP

1999 Avenue of the Stars

Los Angeles, CA 90067

Attn.: Joshua DuClos

Email: jduclos@sidley.com

If to Purchaser after the Closing, to:

Tyfon Culture Inc.

11/F, Block A Chengjian Building

Xiangcheng District Suzhou Jiangsu PRC

Attn: Rafael Li; Chen Hua

Email: rafael.li@taifeng.ltd; huachen@taifeng.ltd

with a copy to:

K&L Gates LLP

599 Lexington Avenue

New York, NY 10022

Attention: Max Gu; Robert S. Matlin; Jonathan M. Barron

Email: max.gu@klgates.com; robert.matlin@klgates.com;

jonathan.barron@klgates.com

If to the Company:

Tyfon Culture Holdings Limited

11/F, Block A Chengjian Building

Xiangcheng District Suzhou Jiangsu PRC

Attn: Rafael Li; Chen Hua

Email: rafael.li@taifeng.ltd; huachen@taifeng.ltd

with a copy to:

K&L Gates LLP

599 Lexington Avenue

New York, NY 10022

Attention: Max Gu; Robert S. Matlin; Jonathan M. Barron

Email: max.gu@klgates.com; robert.matlin@klgates.com;

jonathan.barron@klgates.com

16.	This Letter Agreement shall automatically terminate, and have no further force and effect, if the Merger Agreement is terminated in accordance with its terms prior to the Effective Time.

[The remainder of this page left intentionally blank.]

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Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,

HCG OPPORTUNITY II, LLC

By:
Name:	Thomas Hennessy
Title:	Authorized Person

Acknowledged and agreed

as of the date of this Letter Agreement:

GLOBAL TECHNOLOGY ACQUISITION CORP. I

By:
Name:	Thomas Hennessy
Title:	Chief Executive Officer

[Signature Page to Letter Agreement]

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Exhibit C

Form of Company Shareholders Support Agreement

COMPANY SHAREHOLDERS SUPPORT AGREEMENT, dated as of May 14, 2024 (this “Agreement”), by and among Global Technology Acquisition Corp. I, an exempted company limited by shares incorporated under the Laws of the Cayman Islands (“GTAC”), Tyfon Culture Holdings Limited, an exempted company limited by shares incorporated under the Laws of the Cayman Islands (the “Company”), and the shareholders of the Company whose names appear on the signature pages of this Agreement (each, a “Shareholder” and, collectively, the “Shareholders”).

WHEREAS, GTAC, Global Technology Merger Sub Corp., an exempted company limited by shares incorporated under the Laws of the Cayman Islands (“Merger Sub”), and the Company propose to enter into, on the date hereof, a business combination and merger agreement (the “BCA”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA) which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will merge with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly owned subsidiary of GTAC; and

WHEREAS, as of the date hereof, each Shareholder owns of record the number of Company Shares set forth opposite such Shareholder’s name on Exhibit A hereto (all such Company Shares and any Company Shares of which ownership of record or the power to vote is hereafter acquired by each Shareholder prior to the termination of this Agreement being collectively referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agrees as follows:

1.	Agreement to Vote. Each Shareholder, by this Agreement, with respect to such Shareholder’s Shares, severally and not jointly, hereby agrees (and agrees to execute such documents or certificates evidencing such agreement as GTAC may reasonably request in connection therewith) to be present and vote (in each case, in person or by proxy), at any meeting of the Company Shareholders, and in any action by written consent or written resolutions of the Company Shareholders, all of such Shareholders’ Shares (a) in favor of the approval and authorization of the BCA (including the plan of merger substantially in the form attached as Annex I of the BCA) and approval of the Merger, the other Transactions and this Agreement, (b) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the BCA or that would reasonably be expected to result in the failure of the Transactions from being consummated and (c) in favor of any other matter reasonably necessary to the consummation of the Transactions and considered and voted upon by the Company Shareholders.

2.	Lock-Up. Each Shareholder agrees that, at or immediately prior to the Closing, such Shareholder shall execute a lock-up agreement substantially in the form of Exhibit A to the BCA.

3.	Transfer of Shares. From an after the date of this Agreement and until the Closing, each Shareholder, severally and not jointly, agrees that such Shareholder shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing (“Transfer”), (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares or (d) take any action that would make any representation or warranty of such Shareholder herein untrue or incorrect in any respect or have the effect of preventing or disabling such Shareholder from performing its obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer (i) to such Shareholder’s Affiliates, employees, officers or directors, any affiliates or family members of any of such Shareholder’s officers or directors; (ii) in the case of an individual, by gift to a member of one of the individual’s immediate family, an estate planning vehicle, or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such Person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by pro rata distributions from such Shareholder to its members, partners, or shareholders pursuant to such Shareholder’s organizational documents; and (vi) by virtue of applicable law or such Shareholder’s organizational documents upon liquidation or dissolution of such Shareholder; provided, that any transferee of any Transfer of the type set forth in clauses (i) through (vi) must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement prior to the occurrence of such Transfer.

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4.	Waiver of Dissenter’s Rights and Actions. Each Shareholder, severally and not jointly, hereby irrevocably and unconditionally waives any dissenters’ rights or rights of appraisal in connection with the Merger or the adoption of the Business Combination Agreement that such Shareholder may have under applicable Law, including under Section 238 of the Cayman Act, and irrevocably and unconditionally undertakes that it will not demand or exercise (or permit to be demanded or exercised) any such dissenters’ rights or rights of appraisal with respect to such Shareholder’s Shares.

5.	No Challenges. Each Shareholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against GTAC, the Company, Merger Sub or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the BCA.

6.	Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the undersigned Shareholder makes no agreement or understanding herein in any capacity other than in such Supporting Holder’s capacity as a record holder and beneficial owner of such Shareholder’s Shares and not in such Shareholder’s capacity as a director, officer or employee of the Company, if applicable, and (b) nothing herein will be construed to limit or affect any action or inaction expressly permitted under the BCA by such Shareholder in such Person’s capacity as a director, officer or employee of the Company.

7.	Binding Effect of BCA. Each Shareholder hereby acknowledges that such Shareholder has received and read the BCA and this Agreement and has had the opportunity to consult with such Shareholder’s tax and legal advisors. Each Shareholder, severally and not jointly, hereby agrees to be bound by, and comply with, Section 13.5 (Publicity) of the BCA as if such Shareholder was an original signatory to the BCA with respect to such provisions.

8.	Representations and Warranties. Each Shareholder, severally and not jointly, hereby represents and warrants to GTAC as follows:

a)	The execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law applicable to such Shareholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Shares or (iv) conflict with or result in a breach of or constitute a default under any provision of such Shareholder’s governing documents, if applicable.

b)	Such Shareholder owns exclusively, beneficially and of record and has good, valid and marketable title to the Shares set opposite such Shareholder’s name on Exhibit A, free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement and (ii) applicable securities laws, and has the sole power (as currently in effect) to vote and full right, power and authority to sell, transfer and deliver such Shares, and such Shareholder does not own, directly or indirectly, any other Shares.

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c)	Such Shareholder has the power, authority and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by such Shareholder.

9.	Termination. This Agreement shall automatically terminate, and have no further force and effect, if the BCA is terminated in accordance with its terms prior to the Effective Time.

10.	Miscellaneous.

a)	From time to time, at another party’s request and without further consideration, each party take all such actions as are necessary, proper or advisable under applicable Laws, so long as such action is consistent with and for the purposes of implementing the provisions of this Agreement.

b)	Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 5:00PM Eastern Time on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 5:00PM Eastern Time on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

If to GTAC prior to, or on, the Closing Date, to:

Global Technology Acquisition Corp. I

c/o Ogier Global (Cayman) Limited

89 Nexus Way, Camana Bay

Grand Cayman, KY1-9009, Cayman Islands

Attn: Thomas D. Hennessy

Email: thennessy@hennessycapitalgroup.com

with a copy to:

Sidley Austin LLP

1999 Avenue of the Stars

Los Angeles, CA 90067

Attn.: Joshua DuClos

Email: jduclos@sidley.com

If to GTAC after the Closing Date, to:

Tyfon Culture Inc.

11/F,Block A Chengjian Building

Xiangcheng District Suzhou Jiangsu PRC

Attn: Rafael Li; Chen Hua

Email: rafael.li@taifeng.ltd; huachen@taifeng.ltd

with a copy to:

K&L Gates LLP

599 Lexington Avenue

New York, NY 10022

Attn.: Max Gu; Robert Matlin; Jonathan Barron

Email: max.gu@klgates.com; robert.matlin@klgates.com;

jonathan.barron@klgates.com

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If to the Company:

Tyfon Culture Holdings Limited

11/F,Block A Chengjian Building

Xiangcheng District Suzhou Jiangsu PRC

Attn: Rafael Li; Chen Hua

Email: rafael.li@taifeng.ltd; huachen@taifeng.ltd

with a copy to:

K&L Gates LLP

599 Lexington Avenue

New York, NY 10022

Attn.: Max Gu; Robert Matlin; Jonathan Barron

Email: max.gu@klgates.com; robert.matlin@klgates.com;

jonathan.barron@klgates.com

If to a Shareholder, to the address or email address set forth for such Shareholder on the signature pages hereof.

c)	This Agreement shall be construed and interpreted in a manner consistent with the provisions of the BCA. In the event of any conflict between the terms of this Letter Agreement and the BCA, the terms of the BCA shall govern. The provisions set forth in Sections 7.4 (Trust Waiver), 10.2 (Waiver of Jury Trial), 13.3 (Amendments; No Waivers; Remedies), 13.7 (No Assignment or Delegation), 13.8 (Governing Law), 13.9 (Counterparts; Facsimile Signatures); 13.12 (Construction of Certain Terms and References; Captions); 13.11 (Severability) and 13.16 (Specific Performance) of the BCA, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement mutatis mutandis.

d)	This Agreement is intended to create, and creates a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

e)	This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party hereto without the prior express written consent of the other parties hereto, except that GTAC may assign all or any of its rights and obligations hereunder to any affiliate of GTAC.

f)	This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and GTAC’s permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

g)	This Agreement shall not be effective or binding upon any party hereto until after such time as the BCA is executed and delivered by GTAC, the Company and Merger Sub.

h)	Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 10(h).

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Global Technology Acquisition Corp. I

By:
Name:	Thomas Hennessy
Title:	Chief Executive Officer

[Signature page to Company Shareholders Support Agreement]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Tyfon Culture Holdings Limited

By:
Name:	Ting Hu
Title:	Chairwoman

[Signature page to Company Shareholders Support Agreement]

97

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Tyfon International Limited

By:
Name:	Ting Hu
Title:	Authorized Person

Address and email address:

11/F,Block A Chengjian Building Xiangcheng District Suzhou Jiangsu PRC huting@taifeng.ltd

[Signature page to Company Shareholders Support Agreement]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Tyfon Management Limited

By:
Name:	Yu Cao
Title:	Authorized Person

Address and email address:

11/F,Block A Chengjian Building Xiangcheng District Suzhou Jiangsu PRC huting@taifeng.ltd

[Signature page to Company Shareholders Support Agreement]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WINTIME Cultural Management Co., Ltd.

By:
Name:	Ting Hu
Title:	Authorized Person

Address and email address:

11/F,Block A Chengjian Building Xiangcheng District Suzhou Jiangsu PRC huting@taifeng.ltd

[Signature page to Company Shareholders Support Agreement]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Trend Widsom Limited

By:
Name:	Edward Wu
Title:	Authorized Person

Address and email address:

Suite 3508, 35/F, Tower 6, The Gateway, Harbour City,
9 Canton Road, Tsim Sha Tsui,
Kowloon, Hong Kong
edward.wu@tccapital.com.hk

[Signature page to Company Shareholders Support Agreement]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

By:
Name:	Wan Chak Lam

Address and email address:

Ft 6B Imperial Building, 54-66 Canton Road, Kln
lamwan@gmail.com

[Signature page to Company Shareholders Support Agreement]

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Exhibit A

Name of Shareholder	Number of Shares
Tyfon International Limited	166,840,000
Tyfon Management Limited	12,760,000
WINTIME Cultural Management Co., Ltd.	20,400,000
Trend Wisdom Limited	16,900,000
Wan Chak Lam	17,340,000

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Exhibit D

Form of Registration Rights Agreement

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [___], 2024, is made and entered into by and among Tyfon Culture Inc., a Cayman Islands exempted company formerly known as Global Technology Acquisition Corp. I (the “Company”), Global Technology Acquisition I Sponsor LP, a Cayman Islands exempted limited partnership (the “Former Sponsor”), HCG Opportunity II, LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned parties listed under the header “Other Holders” on the signature page hereto (each such party, together with the Sponsor, the Former Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”).1

RECITALS

WHEREAS, the Company issued to the Former Sponsor in a private placement prior to the closing of the Company’s initial public offering in October 2021 a total of 5,000,000 shares (after giving effect to the share capitalizations and share forfeitures in connection with the Company’s initial public offering) of the Company’s Class B ordinary shares, par value $0.0001 per share (“Class B Ordinary Shares”), of which Class B Ordinary Shares 120,000 were transferred to three of the Company’s prior independent directors;

WHEREAS, on October 20, 2021, the Company and the Former Sponsor entered into that certain Private Placement Warrants Purchase Agreement, pursuant to which the Former Sponsor purchased 10,500,000 warrants (the “Private Placement Warrants”), in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering;

WHEREAS, on November 22, 2023, the Company issued 1,300,000 Class A ordinary shares of the Company, par value $0.0001 per share (“Class A Ordinary Shares”) to the Former Sponsor upon the conversion of an equal number of Class B Ordinary Shares;

WHEREAS, on April 19, 2024, the Former Sponsor transferred 3,500,000 Class B Ordinary Shares and 7,350,000 Private Placement Warrants to the Sponsor and three of the Company’s prior independent directors transferred an aggregate of 164,000 Class B Ordinary Shares to the Former Sponsor;

WHEREAS, the Company, the Former Sponsor, the Sponsor and such other persons or entities listed on the signature pages thereto are parties to that certain Registration Rights Agreement (with the Former Sponsor and the Sponsor, collectively the “Prior Holders”), dated as of October 20, 2021 (the “Prior RRA”);

WHEREAS, pursuant to the closing of the transactions (collectively, the “Closing”) under that certain Business Combination and Merger Agreement, dated as of May [___], 2024, by and among the Company, Global Technology Merger Sub Corporation, a Cayman Islands exempted company limited by shares and wholly-owned subsidiary of the Company (“Merger Sub”), and Tyfon Culture Holdings Limited, a Cayman Islands exempted company limited by shares (“Tyfon”) (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), Merger Sub merged with and into Tyfon, with Tyfon surviving and becoming a wholly-owned subsidiary of the Company (the “Business Combination”) and as a result of which each Holder as of the date hereof owns equity securities of the Company;

1 Note to Draft: “Other Holders” to include the current and former executive officers, directors and 10% shareholders of the Company and Tyfon, as well as the executive officers, directors and 10% shareholders of the Company following the Closing.

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WHEREAS, on May [___], 2024, the Sponsor entered into that certain Sponsor Support Agreement, pursuant to which, inter alia, all of the 10,500,000 Private Placement Warrants were forfeited effective as of immediately prior to the Closing;

[WHEREAS, on April 24, 2024, the Company entered into a promissory note of up to an aggregate of $2,500,000 for working capital purposes and/or to finance additional deposits into the Company’s trust account (the “Promissory Note”) with the Sponsor, and pursuant to the terms of the Promissory Note, the Sponsor converted $[___] into additional Private Placement Warrants at a price of $1.00 per warrant (“Working Capital Warrants”);]2

WHEREAS, pursuant to Section 5.8 of the Prior RRA, the Prior RRA can be amended with the written consent of the Company and the holders of at least a majority in interest of the Registrable Securities (as defined under the Prior RRA) at the time in question, and Sponsor and Former Sponsor hold such majority of the Registrable Securities currently outstanding and consent to the amendment of the Prior RRA by their execution of this Agreement; and

WHEREAS, the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant to Holders certain registration rights with respect to certain securities of the Company, and the Prior Holders’ rights under the Prior RRA are being amended and restated, and superseded, in their entirety, by the rights set forth in this Agreement, as pertaining to the securities of the Company held by them, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article 1

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the principal executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

2 Note to Draft: To include if applicable.

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“Business Combination” shall have the meaning given in the Recitals hereto.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York.

“Closing” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

“Demanding Holder” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form F-1” shall mean Form F-1 for the registration of securities under the Securities Act promulgated by the Commission.

“Form F-1 Shelf” shall have the meaning given in subsection 2.1.2.

“Form F-3” shall mean Form F-3 for the registration of securities under the Securities Act promulgated by the Commission.

“Form F-3 Shelf” shall have the meaning given in subsection 2.1.2.

“Former Sponsor” shall have the meaning given in the Preamble.

“Founder Shares” shall mean, collectively, the Class B Ordinary Shares, including the Class A Ordinary Shares issuable upon conversion thereof, and the 1,300,000 Class A Ordinary Shares received upon the conversion of the Former Sponsor’s Class B Ordinary Shares.

“Holders” shall have the meaning given in the Preamble.

“Lock-up Period” shall mean any lock-up period with respect to the Registrable Securities included in the Company’s governing documents or any agreements between such Holder and the Company.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Ordinary Shares” means the ordinary shares of the Company, par value $0.0001 per share.

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“Permitted Transferees” shall mean a person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of any Lock-up Period applicable to such Registrable Securities, as the case may be.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Prior Holders” shall have the meaning given in the Recitals hereto.

“Prior RRA” shall have the meaning given in the Recitals hereto.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

[“Promissory Note” shall have the meaning given in the Recitals hereto. ]

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) (i) the Founder Shares (including any Ordinary Shares or other equivalent equity security issued or issuable upon the conversion of any such Founder Shares or exercisable for Ordinary Shares), [(ii) the Working Capital Warrants (including any Ordinary Shares issued or issuable upon the conversion of working capital loans),] and (iii) any outstanding Ordinary Shares or any other equity security (including Ordinary Shares issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement after the Closing, and (b) any other equity security of the Company sold or issued or issuable with respect to any such Ordinary Shares by way of a share capitalization or share split or in connection with a combination of shares, recapitalization, amalgamation, merger, consolidation, spin off or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Ordinary Shares are then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

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(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall have the meaning given in subsection 2.1.6.

“Sponsor” shall have the meaning given in the Preamble.

“Subsequent Shelf Registration” shall have the meaning given in subsection 2.3.2.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

[“Working Capital Warrants” shall have the meaning given in the Recitals hereto.]

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Article 2

REGISTRATIONS

2.1 Demand Registration.

2.1.1 Request for Registration. Subject to the provisions of subsections 2.1.4 and 2.1.6 and Section 2.4 hereof, at any time and from time to time on or after the date hereof, the Holders of at least a majority in interest of the then-outstanding number of Registrable Securities (the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within three (3) Business Days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this subsection 2.1.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Form F-1 or any similar long-form registration statement that may be available at such time has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form F-1 Registration have been sold, in accordance with Section 3.1 of this Agreement.

2.1.2 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.3 Underwritten Offering. Subject to the provisions of subsections 2.1.4 and 2.1.6 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

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2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell and the Ordinary Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities, which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of Holders (Pro Rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration) exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii), and (iii), the Ordinary Shares or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to (x) in the case of a Demand Registration not involving an Underwritten Offering, the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration, or (y) in the case of a Demand Registration involving an Underwritten Offering, the pricing of such Underwritten Offering; provided, however, that upon withdrawal by a majority-in-interest of the Demanding Holders initiating a Demand Registration, the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement or complete the Underwritten Offering, as applicable. Notwithstanding anything to the contrary in this Agreement, (i) the Company may effect any Underwritten Registration pursuant to any then effective Registration Statement, including a Form F-3, that is then available for such offering and (ii) the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.

2.1.6 Initial Shelf Registration. The Company shall file within twenty (20) Business Days of the Closing, a Registration Statement for a shelf Registration Statement on Form F-1 (in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect)) (the “Form F-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form F-3, a shelf Registration Statement on Form F-3 (in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect)) (the “Form F-3 Shelf” and together with the Form F-1 Shelf, each a “Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two (2) Business Days prior to such filing) on a delayed or continuous basis and shall use reasonable best efforts to cause such Shelf to be declared effective as soon as practicable thereafter, but in no event later than the earlier of (i) sixty (60) days following the filing deadline (or ninety (90) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission) and (ii) ten (10) Business Days after the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. Notwithstanding anything to the contrary herein, to the extent there is an effective Shelf under this subsection 2.1.6, covering all of a Holder’s or Holders’ Registrable Securities, such Holder shall not have rights to make a Demand Registration with respect to subsection 2.1.1. Notwithstanding anything to the contrary herein, to the extent there is an effective Shelf under this subsection 2.1.6, covering a Holder’s or Holders’ Registrable Securities, and such Holder or Holders qualify as Demanding Holders pursuant to subsection 2.1.1 and wish to request an Underwritten Offering from such Shelf, such Underwritten Offering shall follow the procedures of Section 2.1 (including subsections 2.1.3 and 2.1.4), but such Underwritten Offering shall be made from the Shelf and shall not count against the number of Demand Registrations that may be made pursuant to subsection 2.1.1.

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2.1.7 Holder Information Required for Participation in Underwritten Offering. At least five (5) Business Days prior to the first anticipated filing date of a Registration Statement pursuant to this Section 2, the Company shall use reasonable best efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement and of the anticipated filing date. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the second Business Day prior to the first anticipated filing date of a Registration Statement pursuant to this Section 2.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If, at any time on or after the date hereof, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders or in connection with an acquisition of a business on Form F-4, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than seven (7) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within three (3) Business Days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

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2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the Ordinary Shares that the Company desires to sell, taken together with (i) the Ordinary Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration has been requested pursuant Section 2.2 hereof, and (iii) the Ordinary Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata based on the respective number of Registrable Securities that each Holder has so requested exercising its rights to register its Registrable Securities pursuant to subsection 2.2.1, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Ordinary Shares, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities.

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415 under the Securities Act, at least two (2) Business Days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

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2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3 Demand Shelf Registrations.

2.3.1 The Holders of Registrable Securities may at any time, and from time to time on or after the date hereof, to the extent that its Registrable Securities are not covered by an effective Shelf, including, for the avoidance of doubt, pursuant to subsection 2.1.6, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on an automatic shelf registration statement if the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) or on Form F-3 or any similar short-form registration statement that may be available at such time; provided, however, that if the Company is ineligible to use Form F-3, on Form F-1; a Shelf filed pursuant to this subsection 2.3.1 shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder. Within ten (10) days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on a Shelf, the Company shall promptly give written notice of the proposed Registration to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration shall so notify the Company, in writing, within three (3) Business Days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than twenty (20) days after the Company’s initial receipt of such written request for a Registration on a Shelf, the Company shall file a Registration Statement relating to all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that the Company shall not be obligated to effect any such Registration pursuant to this subsection 2.3.1 if the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $10,000,000. The Company shall maintain each Shelf, including, for the avoidance of doubt, a Shelf filed pursuant to subsection 2.1.6, in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities included on such Shelf. In the event the Company files a Shelf on Form F-1, the Company shall use its commercially reasonable best efforts to convert the Form F-1 to a Form F-3 as soon as practicable after the Company is eligible to use Form F-3.

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2.3.2 If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities included thereon are still outstanding, the Company shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities including on such Shelf, and pursuant to any method or combination of methods legally available to, and requested by, any Holder. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities included thereon. Any such Subsequent Shelf Registration shall be on Form F-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Holder shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, a Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, the Company shall only be required to cause such Registrable Securities to be so covered once annually after inquiry of the Holders.

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of Underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board, Chief Executive Officer or Chief Financial Officer stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than ninety (90) days in any twelve (12) month period; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period.

2.5 Lock-Up. Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to effect any Demand Registration or Piggyback Registration of any Registrable Securities during any Lock-up Period applicable to such Registrable Securities. Nothing in this Section 2.5 shall limit the Company’s obligation to register all of the Registrable Securities on the Shelf pursuant to subsection 2.1.6.

Article 3

COMPANY PROCEDURES

3.1 General Procedures. If at any time on or after the date hereof the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

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3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and each such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as each Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

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3.1.10 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

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3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to the Company), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Article 4

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person, if any, who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

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4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

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4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by Pro Rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

Article 5

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [___], with copies to; [___] and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Prior to the expiration of any applicable Lock-up Period, as the case may be, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

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5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.4 Counterparts; Electronic Signatures. This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by portable document format (pdf) transmission) in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.5 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

5.6 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.

5.7 WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.8 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

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5.9 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.10 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

5.11 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.12 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement and (ii) the date as of which no Registrable Securities remain outstanding. The provisions of Section 3.5 and Article V shall survive any termination.

5.13 Legend Removal. If a Holder holds Registrable Securities that are eligible to be sold without restriction under Rule 144 under the Securities Act (other than the restriction set forth under Rule 144(i)) or pursuant to an effective Registration Statement, then, at such Holder’s request, accompanied by such additional representations and other documents as the Company shall reasonably request, the Company shall cause the Company’s transfer agent to remove any restrictive legend set forth on the Registrable Securities held by such Holder in connection with any sale of such Registrable Securities pursuant to Rule 144 or the effective Registration Statement, as applicable (including, if required by the Company’s transfer agent, by delivering to the Company’s transfer agent a direction letter and opinion of counsel).

[SIGNATURE PAGES FOLLOW]

121

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

TYFON CULTURE INC.

By:
Name:
Title:

FORMER SPONSOR:

GLOBAL TECHNOLOGY ACQUISITION I SPONSOR LP

By:
Name:
Title:

SPONSOR:

HCG OPPORTUNITY II, LLC

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

122

OTHER HOLDERS:

[___]

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

123

Exhibit E

Form of Memorandum and Articles of Association for Purchaser

Companies Act (Revised)

Company Limited by Shares

amended and restated

memorandum of association

OF

Tyfon Culture Inc.

Adopted by special resolution on [  ] and effective on [  ]

124

Companies Act (Revised)

Company Limited by Shares

Amended and Restated

Memorandum of Association

of

Tyfon Culture Inc.

Adopted by special resolution on [  ] and effective on [  ]

1	The name of the Company is Tyfon Culture Inc.

2	The Company’s registered office will be situated at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands or at such other place in the Cayman Islands as the directors may at any time decide.

3	The Company’s objects are unrestricted. As provided by section 7(4) of the Companies Act (Revised), the Company has full power and authority to carry out any object not prohibited by any law of the Cayman Islands.

4	The Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by section 27 (2) of the Companies Act (Revised), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit.

5	Nothing in any of the preceding paragraphs permits the Company to carry on any of the following businesses without being duly licensed, namely:

(a)	the business of a bank or trust company without being licensed in that behalf under the Banks and Trust Companies Act (Revised); or

(b)	insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the Insurance Act (Revised); or

(c)	the business of company management without being licensed in that behalf under the Companies Management Act (Revised).

6	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of its business carried on outside the Cayman Islands. Despite this, the Company may effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands any of its powers necessary for the carrying on of its business outside the Cayman Islands.

125

7	The Company is a company limited by shares and accordingly the liability of each member is limited to the amount (if any) unpaid on that member’s shares.

8	The share capital of the Company is US$50,000 divided into 500,000,000 Class A Ordinary Shares of US$0.0001 par value each. However, subject to the Companies Act (Revised) and the Company’s articles of association, the Company has power to do any one or more of the following:

(a)	redeem or repurchase any of its shares;

(b)	increase or reduce its capital;

(c)	issue any part of its capital (whether original, redeemed, increased or reduced):

(i)	with or without any preferential, deferred, qualified or special rights, privileges or conditions; or

(ii)	subject to any limitations or restrictions

and unless the condition of issue expressly declares otherwise, every issue of shares (whether declared to be ordinary, preference or otherwise) is subject to this power; and

(d)	alter any of those rights, privileges, conditions, limitations or restrictions.

9	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

126

Companies Act (Revised)

Company Limited By Shares

AMENDED AND RESTATED

articles of association

of

Tyfon Culture Inc.

(Adopted by special resolution passed on [  ] and effective on [  ])

127

Contents

1	Definitions, interpretation and exclusion of Table A	1
Definitions		1
Interpretation		4
Exclusion of Table A Articles		5

2	Shares	5
Power to issue Shares and options, with or without special rights		5
Power to pay commissions and brokerage fees		6
Trusts not recognised		6
Security interests		6
Power to vary class rights		6
Effect of new Share issue on existing class rights		7
Capital contributions without issue of further Shares		7
No bearer Shares or warrants		7
Treasury Shares		8
Rights attaching to Treasury Shares and related matters		8
Register of Members		8
Annual Return		9

3	Share certificates	9
Issue of share certificates		9
Renewal of lost or damaged share certificates		9

4	Lien on Shares	10
Nature and scope of lien		10
Company may sell Shares to satisfy lien		10
Authority to execute instrument of transfer		11
Consequences of sale of Shares to satisfy lien		11
Application of proceeds of sale		11

5	Calls on Shares and forfeiture	12
Power to make calls and effect of calls		12
Time when call made		12
Liability of joint holders		12
Interest on unpaid calls		12
Deemed calls		12
Power to accept early payment		12
Power to make different arrangements at time of issue of Shares		13
Notice of default		13
Forfeiture or surrender of Shares		13
Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender		13
Effect of forfeiture or surrender on former Member		14
Evidence of forfeiture or surrender		14
Sale of forfeited or surrendered Shares		14

6	Transfer of Shares	15
Form of Transfer		15
Power to refuse registration for Shares not listed on a Designated Stock Exchange		15
Suspension of transfers		15
Company may retain instrument of transfer		16
Notice of refusal to register		16

i

7	Transmission of Shares	16
Persons entitled on death of a Member		16
Registration of transfer of a Share following death or bankruptcy		16
Indemnity		17
Rights of person entitled to a Share following death or bankruptcy		17

8	Alteration of capital	17
Increasing, consolidating, converting, dividing and cancelling share capital		17
Dealing with fractions resulting from consolidation of Shares		18
Reducing share capital		18

9	Redemption and purchase of own Shares	18
Power to issue redeemable Shares and to purchase own Shares		18
Power to pay for redemption or purchase in cash or in specie		19
Effect of redemption or purchase of a Share		19

10	Meetings of Members	19
Annual and extraordinary general meetings		19
Power to call meetings		20
Content of notice		20
Period of notice		21
Persons entitled to receive notice		21
Accidental omission to give notice or non-receipt of notice		21

11	Proceedings at meetings of Members	21
Quorum		21
Lack of quorum		22
Chairman		22
Right of a Director to attend and speak		22
Accommodation of Members at meeting		22
Security		23
Adjournment and Postponement		23
Method of voting		23
Taking of a poll		23
Chairman’s casting vote		24
Amendments to resolutions		24
Written resolutions		24
Sole-Member Company		26

12	Voting rights of Members	26
Right to vote		26
Rights of joint holders		26
Representation of corporate Members		27
Member with mental disorder		27
Objections to admissibility of votes		28
Form of proxy		28
How and when proxy is to be delivered		28
Voting by proxy		30

13	Number of Directors	30

14	Appointment, disqualification and removal of Directors	30
No age limit		30
Corporate Directors		31
No shareholding qualification		31
Appointment of Directors		31
Board’s power to appoint Directors		32

ii

Removal of Directors		32
Resignation of Directors		32
Termination of the office of Director		32

15	Alternate Directors	33
Appointment and removal		33
Notices		34
Rights of alternate Director		34
Appointment ceases when the appointor ceases to be a Director		34
Status of alternate Director		34
Status of the Director making the appointment		34

16	Powers of Directors	35
Powers of Directors		35
Directors below the minimum number		35
Appointments to office		35
Provisions for employees		36
Exercise of voting rights		36
Remuneration		36
Disclosure of information		37

17	Delegation of powers	37
Power to delegate any of the Directors’ powers to a committee		37
Local boards		38
Power to appoint an agent of the Company		38
Power to appoint an attorney or authorised signatory of the Company		38
Borrowing Powers		39
Corporate Governance		39

18	Meetings of Directors	39
Regulation of Directors’ meetings		39
Calling meetings		39
Notice of meetings		40
Use of technology		40
Quorum		40
Chairman or deputy to preside		40
Voting		40
Recording of dissent		40
Written resolutions		41
Validity of acts of Directors in spite of formal defect		41

19	Permissible Directors’ interests and disclosure	41

20	Minutes	42

21	Accounts and audit	42
Auditors		42

22	Record dates	43

23	Dividends	43
Source of dividends		43
Declaration of dividends by Members		43
Payment of interim dividends and declaration of final dividends by Directors		43
Apportionment of dividends		44
Right of set off		44
Power to pay other than in cash		45

iii

How payments may be made		45
Dividends or other monies not to bear interest in absence of special rights		46
Dividends unable to be paid or unclaimed		46

24	Capitalisation of profits	46
Capitalisation of profits or of any share premium account or capital redemption reserve;		46
Applying an amount for the benefit of Members		46

25	Share Premium Account	47
Directors to maintain share premium account		47
Debits to share premium account		47

26	Seal	47
Company seal		47
Duplicate seal		47
When and how seal is to be used		47
If no seal is adopted or used		48
Power to allow non-manual signatures and facsimile printing of seal		48
Validity of execution		48

27	Indemnity	48
Release		49
Insurance		49

28	Notices	50
Form of notices		50
Electronic communications		50
Persons entitled to notices		51
Persons authorised to give notices		51
Delivery of written notices		51
Joint holders		51
Signatures		52
Giving notice to a deceased or bankrupt Member		52
Date of giving notices		52
Saving provision		53

29	Authentication of Electronic Records	53
Application of Articles		53
Authentication of documents sent by Members by Electronic means		53
Authentication of document sent by the Secretary or Officers of the Company by Electronic means		53
Manner of signing		54
Saving provision		54

30	Transfer by way of continuation	54

31	Winding up	55
Distribution of assets in specie		55
No obligation to accept liability		55

32	Amendment of Memorandum and Articles	55
Power to change name or amend Memorandum		55
Power to amend these Articles		56

33	Mergers and Consolidations	56

34	Certain Tax Filings	56

35	Business Opportunities	56

36	Exclusive Jurisdiction and Forum	57

iv

Companies Act (Revised)

Company Limited by Shares

Amended and Restated

Articles of Association

of

Tyfon Culture Inc.

(Adopted by special resolution passed on [  ] and effective on [  ])

1	Definitions, interpretation and exclusion of Table A

Definitions

1.1	In these Articles, the following definitions apply:

Act means the Companies Act (Revised) of the Cayman Islands, including any statutory modification or re-enactment thereof for the time being in force;

Applicable Law means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person;

Articles means, as appropriate:

(a)	these amended and restated articles of association as amended, restated, supplemented and/or otherwise modified from time to time: or

(b)	two or more particular articles of these Articles;

and Article refers to a particular article of these Articles;

Auditors means the auditor or auditors for the time being of the Company;

Board means the board of Directors from time to time;

Business Day means a day when banks in Grand Cayman, the Cayman Islands are open for the transaction of normal banking business and for the avoidance of doubt, shall not include a Saturday, Sunday or public holiday in the Cayman Islands;

Cayman Islands means the British Overseas Territory of the Cayman Islands;

Class A Ordinary Share means a class A ordinary share of a par value of US$0.0001 in the capital of the Company in the capital of the Company;

1

Clear Days, in relation to a period of notice, means that period of calendar days excluding:

(a)	the calendar day when the notice is given or deemed to be given; and

(b)	the calendar day for which it is given or on which it is to take effect;

Commission means Securities and Exchange Commission of the United States of America or other federal agency for the time being administering the U.S. Securities Act;

Company means the above-named company;

Default Rate means ten per cent per annum;

Designated Stock Exchanges means the Nasdaq Capital Market in the United States of America for so long as the Company’s Shares are there listed and any other stock exchange on which the Company’s Shares are listed for trading;

Designated Stock Exchange Rules means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any Shares or on the Designated Stock Exchanges;

Directors means the directors for the time being of the Company and the expression Director shall be construed accordingly;

Electronic has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands;

Electronic Record has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands;

Electronic Signature has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands;

Fully Paid Up means:

(a)	in relation to a Share with par value, means that the par value for that Share and any premium payable in respect of the issue of that Share, has been fully paid or credited as paid in money or money’s worth; and

(b)	in relation to a Share without par value, means that the agreed issue price for that Share has been fully paid or credited as paid in money or money’s worth;

General Meeting means a general meeting of the Company duly constituted in accordance with the Articles;

Independent Director means a Director who is an independent director as defined in the Designated Stock Exchange Rules as determined by the Board;

2

Member means any person or persons entered on the register of Members from time to time as the holder of a Share;

Memorandum means the amended and restated memorandum of association of the Company as amended, restated, supplemented and/or otherwise modified from time to time;

month means a calendar month;

Officer means a person appointed to hold an office in the Company including a Director, alternate Director or liquidator and excluding the Secretary;

Ordinary Resolution means a resolution of a General Meeting passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote thereon in person or by proxy or, in the case of corporations, by their duly authorised representatives, at that General Meeting. The expression also includes a written resolution passed by the requisite majority in accordance with Article 11.22;

Ordinary Share means a Class A Ordinary Share in the capital of the Company in the capital of the Company;

Partly Paid Up means:

(a)	in relation to a Share with par value, that the par value for that Share and any premium payable in respect of the issue of that Share, has not been fully paid or credited as paid in money or money’s worth; and

(b)	in relation to a Share without par value, means that the agreed issue price for that Share has not been fully paid or credited as paid in money or money’s worth;

Secretary means a person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary;

Share means a share in the share capital of the Company and the expression:

(a)	includes stock (except where a distinction between shares and stock is expressed or implied); and

(b)	where the context permits, also includes a fraction of a Share;

Special Resolution has the meaning given to that term in the Act. The expression includes a unanimous written resolution by all of the Members entitled to vote at such meeting;

Tax Filing Authorised Person means such person as any director shall designate from time to time, acting severally;

Treasury Shares means Shares held in treasury pursuant to the Act and Article 2.16; and

3

U.S. Securities Act means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

Interpretation

1.2	In the interpretation of these Articles, the following provisions apply unless the context otherwise requires:

(a)	A reference in these Articles to a statute is a reference to a statute of the Cayman Islands as known by its short title, and includes:

(i)	any statutory modification, amendment or re-enactment; and

(ii)	any subordinate legislation or regulations issued under that statute.

Without limitation to the preceding sentence, a reference to a revised Act of the Cayman Islands is taken to be a reference to the revision of that Act in force from time to time as amended from time to time.

(b)	Headings are inserted for convenience only and do not affect the interpretation of these Articles, unless there is ambiguity.

(c)	If a day on which any act, matter or thing is to be done under these Articles is not a Business Day, the act, matter or thing must be done on the next Business Day.

(d)	A word which denotes the singular also denotes the plural, a word which denotes the plural also denotes the singular, and a reference to any gender also denotes the other genders.

(e)	A reference to a person includes, as appropriate, a company, trust, partnership, joint venture, association, body corporate or government agency.

(f)	Where a word or phrase is given a defined meaning another part of speech or grammatical form in respect to that word or phrase has a corresponding meaning.

(g)	All references to time are to be calculated by reference to time in the place where the Company’s registered office is located.

(h)	The words written and in writing include all modes of representing or reproducing words in a visible form, but do not include an Electronic Record where the distinction between a document in writing and an Electronic Record is expressed or implied.

(i)	The words including, include and in particular or any similar expression are to be construed without limitation.

4

(j)	Any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an Electronic Signature.

(k)	Sections 8 and 19(3) of the Electronic Transactions Act shall not apply.

(l)	The term “holder” in relation to a Share means a person whose name is entered in the register of Members as the holder of such Share.

1.3	The headings in these Articles are intended for convenience only and shall not affect the interpretation of these Articles.

Exclusion of Table A Articles

1.4	The regulations contained in Table A in the First Schedule of the Act and any other regulations contained in any statute or subordinate legislation are expressly excluded and do not apply to the Company.

2	Shares

Power to issue Shares and options, with or without special rights

2.1	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in General Meeting), these Articles and, where applicable, the rules and regulations of the Designated Stock Exchanges, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors have general and unconditional authority to allot (with or without confirming rights of renunciation), issue, grant options over or otherwise deal with any unissued Shares to such persons, at such times and on such terms and conditions as they may decide. No Share may be issued at a discount except in accordance with the provisions of the Act.

2.2	Without limitation to the preceding Article, the Directors may so deal with the unissued Shares:

(a)	either at a premium or at par; or

(b)	with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise.

2.3	Without limitation to the two preceding Articles, the Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

2.4	The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company at such times and on such terms and conditions as the Directors may decide.

5

2.5	The Company may issue units of securities in the Company, which may be comprised of Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, on such terms and conditions as the directors may decide.

Power to pay commissions and brokerage fees

2.6	The Company may, in so far as the Act permits, pay a commission to any person in consideration of that person:

(a)	subscribing or agreeing to subscribe, whether absolutely or conditionally; or

(b)	procuring or agreeing to procure subscriptions, whether absolute or conditional,

for any Shares. That commission may be satisfied by the payment of cash or the allotment of Fully Paid Up or Partly Paid Up Shares or partly in one way and partly in another.

2.7	The Company may employ a broker in the issue of its capital and pay him any proper commission or brokerage.

Trusts not recognised

2.8	Except as required by Act:

(a)	no person shall be recognised by the Company as holding any Share on any trust; and

(b)	no person other than the Member shall be recognised by the Company as having any right in a Share.

Security interests

2.9	Notwithstanding the preceding Article, the Company may (but shall not be obliged to) recognise a security interest of which it has actual notice over shares. The Company shall not be treated as having recognised any such security interest unless it has so agreed in writing with the secured party.

Power to vary class rights

2.10	If the share capital is divided into different classes of Shares then, unless the terms on which a class of Shares was issued state otherwise, the rights attaching to a class of Shares may only be varied if one of the following applies:

(a)	the Members holding not less than two-thirds of the issued Shares of that class consent in writing to the variation; or

6

(b)	the variation is made with the sanction of a Special Resolution passed at a separate general meeting of the Members holding the issued Shares of that class.

2.11	For the purpose of Article 2.10(b), all the provisions of these Articles relating to general meetings apply, mutatis mutandis, to every such separate meeting except that:

(a)	the necessary quorum shall be one or more persons holding, or representing by proxy, not less than one third of the issued Shares of the class; and

(b)	any Member holding issued Shares of the class, present in person or by proxy or, in the case of a corporate Member, by its duly authorised representative, may demand a poll.

Effect of new Share issue on existing class rights

2.12	Unless the terms on which a class of Shares was issued state otherwise, the rights conferred on the Member holding Shares of any class shall not be deemed to be varied by the creation or issue of further Shares ranking pari passu with the existing Shares of that class.

Capital contributions without issue of further Shares

2.13	With the consent of a Member, the Directors may accept a voluntary contribution to the capital of the Company from that Member without issuing Shares in consideration for that contribution. In that event, the contribution shall be dealt with in the following manner:

(a)	It shall be treated as if it were a share premium.

(b)	Unless the Member agrees otherwise:

(i)	if the Member holds Shares in a single class of Shares, it shall be credited to the share premium account for that class of Shares;

(ii)	if the Member holds Shares of more than one class, it shall be credited rateably to the share premium accounts for those classes of Shares (in the proportion that the sum of the issue prices for each class of Shares that the Member holds bears to the total issue prices for all classes of Shares that the Member holds).

2.14	It shall be subject to the provisions of the Act and these Articles applicable to share premiums

No bearer Shares or warrants

2.15	The Company shall not issue Shares or warrants to bearers.

7

Treasury Shares

2.16	Shares that the Company purchases, redeems or acquires by way of surrender in accordance with the Act shall be held as Treasury Shares and not treated as cancelled if:

(a)	the Directors so determine prior to the purchase, redemption or surrender of those shares; and

(b)	the relevant provisions of the Memorandum and Articles and the Act are otherwise complied with.

Rights attaching to Treasury Shares and related matters

2.17	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Members on a winding up) may be made to the Company in respect of a Treasury Share.

2.18	The Company shall be entered in the register of Members as the holder of the Treasury Shares. However:

(a)	the Company shall not be treated as a Member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void; and

(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Act.

2.19	Nothing in Article 2.18 prevents an allotment of Shares as Fully Paid Up bonus shares in respect of a Treasury Share and Shares allotted as Fully Paid Up bonus shares in respect of a Treasury Share shall be treated as Treasury Shares.

2.20	Treasury Shares may be disposed of by the Company in accordance with the Act and otherwise on such terms and conditions as the Directors determine.

Register of Members

2.21	The Directors shall keep or cause to be kept a register of Members as required by the Act and may cause the Company to maintain one or more branch registers as contemplated by the Act, provided that where the Company is maintaining one or more branch registers, the Directors shall ensure that a duplicate of each branch register is kept with the Company’s principal register of Members and updated within such number of days of any amendment having been made to such branch register as may be required by the Act.

2.22	The title to Shares listed on a Designated Stock Exchange may be evidenced and transferred in accordance with the laws applicable to the rules and regulations of the Designated Stock Exchange and, for these purposes, the register of Members may be maintained in accordance with Article 40B of the Act.

8

Annual Return

2.23	The Directors in each calendar year shall prepare or cause to be prepared an annual return and declaration setting forth the particulars required by the Act and shall deliver a copy thereof to the registrar of companies for the Cayman Islands.

3	Share certificates

Issue of share certificates

3.1	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. If the Directors resolve that share certificates shall be issued, upon being entered in the register of Members as the holder of a Share, the Directors may issue to any Member:

(a)	without payment, one certificate for all the Shares of each class held by that Member (and, upon transferring a part of the Member’s holding of Shares of any class, to a certificate for the balance of that holding); and

(b)	upon payment of such reasonable sum as the Directors may determine for every certificate after the first, several certificates each for one or more of that Member’s Shares.

3.2	Every certificate shall specify the number, class and distinguishing numbers (if any) of the Shares to which it relates and whether they are Fully Paid Up or Partly Paid Up. A certificate may be executed under seal or executed in such other manner as the Directors determine.

3.3	Every certificate shall bear legends required under the Applicable Laws, including the U.S. Securities Act (to the extent applicable).

3.4	The Company shall not be bound to issue more than one certificate for Shares held jointly by several persons and delivery of a certificate for a Share to one joint holder shall be a sufficient delivery to all of them.

Renewal of lost or damaged share certificates

3.5	If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to:

(a)	evidence;

(b)	indemnity;

9

(c)	payment of the expenses reasonably incurred by the Company in investigating the evidence; and

(d)	payment of a reasonable fee, if any for issuing a replacement share certificate,

as the Directors may determine, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.

4	Lien on Shares

Nature and scope of lien

4.1	The Company has a first and paramount lien on all Shares (whether Fully Paid Up or not) registered in the name of a Member (whether solely or jointly with others). The lien is for all monies payable to the Company by the Member or the Member’s estate:

(a)	either alone or jointly with any other person, whether or not that other person is a Member; and

(b)	whether or not those monies are presently payable.

4.2	At any time the Board may declare any Share to be wholly or partly exempt from the provisions of this Article.

Company may sell Shares to satisfy lien

4.3	The Company may sell any Shares over which it has a lien if all of the following conditions are met:

(a)	the sum in respect of which the lien exists is presently payable;

(b)	the Company gives notice to the Member holding the Share (or to the person entitled to it in consequence of the death or bankruptcy of that Member) demanding payment and stating that if the notice is not complied with the Shares may be sold; and

(c)	that sum is not paid within fourteen Clear Days after that notice is deemed to be given under these Articles,

and Shares to which this Article 4.3 applies shall be referred to as Lien Default Shares.

4.4	The Lien Default Shares may be sold in such manner as the Board determines.

4.5	To the maximum extent permitted by law, the Directors shall incur no personal liability to the Member concerned in respect of the sale.

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Authority to execute instrument of transfer

4.6	To give effect to a sale, the Directors may authorise any person to execute an instrument of transfer of the Lien Default Shares sold to, or in accordance with the directions of, the purchaser.

4.7	The title of the transferee of the Lien Default Shares shall not be affected by any irregularity or invalidity in the proceedings in respect of the sale.

Consequences of sale of Shares to satisfy lien

4.8	On a sale pursuant to the preceding Articles:

(a)	the name of the Member concerned shall be removed from the register of Members as the holder of those Lien Default Shares; and

(b)	that person shall deliver to the Company for cancellation the certificate (if any) for those Lien Default Shares.

4.9	Notwithstanding the provisions of Article 4.8, such person shall remain liable to the Company for all monies which, at the date of sale, were presently payable by him to the Company in respect of those Lien Default Shares. That person shall also be liable to pay interest on those monies from the date of sale until payment at the rate at which interest was payable before that sale or, failing that, at the Default Rate. The Board may waive payment wholly or in part or enforce payment without any allowance for the value of the Lien Default Shares at the time of sale or for any consideration received on their disposal.

Application of proceeds of sale

4.10	The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable. Any residue shall be paid to the person whose Lien Default Shares have been sold:

(a)	if no certificate for the Lien Default Shares was issued, at the date of the sale; or

(b)	if a certificate for the Lien Default Shares was issued, upon surrender to the Company of that certificate for cancellation but, in either case, subject to the Company retaining a like lien for all sums not presently payable as existed on the Lien Default Shares before the sale.

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5	Calls on Shares and forfeiture

Power to make calls and effect of calls

5.1	Subject to the terms of allotment, the Board may make calls on the Members in respect of any monies unpaid on their Shares including any premium. The call may provide for payment to be by instalments. Subject to receiving at least 14 Clear Days’ notice specifying when and where payment is to be made, each Member shall pay to the Company the amount called on his Shares as required by the notice.

5.2	Before receipt by the Company of any sum due under a call, that call may be revoked in whole or in part and payment of a call may be postponed in whole or in part. Where a call is to be paid in instalments, the Company may revoke the call in respect of all or any remaining instalments in whole or in part and may postpone payment of all or any of the remaining instalments in whole or in part.

5.3	A Member on whom a call is made shall remain liable for that call notwithstanding the subsequent transfer of the Shares in respect of which the call was made. He shall not be liable for calls made after he is no longer registered as Member in respect of those Shares.

Time when call made

5.4	A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

Liability of joint holders

5.5	Members registered as the joint holders of a Share shall be jointly and severally liable to pay all calls in respect of the Share.

Interest on unpaid calls

5.6	If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid:

(a)	at the rate fixed by the terms of allotment of the Share or in the notice of the call; or

(b)	if no rate is fixed, at the Default Rate.

The Directors may waive payment of the interest wholly or in part.

Deemed calls

5.7	Any amount payable in respect of a Share, whether on allotment or on a fixed date or otherwise, shall be deemed to be payable as a call. If the amount is not paid when due the provisions of these Articles shall apply as if the amount had become due and payable by virtue of a call.

Power to accept early payment

5.8	The Company may accept from a Member the whole or a part of the amount remaining unpaid on Shares held by him although no part of that amount has been called up.

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Power to make different arrangements at time of issue of Shares

5.9	Subject to the terms of allotment, the Directors may make arrangements on the issue of Shares to distinguish between Members in the amounts and times of payment of calls on their Shares.

Notice of default

5.10	If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than 14 Clear Days’ notice requiring payment of:

(a)	the amount unpaid;

(b)	any interest which may have accrued; and

(c)	any expenses which have been incurred by the Company due to that person’s default.

5.11	The notice shall state the following:

(a)	the place where payment is to be made; and

(b)	a warning that if the notice is not complied with the Shares in respect of which the call is made will be liable to be forfeited.

Forfeiture or surrender of Shares

5.12	If the notice given pursuant to Article 5.10 is not complied with, the Directors may, before the payment required by the notice has been received, resolve that any Share the subject of that notice be forfeited. The forfeiture shall include all dividends or other monies payable in respect of the forfeited Share and not paid before the forfeiture. Despite the foregoing, the Board may determine that any Share the subject of that notice be accepted by the Company as surrendered by the Member holding that Share in lieu of forfeiture.

5.13	The directors may accept the surrender for no consideration of any Fully Paid Up Share.

Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender

5.14	A forfeited or surrendered Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Board determine either to the former Member who held that Share or to any other person. The forfeiture or surrender may be cancelled on such terms as the Directors think fit at any time before a sale, re-allotment or other disposition. Where, for the purposes of its disposal, a forfeited or surrendered Share is to be transferred to any person, the Directors may authorise some person to execute an instrument of transfer of the Share to the transferee.

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Effect of forfeiture or surrender on former Member

5.15	On forfeiture or surrender:

(a)	the name of the Member concerned shall be removed from the register of Members as the holder of those Shares and that person shall cease to be a Member in respect of those Shares; and

(b)	that person shall surrender to the Company for cancellation the certificate (if any) for the forfeited or surrendered Shares.

5.16	Despite the forfeiture or surrender of his Shares, that person shall remain liable to the Company for all monies which at the date of forfeiture or surrender were presently payable by him to the Company in respect of those Shares together with:

(a)	all expenses; and

(b)	interest from the date of forfeiture or surrender until payment:

(i)	at the rate of which interest was payable on those monies before forfeiture; or

(ii)	if no interest was so payable, at the Default Rate.

The Directors, however, may waive payment wholly or in part.

Evidence of forfeiture or surrender

5.17	A declaration, whether statutory or under oath, made by a Director or the Secretary shall be conclusive evidence of the following matters stated in it as against all persons claiming to be entitled to forfeited Shares:

(a)	that the person making the declaration is a Director or Secretary of the Company, and

(b)	that the particular Shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the Shares.

Sale of forfeited or surrendered Shares

5.18	Any person to whom the forfeited or surrendered Shares are disposed of shall not be bound to see to the application of the consideration, if any, of those Shares nor shall his title to the Shares be affected by any irregularity in, or invalidity of the proceedings in respect of, the forfeiture, surrender or disposal of those Shares.

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6	Transfer of Shares

Form of Transfer

6.1	Subject to the following Articles about the transfer of Shares, and provided that such transfer complies with applicable rules of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law, a Member may transfer Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the directors, executed:

(a)	where the Shares are Fully Paid, by or on behalf of that Member; and

(b)	where the Shares are partly paid, by or on behalf of that Member and the transferee.

6.2	The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered into the Register of Members.

Power to refuse registration for Shares not listed on a Designated Stock Exchange

6.3	Where the Shares in question are not listed on or subject to the rules of any Designated Stock Exchange, the Directors may in their absolute discretion decline to register any transfer of such Shares which are not Fully Paid Up or on which the Company has a lien. The Directors may also, but are not required to, decline to register any transfer of any such Share unless:

(a)	the instrument of transfer is lodged with the Company, accompanied by the certificate (if any) for the Shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of Shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four;

(e)	the Shares transferred are Fully Paid Up and free of any lien in favour of the Company; and

(f)	any applicable fee of such maximum sum as the Designated Stock Exchanges may determine to be payable, or such lesser sum as the Board may from time to time require, related to the transfer is paid to the Company.

Suspension of transfers

6.4	The registration of transfers may, on 14 Clear Days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register of Members closed at such times and for such periods as the Directors may, in their absolute discretion, from time to time determine, provided always that such registration of transfer shall not be suspended nor the register of Members closed for more than 30 Clear Days in any year.

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Company may retain instrument of transfer

6.5	All instruments of transfer that are registered shall be retained by the Company.

Notice of refusal to register

6.6	If the Directors refuse to register a transfer of any Shares not listed on a Designated Stock Exchange, they shall within one month after the date on which the instrument of transfer was lodged with the Company send to each of the transferor and the transferee notice of the refusal.

7	Transmission of Shares

Persons entitled on death of a Member

7.1	If a Member dies, the only persons recognised by the Company as having any title to the deceased Members’ interest are the following:

(a)	where the deceased Member was a joint holder, the survivor or survivors; and

(b)	where the deceased Member was a sole holder, that Member’s personal representative or representatives.

7.2	Nothing in these Articles shall release the deceased Member’s estate from any liability in respect of any Share, whether the deceased was a sole holder or a joint holder.

Registration of transfer of a Share following death or bankruptcy

7.3	A person becoming entitled to a Share in consequence of the death or bankruptcy of a Member may elect to do either of the following:

(a)	to become the holder of the Share; or

(b)	to transfer the Share to another person.

7.4	That person must produce such evidence of his entitlement as the Directors may properly require.

7.5	If the person elects to become the holder of the Share, he must give notice to the Company to that effect. For the purposes of these Articles, that notice shall be treated as though it were an executed instrument of transfer.

7.6	If the person elects to transfer the Share to another person then:

(a)	if the Share is Fully Paid Up, the transferor must execute an instrument of transfer; and

(b)	if the Share is nil or Partly Paid Up, the transferor and the transferee must execute an instrument of transfer.

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7.7	All the Articles relating to the transfer of Shares shall apply to the notice or, as appropriate, the instrument of transfer.

Indemnity

7.8	A person registered as a Member by reason of the death or bankruptcy of another Member shall indemnify the Company and the Directors against any loss or damage suffered by the Company or the Directors as a result of that registration.

Rights of person entitled to a Share following death or bankruptcy

7.9	A person becoming entitled to a Share by reason of the death or bankruptcy of a Member shall have the rights to which he would be entitled if he were registered as the holder of the Share. But, until he is registered as Member in respect of the Share, he shall not be entitled to attend or vote at any meeting of the Company or at any separate meeting of the holders of that class of Shares.

8	Alteration of capital

Increasing, consolidating, converting, dividing and cancelling share capital

8.1	To the fullest extent permitted by the Act, the Company may by Ordinary Resolution do any of the following and amend its Memorandum for that purpose:

(a)	increase its share capital by new Shares of the amount fixed by that Ordinary Resolution and with the attached rights, priorities and privileges set out in that Ordinary Resolution;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its Paid Up Shares into stock, and reconvert that stock into Paid Up Shares of any denomination;

(d)	sub-divide its Shares or any of them into Shares of an amount smaller than that fixed by the Memorandum, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(e)	cancel Shares which, at the date of the passing of that Ordinary Resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the Shares so cancelled or, in the case of Shares without nominal par value, diminish the number of Shares into which its capital is divided.

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Dealing with fractions resulting from consolidation of Shares

8.2	Whenever, as a result of a consolidation of Shares, any Members would become entitled to fractions of a Share the Directors may on behalf of those Members deal with the fractions as it thinks fit, including (without limitation):

(a)	sell the Shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Act, the Company); and

(b)	distribute the net proceeds in due proportion among those Members.

8.3	For the purposes of Article 8.2, the Directors may authorise some person to execute an instrument of transfer of the Shares to, in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall the transferee’s title to the Shares be affected by any irregularity in, or invalidity of, the proceedings in respect of the sale.

Reducing share capital

8.4	Subject to the Act and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may, by Special Resolution, reduce its share capital in any way.

9	Redemption and purchase of own Shares

Power to issue redeemable Shares and to purchase own Shares

9.1	Subject to the Act and to any rights for the time being conferred on the Members holding a particular class of Shares, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law the Company may by its Directors:

(a)	issue Shares that are to be redeemed or liable to be redeemed, at the option of the Company or the Member holding those redeemable Shares, on the terms and in the manner its Directors determine before the issue of those Shares;

(b)	with the consent by Special Resolution of the Members holding Shares of a particular class, vary the rights attaching to that class of Shares so as to provide that those Shares are to be redeemed or are liable to be redeemed at the option of the Company on the terms and in the manner which the Directors determine at the time of such variation; and

(c)	purchase all or any of its own Shares of any class including any redeemable Shares on the terms and in the manner which the Directors determine at the time of such purchase.

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The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Act, including out of any combination of the following: capital, its profits and the proceeds of a fresh issue of Shares.

Power to pay for redemption or purchase in cash or in specie

9.2	When making a payment in respect of the redemption or purchase of Shares, the Directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorised by the terms of the allotment of those Shares or by the terms applying to those Shares in accordance with Article 9.1, or otherwise by agreement with the Member holding those Shares.

Effect of redemption or purchase of a Share

9.3	Upon the date of redemption or purchase of a Share:

(a)	the Member holding that Share shall cease to be entitled to any rights in respect of the Share other than the right to receive:

(i)	the price for the Share; and

(ii)	any dividend declared in respect of the Share prior to the date of redemption or purchase;

(b)	the Member’s name shall be removed from the register of Members with respect to the Share; and

(c)	the Share shall be cancelled or held as a Treasury Share, as the Directors may determine.

9.4	For the purpose of Article 9.3, the date of redemption or purchase is the date when the redemption or purchase falls due.

10	Meetings of Members

Annual and extraordinary general meetings

10.1	The Company may, but shall not (unless required by the Designated Stock Exchange Rules, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law) be obligated to, in each year hold a general meeting as an annual general meeting, which, if held, shall be convened by the Board, in accordance with these Articles.

10.2	All general meetings other than annual general meetings shall be called extraordinary general meetings.

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Power to call meetings

10.3	The Directors may call a general meeting at any time.

10.4	If there are insufficient Directors to constitute a quorum and the remaining Directors are unable to agree on the appointment of additional Directors, the Directors must call a general meeting for the purpose of appointing additional Directors.

10.5	Without limitation to the foregoing, if there are insufficient Directors to constitute a quorum and the remaining Directors are unable to agree on the appointment of additional Directors, any one or more Members who together hold at least ten per cent of the rights to vote at a general meeting may call a general meeting for the purpose of considering the business specified in the notice of meeting which shall include as an item of business the appointment of additional Directors.

10.6	Members seeking to bring business before the annual general meeting or to nominate candidates for election as directors at the annual general meeting must deliver notice to the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

10.7	If the Members call a meeting under the above provisions, the Company shall reimburse their reasonable expenses.

Content of notice

10.8	Notice of a general meeting shall specify each of the following:

(a)	the place, the date and the hour of the meeting;

(b)	if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting;

(c)	subject to paragraph (d) and the requirements of the Designated Stock Exchange Rules (to the extent applicable), the general nature of the business to be transacted; and

(d)	if a resolution is proposed as a Special Resolution, the text of that resolution.

10.9	In each notice there shall appear with reasonable prominence the following statements:

(a)	that a Member who is entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of that Member; and

(b)	that a proxyholder need not be a Member.

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Period of notice

10.10	At least five (5) Clear Days’ notice shall be given to Members for any general meeting.

10.11	Subject to the Act, a meeting may be convened on shorter notice, subject to the Act with the consent of the Member or Members who, individually or collectively, hold not less than 75 per cent of the voting rights of all those who have a right to vote at that meeting.

Persons entitled to receive notice

10.12	Subject to the provisions of these Articles and to any restrictions imposed on any Shares, the notice shall be given to the following people:

(a)	the Members

(b)	persons entitled to a Share in consequence of the death or bankruptcy of a Member;

(c)	the Directors; and

(d)	the Auditors (if appointed).

10.13	The Board may determine that the Members entitled to receive notice of a meeting are those persons entered on the register of Members at the close of business on a day determined by the Board.

Accidental omission to give notice or non-receipt of notice

10.14	Proceedings at a meeting shall not be invalidated by the following:

(a)	an accidental failure to give notice of the meeting to any person entitled to notice; or

(b)	non-receipt of notice of the meeting by any person entitled to notice.

10.15	In addition, where a notice of meeting is published on a website proceedings at the meeting shall not be invalidated merely because it is accidentally published:

(a)	in a different place on the website; or

(b)	for part only of the period from the date of the notification until the conclusion of the meeting to which the notice relates.

11	Proceedings at meetings of Members

Quorum

11.1	Save as provided in the following Article, no business shall be transacted at any meeting unless a quorum is present in person or by proxy. A quorum is as follows:

(a)	if the Company has only one Member: that Member;

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(b)	if the Company has more than one Member: one or more Members holding Shares that represent not less than one-third of the outstanding Shares carrying the right to vote at such general meeting, being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy.

Lack of quorum

11.2	If a quorum is not present within fifteen minutes of the time appointed for the meeting, or if at any time during the meeting it becomes inquorate, then the following provisions apply:

(a)	If the meeting was requisitioned by Members, it shall be cancelled.

(b)	In any other case, the meeting shall stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the Directors. If a quorum is not present within fifteen minutes of the time appointed for the adjourned meeting, then the Members present in person or by proxy shall constitute a quorum.

Chairman

11.3	The chairman of a general meeting shall be the chairman of the Board or such other Director as the Directors have nominated to chair Board meetings in the absence of the chairman of the Board. Absent any such person being present within fifteen minutes of the time appointed for the meeting, the Directors present shall elect one of their number to chair the meeting.

11.4	If no Director is present within fifteen minutes of the time appointed for the meeting, or if no Director is willing to act as chairman, the Members present in person or by proxy and entitled to vote shall choose one of their number to chair the meeting.

Right of a Director to attend and speak

11.5	Even if a Director is not a Member, he shall be entitled to attend and speak at any general meeting and at any separate meeting of Members holding a particular class of Shares.

Accommodation of Members at meeting

11.6	lf it appears to the chairman of the meeting that the meeting place specified in the notice convening the meeting is inadequate to accommodate all Members entitled and wishing to attend, the meeting will be duly constituted and its proceedings valid if the chairman is satisfied that adequate facilities are available to ensure that a Member who is unable to be accommodated is able (whether at the meeting place or elsewhere):

(a)	to participate in the business for which the meeting has been convened;

(b)	to hear and see all persons present who speak (whether by the use of microphones, loud-speakers, audio-visual communications equipment or otherwise); and

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(c)	to be heard and seen by all other persons present in the same way.

Security

11.7	In addition to any measures which the Board may be required to take due to the location or venue of the meeting, the Board may make any arrangement and impose any restriction it considers appropriate and reasonable in the circumstances to ensure the security of a meeting including, without limitation, the searching of any person attending the meeting and the imposing of restrictions on the items of personal property that may be taken into the meeting place. The Board may refuse entry to, or eject from, a meeting a person who refuses to comply with any such arrangements or restrictions.

Adjournment and Postponement

11.8	The chairman may at any time adjourn a meeting with the consent of the Members constituting a quorum. The chairman must adjourn the meeting if so directed by the meeting. No business, however, can be transacted at an adjourned meeting other than business which might properly have been transacted at the original meeting.

11.9	Should a meeting be adjourned for more than twenty Clear Days, whether because of a lack of quorum or otherwise, Members shall be given at least five Clear Days’ notice of the date, time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any notice of the adjournment.

11.10	If a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

11.11	When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

Method of voting

11.12	A resolution put to the vote of the meeting shall be decided on a poll.

Taking of a poll

11.13	A poll demanded on the question of adjournment shall be taken immediately.

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11.14	A poll demanded on any other question shall be taken either immediately or at an adjourned meeting at such time and place as the chairman directs, not being more than thirty Clear Days after the poll was demanded.

11.15	The demand for a poll shall not prevent the meeting continuing to transact any business other than the question on which the poll was demanded.

11.16	A poll shall be taken in such manner as the chairman directs. He may appoint scrutineers (who need not be Members) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held in more than one place, the chairman may appoint scrutineers in more than one place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur.

Chairman’s casting vote

11.17	In the case of an equality of votes, the Chairman shall be entitled to a second or casting vote.

Amendments to resolutions

11.18	An Ordinary Resolution to be proposed at a general meeting may be amended by Ordinary Resolution if:

(a)	not less than 48 hours before the meeting is to take place (or such later time as the chairman of the meeting may determine), notice of the proposed amendment is given to the Company in writing by a Member entitled to vote at that meeting; and

(b)	the proposed amendment does not, in the reasonable opinion of the chairman of the meeting, materially alter the scope of the resolution.

11.19	A Special Resolution to be proposed at a general meeting may be amended by Ordinary Resolution, if:

(a)	the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed, and

(b)	the amendment does not go beyond what the chairman considers is necessary to correct a grammatical or other non-substantive error in the resolution.

11.20	If the chairman of the meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the chairman’s error does not invalidate the vote on that resolution.

Written resolutions

11.21	Without limitation to section 60(1) of the Act, Members may pass a Special Resolution in writing without holding a meeting if the following conditions are met:

(a)	all Members entitled to vote are given notice of the resolution as if the same were being proposed at a meeting of Members;

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(b)	all Members entitled so to vote;

(i)	sign a document; or

(ii)	sign several documents in the like form each signed by one or more of those Members; and

(c)	the signed document or documents is or are delivered to the Company, including, if the Company so nominates, by delivery of an Electronic Record by Electronic means to the address specified for that purpose.

Such written resolution, which shall be as effective as if it had been passed at a meeting of the Members entitled to vote duly convened and held, is passed when all such Members have so signified their agreement to the resolutions.

11.22	Members may pass an Ordinary Resolution in writing without holding a meeting if the following conditions are met:

(a)	all Members entitled to vote on the resolution are:

(i)	given notice of the resolution as if the same were being proposed at a meeting of Members; and

(ii)	notified in the same or an accompanying notice of the date by which the resolution must be passed if it is not to lapse, being a period of seven (7) days beginning with the date that the notice is first given;

(b)	the required majority of the Members entitled so to vote:

(i)	sign a document; or

(ii)	sign several documents in the like form each signed by one or more of those Members; and

(c)	the signed document or documents is or are delivered to the Company, including, if the Company so nominates, by delivery of an Electronic Record by Electronic means to the address specified for that purpose.

Such written resolution, which shall be as effective as if it had been passed at a meeting of the Members entitled to vote duly convened and held, is passed upon the later of these dates: (i) subject to the following Article, the date next immediately following the end of the period of three (3) days beginning with the date that notice of the resolution is first given and (ii) the date when the required majority have so signified their agreement to the resolution. However, the proposed written resolution lapses if it is not passed before the end of the period of seven (7) days beginning with the date that notice of it is first given.

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11.23	If all Members entitled to be given notice of the Ordinary Resolution consent, a written resolution may be passed as soon as the required majority have signified their agreement to the resolution, without any minimum period of time having first elapsed. Save that the consent of the majority may be incorporated in the written resolution, each consent shall be in writing or given by Electronic Record and shall otherwise be given to the Company in accordance with Article 28 (Notices) prior to the written resolution taking effect.

11.24	If a written resolution is described as a Special Resolution or as an Ordinary Resolution, it has effect accordingly.

11.25	The Directors may determine the manner in which written resolutions shall be put to Members. In particular, they may provide, in the form of any written resolution, for each Member to indicate, out of the number of votes the Member would have been entitled to cast at a meeting to consider the resolution, how many votes he wishes to cast in favour of the resolution and how many against the resolution or to be treated as abstentions. The result of any such written resolution shall be determined on the same basis as on a poll.

Sole-Member Company

11.26	If the Company has only one Member, and the Member records in writing his decision on a question, that record shall constitute both the passing of a resolution and the minute of it.

12	Voting rights of Members

Right to vote

12.1	Unless their Shares carry no right to vote, or unless a call or other amount presently payable has not been paid, all Members are entitled to vote at a general meeting, and all Members holding Shares of a particular class of Shares are entitled to vote at a meeting of the holders of that class of Shares.

12.2	Members may vote in person or by proxy.

12.3	Every Member shall have one vote for each Share he holds, unless any Share carries special voting rights.

12.4	No Member is bound to vote on his Shares or any of them; nor is he bound to vote each of his Shares in the same way.

Rights of joint holders

12.5	If Shares are held jointly, only one of the joint holders may vote. If more than one of the joint holders tenders a vote, the vote of the holder whose name in respect of those Shares appears first in the register of Members shall be accepted to the exclusion of the votes of the other joint holder.

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Representation of corporate Members

12.6	Save where otherwise provided, a corporate Member must act by a duly authorised representative.

12.7	A corporate Member wishing to act by a duly authorised representative must identify that person to the Company by notice in writing.

12.8	The authorisation may be for any period of time, and must be delivered to the Company before the commencement of the meeting at which it is first used.

12.9	The Directors of the Company may require the production of any evidence which they consider necessary to determine the validity of the notice.

12.10	Where a duly authorised representative is present at a meeting that Member is deemed to be present in person; and the acts of the duly authorised representative are personal acts of that Member.

12.11	A corporate Member may revoke the appointment of a duly authorised representative at any time by notice to the Company; but such revocation will not affect the validity of any acts carried out by the duly authorised representative before the Directors of the Company had actual notice of the revocation.

12.12	If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of such Shares held by the clearing house (or its nominee(s)).

Member with mental disorder

12.13	A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Cayman Islands or elsewhere) in matters concerning mental disorder may vote, by that Member’s receiver, curator bonis or other person authorised in that behalf appointed by that court.

12.14	For the purpose of the preceding Article, evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote must be received not less than 24 hours before holding the relevant meeting or the adjourned meeting in any manner specified for the delivery of forms of appointment of a proxy, whether in writing or by Electronic means. In default, the right to vote shall not be exercisable.

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Objections to admissibility of votes

12.15	An objection to the validity of a person’s vote may only be raised at the meeting or at the adjourned meeting at which the vote is sought to be tendered. Any objection duly made shall be referred to the chairman whose decision shall be final and conclusive.

Form of proxy

12.16	An instrument appointing a proxy shall be in any common form or in any other form approved by the Directors.

12.17	The instrument must be in writing and signed in one of the following ways:

(a)	by the Member; or

(b)	by the Member’s authorised attorney; or

(c)	if the Member is a corporation or other body corporate, under seal or signed by an authorised officer, secretary or attorney.

If the Directors so resolve, the Company may accept an Electronic Record of that instrument delivered in the manner specified below and otherwise satisfying the Articles about authentication of Electronic Records.

12.18	The Directors may require the production of any evidence which they consider necessary to determine the validity of any appointment of a proxy.

12.19	A Member may revoke the appointment of a proxy at any time by notice to the Company duly signed in accordance with Article 12.17.

12.20	No revocation by a Member of the appointment of a proxy made in accordance with Article 12.19 will affect the validity of any acts carried out by the relevant proxy before the Directors of the Company had actual notice of the revocation.

How and when proxy is to be delivered

12.21	Subject to the following Articles, the Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the form of appointment of a proxy and any authority under which it is signed (or a copy of the authority certified notarially or in any other way approved by the Directors) must be delivered so that it is received by the Company before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote. They must be delivered in either of the following ways:

(a)	In the case of an instrument in writing, it must be left at or sent by post:

(i)	to the registered office of the Company; or

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(ii)	to such other place within the Cayman Islands specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting.

(b)	If, pursuant to the notice provisions, a notice may be given to the Company in an Electronic Record, an Electronic Record of an appointment of a proxy must be sent to the address specified pursuant to those provisions unless another address for that purpose is specified:

(i)	in the notice convening the meeting; or

(ii)	in any form of appointment of a proxy sent out by the Company in relation to the meeting; or

(iii)	in any invitation to appoint a proxy issued by the Company in relation to the meeting.

(c)	Notwithstanding Article 12.21(a) and Article 12.21(b), the chairman of the Company may, in any event at his discretion, direct that an instrument of proxy shall be deemed to have been duly deposited.

12.22	Where a poll is taken:

(a)	if it is taken more than seven Clear Days after it is demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered in accordance with Article 12.21 before the time appointed for the taking of the poll;

(b)	if it to be taken within seven Clear Days after it was demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered in accordance with Article 12.21 before the time appointed for the taking of the poll.

12.23	If the form of appointment of proxy is not delivered on time, it is (unless the chairman declares it to be duly deposited) invalid.

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12.24	When two or more valid but differing appointments of proxy are delivered or received in respect of the same Share for use at the same meeting and in respect of the same matter, the one which is last validly delivered or received (regardless of its date or of the date of its execution) shall be treated as replacing and revoking the other or others as regards that Share. lf the Company is unable to determine which appointment was last validly delivered or received, none of them shall be treated as valid in respect of that Share.

12.25	The Board may at the expense of the Company send forms of appointment of proxy to the Members by post (that is to say, pre-paying and posting a letter), or by Electronic communication or otherwise (with or without provision for their return by pre-paid post) for use at any general meeting or at any separate meeting of the holders of any class of Shares, either blank or nominating as proxy in the alternative any one or more of the Directors or any other person. lf for the purpose of any meeting invitations to appoint as proxy a person or one of a number of persons specified in the invitations are issued at the Company’s expense, they shall be issued to all (and not to some only) of the Members entitled to be sent notice of the meeting and to vote at it. The accidental omission to send such a form of appointment or to give such an invitation to, or the non-receipt of such form of appointment by, any Member entitled to attend and vote at a meeting shall not invalidate the proceedings at that meeting

Voting by proxy

12.26	A proxy shall have the same voting rights at a meeting or adjourned meeting as the Member would have had except to the extent that the instrument appointing him limits those rights. Notwithstanding the appointment of a proxy, a Member may attend and vote at a meeting or adjourned meeting. If a Member votes on any resolution a vote by his proxy on the same resolution, unless in respect of different Shares, shall be invalid.

12.27	The instrument appointing a proxy to vote at a meeting shall be deemed also to confer authority to demand or join in demanding a poll and a demand by a person as proxy for a Member shall be the same as a demand by a Member. Such appointment shall not confer any further right to speak at the meeting, except with the permission of the chairman of the meeting.

13	Number of Directors

13.1	There shall be a Board consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors. Unless fixed by Ordinary Resolution, the maximum number of Directors shall be unlimited.

14	Appointment, disqualification and removal of Directors

No age limit

14.1	There is no age limit for Directors save that they must be at least eighteen years of age.

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Corporate Directors

14.2	Unless prohibited by law, a body corporate may be a Director. If a body corporate is a Director, the Articles about representation of corporate Members at general meetings apply, mutatis mutandis, to the Articles about Directors’ meetings.

No shareholding qualification

14.3	Unless a shareholding qualification for Directors is fixed by Ordinary Resolution, no Director shall be required to own Shares as a condition of his appointment.

Appointment of Directors

14.4	The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand elected for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand elected for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand elected for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

14.5	A Director may be appointed by Ordinary Resolution or by the Directors. Any appointment may be to fill a vacancy or as an additional Director.

14.6	The remaining Director(s) may appoint a Director even though there is not a quorum of Directors.

14.7	No appointment can cause the number of Directors to exceed the maximum (if one is set); and any such appointment shall be invalid.

14.8	For so long as Shares are listed on a Designated Stock Exchange, the Directors shall include at least such number of Independent Directors as Applicable Law or the rules and regulations of the Designated Stock Exchange require, subject to applicable phase-in rules of the Designated Stock Exchange rules or regulations or the Designated Stock Exchange Rules, as determined by the Board.

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Board’s power to appoint Directors

14.9	Without prejudice to the Company’s power to appoint a person to be a Director pursuant to these Articles, the Board shall have power at any time to appoint any person who is willing to act as a Director, either to fill a vacancy or as an addition to the existing Board, subject to the total number of Directors not exceeding any maximum number fixed by or in accordance with these Articles.

14.10	An appointment of a Director may be on terms that the Director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the Company and the Director, if any; but no such term shall be implied in the absence of express provision. Each Director whose term of office expires shall be eligible for re-election at a meeting of the Shareholders or re-appointment by the Board.

Removal of Directors

14.11	A Director may be removed by Ordinary Resolution.

Resignation of Directors

14.12	A Director may at any time resign office by giving to the Company notice in writing or, if permitted pursuant to the notice provisions, in an Electronic Record delivered in either case in accordance with those provisions.

14.13	Unless the notice specifies a different date, the Director shall be deemed to have resigned on the date that the notice is delivered to the Company.

Termination of the office of Director

14.14	A Director may retire from office as a Director by giving notice in writing to that effect to the Company at the registered office, which notice shall be effective upon such date as may be specified in the notice, failing which upon delivery to the registered office.

14.15	Without prejudice to the provisions in these Articles for retirement (by rotation or otherwise), a Director’s office shall be terminated forthwith if:

(a)	he is prohibited by the law of the Cayman Islands from acting as a Director; or

(b)	he is made bankrupt or makes an arrangement or composition with his creditors generally; or

(c)	he resigns his office by notice to the Company; or

(d)	he only held office as a Director for a fixed term and such term expires; or

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(e)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a Director; or

(f)	he is given notice by the majority of the other Directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such Director); or

(g)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)	without the consent of the other Directors, he is absent from meetings of Directors for a continuous period of six months.

15	Alternate Directors

Appointment and removal

15.1	Any Director may appoint any other person, including another Director, to act in his place as an alternate Director. No appointment shall take effect until the Director has given notice of the appointment to the Board. Such notice must be given to each other Director by either of the following methods:

(a)	by notice in writing in accordance with the notice provisions;

(b)	if the other Director has an email address, by emailing to that address a scanned copy of the notice as a PDF attachment (the PDF version being deemed to be the notice unless Article 29.7 applies), in which event notice shall be taken to be given on the date of receipt by the recipient in readable form. For the avoidance of doubt, the same email may be sent to the email address of more than one Director (and to the email address of the Company pursuant to Article 15.4(c)).

15.2	Without limitation to the preceding Article, a Director may appoint an alternate for a particular meeting by sending an email to his fellow Directors informing them that they are to take such email as notice of such appointment for such meeting. Such appointment shall be effective without the need for a signed notice of appointment or the giving of notice to the Company in accordance with Article 15.4.

15.3	A Director may revoke his appointment of an alternate at any time. No revocation shall take effect until the Director has given notice of the revocation to the Board. Such notice must be given by either of the methods specified in Article 15.1.

15.4	A notice of appointment or removal of an alternate Director shall be effective only if given to the Company by one or more of the following methods:

(a)	by notice in writing in accordance with the notice provisions contained in these Articles;

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(b)	if the Company has a facsimile address for the time being, by sending by facsimile transmission to that facsimile address a facsimile copy or, otherwise, by sending by facsimile transmission to the facsimile address of the Company’s registered office a facsimile copy (in either case, the facsimile copy being deemed to be the notice unless Article 29.7 applies), in which event notice shall be taken to be given on the date of an error-free transmission report from the sender’s fax machine;

(c)	if the Company has an email address for the time being, by emailing to that email address a scanned copy of the notice as a PDF attachment or, otherwise, by emailing to the email address provided by the Company’s registered office a scanned copy of the notice as a PDF attachment (in either case, the PDF version being deemed to be the notice unless Article 29.7 applies), in which event notice shall be taken to be given on the date of receipt by the Company or the Company’s registered office (as appropriate) in readable form; or

(d)	if permitted pursuant to the notice provisions, in some other form of approved Electronic Record delivered in accordance with those provisions in writing.

Notices

15.5	All notices of meetings of Directors shall continue to be given to the appointing Director and not to the alternate.

Rights of alternate Director

15.6	An alternate Director shall be entitled to attend and vote at any Board meeting or meeting of a committee of the Directors at which the appointing Director is not personally present, and generally to perform all the functions of the appointing Director in his absence. An alternate Director, however, is not entitled to receive any remuneration from the Company for services rendered as an alternate Director.

Appointment ceases when the appointor ceases to be a Director

15.7	An alternate Director shall cease to be an alternate Director if:

(a)	the Director who appointed him ceases to be a Director; or

(b)	the Director who appointed him revokes his appointment by notice delivered to the Board or to the registered office of the Company or in any other manner approved by the Board; or

(c)	in any event happens in relation to him which, if he were a Director of the Company, would cause his office as Director to be vacated.

Status of alternate Director

15.8	An alternate Director shall carry out all functions of the Director who made the appointment.

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15.9	Save where otherwise expressed, an alternate Director shall be treated as a Director under these Articles.

15.10	An alternate Director is not the agent of the Director appointing him.

15.11	An alternate Director is not entitled to any remuneration for acting as alternate Director.

Status of the Director making the appointment

15.12	A Director who has appointed an alternate is not thereby relieved from the duties which he owes the Company.

16	Powers of Directors

Powers of Directors

16.1	Subject to the provisions of the Act, the Memorandum and these Articles the business of the Company shall be managed by the Directors who may for that purpose exercise all the powers of the Company.

16.2	No prior act of the Directors shall be invalidated by any subsequent alteration of the Memorandum or these Articles. However, to the extent allowed by the Act, Members may, by Special Resolution, validate any prior or future act of the Directors which would otherwise be in breach of their duties.

Directors below the minimum number

16.3	lf the number of Directors is less than the minimum prescribed in accordance with these Articles, the remaining Director or Directors shall act only for the purposes of appointing an additional Director or Directors to make up such minimum or of convening a general meeting of the Company for the purpose of making such appointment. lf there are no Director or Directors able or willing to act, any two Members may summon a general meeting for the purpose of appointing Directors. Any additional Director so appointed shall hold office (subject to these Articles) only until the dissolution of the annual general meeting next following such appointment unless he is re-elected during such meeting.

Appointments to office

16.4	The Directors may appoint a Director:

(a)	as chairman of the Board;

(b)	as managing Director;

(c)	to any other executive office,

for such period, and on such terms, including as to remuneration as they think fit.

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16.5	The appointee must consent in writing to holding that office.

16.6	Where a chairman is appointed he shall, unless unable to do so, preside at every meeting of Directors.

16.7	If there is no chairman, or if the chairman is unable to preside at a meeting, that meeting may select its own chairman; or the Directors may nominate one of their number to act in place of the chairman should he ever not be available.

16.8	Subject to the provisions of the Act, the Directors may also appoint and remove any person, who need not be a Director:

(a)	as Secretary; and

(b)	to any office that may be required

for such period and on such terms, including as to remuneration, as they think fit. In the case of an Officer, that Officer may be given any title the Directors decide.

16.9	The Secretary or Officer must consent in writing to holding that office.

16.10	A Director, Secretary or other Officer of the Company may not hold the office, or perform the services, of auditor.

Provisions for employees

16.11	The Board may make provision for the benefit of any persons employed or formerly employed by the Company or any of its subsidiary undertakings (or any member of his family or any person who is dependent on him) in connection with the cessation or the transfer to any person of the whole or part of the undertaking of the Company or any of its subsidiary undertakings.

Exercise of voting rights

16.12	The Board may exercise the voting power conferred by the Shares in any body corporate held or owned by the Company in such manner in all respects as it thinks fit (including, without limitation, the exercise of that power in favour of any resolution appointing any Director as a Director of such body corporate, or voting or providing for the payment of remuneration to the Directors of such body corporate).

Remuneration

16.13	Every Director may be remunerated by the Company for the services he provides for the benefit of the Company, whether as Director, employee or otherwise, and shall be entitled to be paid for the expenses incurred in the Company’s business including attendance at Directors’ meetings.

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16.14	Until otherwise determined by the Company by Ordinary Resolution, the Directors (other than alternate Directors) shall be entitled to such remuneration by way of fees for their services in the office of Director as the Directors may determine.

16.15	Remuneration may take any form and may include arrangements to pay pensions, health insurance, death or sickness benefits, whether to the Director or to any other person connected to or related to him.

16.16	Unless his fellow Directors determine otherwise, a Director is not accountable to the Company for remuneration or other benefits received from any other company which is in the same group as the Company or which has common shareholdings.

Disclosure of information

16.17	Subject to the compliance with Applicable Laws, including the federal securities laws of the United States, the Directors may release or disclose to a third party any information regarding the affairs of the Company, including any information contained in the register of Members relating to a Member, (and they may authorise any Director, Officer or other authorised agent of the Company to release or disclose to a third party any such information in his possession) if:

(a)	the Company or that person, as the case may be, is lawfully required to do so under the laws of any jurisdiction to which the Company is subject; or

(b)	such disclosure is in compliance with the Designated Stock Exchange Rules; or

(c)	such disclosure is in accordance with any contract entered into by the Company; or

(d)	the Directors are of the opinion such disclosure would assist or facilitate the Company’s operations.

17	Delegation of powers

Power to delegate any of the Directors’ powers to a committee

17.1	The Directors may delegate any of their powers to any committee consisting of one or more persons who need not be Members. Persons on the committee may include non-Directors so long as the majority of those persons are Directors. For so long as Shares are listed on a Designated Stock Exchange, any such committee shall be made up of such number of Independent Directors as required from time to time by the Designated Stock Exchange Rules or otherwise required by Applicable Law.

17.2	The delegation may be collateral with, or to the exclusion of, the Directors’ own powers.

17.3	The delegation may be on such terms as the Directors think fit, including provision for the committee itself to delegate to a sub-committee; save that any delegation must be capable of being revoked or altered by the Directors at will.

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17.4	Unless otherwise permitted by the Directors, a committee must follow the procedures prescribed for the taking of decisions by Directors.

17.5	For so long as Shares are listed on a Designated Stock Exchange, the Board shall establish an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in these Articles. Each of the audit committee, compensation committee and nominating and corporate governance committee shall consist of at least three Directors (or such larger minimum number as may be required from time to time by the Designated Stock Exchange Rules). The committees shall be made up of such number of Independent Directors as required from time to time by the Designated Stock Exchange Rules or otherwise required by Applicable Law, subject to any exemptions permitted under the Designated Stock Exchange Rules and other Applicable Laws.

Local boards

17.6	The Board may establish any local or divisional board or agency for managing any of the affairs of the Company whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional Board, or to be managers or agents, and may fix their remuneration.

17.7	The Board may delegate to any local or divisional board, manager or agent any of its powers and authorities (with power to sub-delegate) and may authorise the members of any local or divisional board or any of them to fill any vacancies and to act notwithstanding vacancies.

17.8	Any appointment or delegation under this Article 17.8 may be made on such terms and subject to such conditions as the Board thinks fit and the Board may remove any person so appointed, and may revoke or vary any delegation.

Power to appoint an agent of the Company

17.9	The Directors may appoint any person, either generally or in respect of any specific matter, to be the agent of the Company with or without authority for that person to delegate all or any of that person’s powers. The Directors may make that appointment:

(a)	by causing the Company to enter into a power of attorney or agreement; or

(b)	in any other manner they determine.

Power to appoint an attorney or authorised signatory of the Company

17.10	The Directors may appoint any person, whether nominated directly or indirectly by the Directors, to be the attorney or the authorised signatory of the Company. The appointment may be:

(a)	for any purpose;

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(b)	with the powers, authorities and discretions;

(c)	for the period; and

(d)	subject to such conditions

as they think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the Directors under these Articles. The Directors may do so by power of attorney or any other manner they think fit.

17.11	Any power of attorney or other appointment may contain such provision for the protection and convenience for persons dealing with the attorney or authorised signatory as the Directors think fit. Any power of attorney or other appointment may also authorise the attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in that person.

17.12	The Board may remove any person appointed under Article 17.10 and may revoke or vary the delegation.

Borrowing Powers

17.13	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital, or any part thereof, and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or its parent undertaking (if any) or any subsidiary undertaking of the Company or of any third party.

Corporate Governance

17.14	The Board may, from time to time, and except as required by Applicable Law or the Designated Stock Exchange Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives of the Company, which shall be intended to set forth the guiding principles and policies of the Company and the Board on various corporate governance related matters as the Board shall determine by resolution from time to time.

18	Meetings of Directors

Regulation of Directors’ meetings

18.1	Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit.

Calling meetings

18.2	Any Director may call a meeting of Directors at any time. The Secretary must call a meeting of the Directors if requested to do so by a Director.

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Notice of meetings

18.3	Notice of a Board meeting may be given to a Director personally or by word of mouth or given in writing or by Electronic communications at such address as he may from time to time specify for this purpose (or, if he does not specify an address, at his last known address). A Director may waive his right to receive notice of any meeting either prospectively or retrospectively.

Use of technology

18.4	A Director may participate in a meeting of Directors through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting.

18.5	A Director participating in this way is deemed to be present in person at the meeting.

Quorum

18.6	The quorum for the transaction of business at a meeting of Directors shall be two unless the Directors fix some other number.

Chairman or deputy to preside

18.7	The Board may appoint a chairman and one or more deputy chairman or chairmen and may at any time revoke any such appointment.

18.8	The chairman, or failing him any deputy chairman (the longest in office taking precedence if more than one is present), shall preside at all Board meetings. If no chairman or deputy chairman has been appointed, or if he is not present within five minutes after the time fixed for holding the meeting, or is unwilling to act as chairman of the meeting, the Directors present shall choose one of their number to act as chairman of the meeting.

Voting

18.9	A question which arises at a Board meeting shall be decided by a majority of votes. If votes are equal the chairman may, if he wishes, exercise a casting vote.

Recording of dissent

18.10	A Director present at a meeting of Directors shall be presumed to have assented to any action taken at that meeting unless:

(a)	his dissent is entered in the minutes of the meeting; or

(b)	he has filed with the meeting before it is concluded signed dissent from that action; or

(c)	he has forwarded to the Company as soon as practical following the conclusion of that meeting signed dissent.

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A Director who votes in favour of an action is not entitled to record his dissent to it.

Written resolutions

18.11	The Directors may pass a resolution in writing without holding a meeting if all Directors sign a document or sign several documents in the like form each signed by one or more of those Directors.

18.12	A written resolution signed by a validly appointed alternate Director need not also be signed by the appointing Director.

18.13	A written resolution signed personally by the appointing Director need not also be signed by his alternate.

18.14	A resolution in writing passed pursuant to Article 18.11, Article 18.12 and/or Article 18.13 shall be as effective as if it had been passed at a meeting of the Directors duly convened and held; and it shall be treated as having been passed on the day and at the time that the last Director signs (and for the avoidance of doubt, such day may or may not be a Business Day).

Validity of acts of Directors in spite of formal defect

18.15	All acts done by a meeting of the Board, or of a committee of the Board, or by any person acting as a Director or an alternate Director, shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director or member of the committee, or that any of them were disqualified or had vacated office or were not entitled to vote, be as valid as if every such person had been duly appointed and qualified and had continued to be a Director or alternate Director and had been entitled to vote.

19	Permissible Directors’ interests and disclosure

19.1	A Director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made or transaction so consummated. Subject to the Designated Stock Exchange Rules and disqualification by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration.

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19.2	For the purposes of the preceding Article:

(a)	a general notice that a Director gives to the other Directors that he is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that he has an interest in or duty in relation to any such transaction of the nature and extent so specified; and

(b)	an interest of which a Director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

20	Minutes

20.1	The Company shall cause minutes to be made in books of:

(a)	all appointments of Officers and committees made by the Board and of any such Officer’s remuneration; and

(b)	the names of Directors present at every meeting of the Directors, a committee of the Board, the Company or the holders of any class of shares or debentures, and all orders, resolutions and proceedings of such meetings.

20.2	Any such minutes, if purporting to be signed by the chairman of the meeting at which the proceedings were held or by the chairman of the next succeeding meeting or the Secretary, shall be prima facie evidence of the matters stated in them.

21	Accounts and audit

21.1	The Directors must ensure that proper accounting and other records are kept, and that accounts and associated reports are distributed in accordance with the requirements of the Act.

21.2	The books of account shall be kept at the registered office of the Company and shall always be open to inspection by the Directors. No Member (other than a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Act or as authorised by the Directors or by Ordinary Resolution.

21.3	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31 December in each year and begin on 1 January in each year.

Auditors

21.4	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

21.5	At any general meeting convened and held at any time in accordance with these Articles, the Members may, by Ordinary Resolution, remove the Auditor before the expiration of his term of office. If they do so, the Members shall, by Ordinary Resolution, at that meeting appoint another Auditor in his stead for the remainder of his term.

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21.6	The Auditors shall examine such books, accounts and vouchers; as may be necessary for the performance of their duties.

21.7	The Auditors shall, if so requested by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment, and at any time during their term of office, upon request of the Directors or any general meeting of the Company.

22	Record dates

22.1	Except to the extent of any conflicting rights attached to Shares, the resolution declaring a dividend on Shares of any class, whether it be an Ordinary Resolution of the Members or a Director’s resolution, may specify that the dividend is payable or distributable to the persons registered as the holders of those Shares at the close of business on a particular date, notwithstanding that the date may be a date prior to that on which the resolution is passed.

22.2	If the resolution does so specify, the dividend shall be payable or distributable to the persons registered as the holders of those Shares at the close of business on the specified date in accordance with their respective holdings so registered, but without prejudice to the rights inter se in respect of the dividend of transferors and transferees of any of those Shares.

22.3	The provisions of this Article apply, mutatis mutandis, to bonuses, capitalisation issues, distributions of realised capital profits or offers or grants made by the Company to the Members.

23	Dividends

Source of dividends

23.1	Dividends may be declared and paid out of any funds of the Company lawfully available for distribution.

23.2	Subject to the requirements of the Act regarding the application of a company’s Share premium account and with the sanction of an Ordinary Resolution, dividends may also be declared and paid out of any share premium account.

Declaration of dividends by Members

23.3	Subject to the provisions of the Act, the Company may by Ordinary Resolution declare dividends in accordance with the respective rights of the Members but no dividend shall exceed the amount recommended by the Directors.

Payment of interim dividends and declaration of final dividends by Directors

23.4	The Directors may declare and pay interim dividends or recommend final dividends in accordance with the respective rights of the Members if it appears to them that they are justified by the financial position of the Company and that such dividends may lawfully be paid.

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23.5	Subject to the provisions of the Act, in relation to the distinction between interim dividends and final dividends, the following applies:

(a)	Upon determination to pay a dividend or dividends described as interim by the Directors in the dividend resolution, no debt shall be created by the declaration until such time as payment is made.

(b)	Upon declaration of a dividend or dividends described as final by the Directors in the dividend resolution, a debt shall be created immediately following the declaration, the due date to be the date the dividend is stated to be payable in the resolution.

If the resolution fails to specify whether a dividend is final or interim, it shall be assumed to be interim.

23.6	In relation to Shares carrying differing rights to dividends or rights to dividends at a fixed rate, the following applies:

(a)	If the share capital is divided into different classes, the Directors may pay dividends on Shares which confer deferred or non-preferred rights with regard to dividends as well as on Shares which confer preferential rights with regard to dividends but no dividend shall be paid on Shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.

(b)	The Directors may also pay, at intervals settled by them, any dividend payable at a fixed rate if it appears to them that there are sufficient funds of the Company lawfully available for distribution to justify the payment.

(c)	If the Directors act in good faith, they shall not incur any liability to the Members holding Shares conferring preferred rights for any loss those Members may suffer by the lawful payment of the dividend on any Shares having deferred or non-preferred rights.

Apportionment of dividends

23.7	Except as otherwise provided by the rights attached to Shares all dividends shall be declared and paid according to the amounts Paid Up on the Shares on which the dividend is paid. All dividends shall be apportioned and paid proportionately to the amount Paid Up on the Shares during the time or part of the time in respect of which the dividend is paid. But if a Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.

Right of set off

23.8	The Directors may deduct from a dividend or any other amount payable to a person in respect of a Share any amount due by that person to the Company on a call or otherwise in relation to a Share.

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Power to pay other than in cash

23.9	If the Directors so determine, any resolution declaring a dividend may direct that it shall be satisfied wholly or partly by the distribution of assets. If a difficulty arises in relation to the distribution, the Directors may settle that difficulty in any way they consider appropriate. For example, they may do any one or more of the following:

(a)	issue fractional Shares;

(b)	fix the value of assets for distribution and make cash payments to some Members on the footing of the value so fixed in order to adjust the rights of Members; and

(c)	vest some assets in trustees.

How payments may be made

23.10	A dividend or other monies payable on or in respect of a Share may be paid in any of the following ways:

(a)	if the Member holding that Share or other person entitled to that Share nominates a bank account for that purpose - by wire transfer to that bank account; or

(b)	by cheque or warrant sent by post to the registered address of the Member holding that Share or other person entitled to that Share.

23.11	For the purposes of Article 23.10(a), the nomination may be in writing or in an Electronic Record and the bank account nominated may be the bank account of another person. For the purposes of Article 23.10(b), subject to any Applicable Law or regulation, the cheque or warrant shall be made to the order of the Member holding that Share or other person entitled to the Share or to his nominee, whether nominated in writing or in an Electronic Record, and payment of the cheque or warrant shall be a good discharge to the Company.

23.12	If two or more persons are registered as the holders of the Share or are jointly entitled to it by reason of the death or bankruptcy of the registered holder (Joint Holders), a dividend (or other amount) payable on or in respect of that Share may be paid as follows:

(a)	to the registered address of the Joint Holder of the Share who is named first on the register of Members or to the registered address of the deceased or bankrupt holder, as the case may be; or

(b)	to the address or bank account of another person nominated by the Joint Holders, whether that nomination is in writing or in an Electronic Record.

23.13	Any Joint Holder of a Share may give a valid receipt for a dividend (or other amount) payable in respect of that Share.

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Dividends or other monies not to bear interest in absence of special rights

23.14	Unless provided for by the rights attached to a Share, no dividend or other monies payable by the Company in respect of a Share shall bear interest.

Dividends unable to be paid or unclaimed

23.15	If a dividend cannot be paid to a Member or remains unclaimed within six weeks after it was declared or both, the Directors may pay it into a separate account in the Company’s name. If a dividend is paid into a separate account, the Company shall not be constituted trustee in respect of that account and the dividend shall remain a debt due to the Member.

23.16	A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the Company.

24	Capitalisation of profits

Capitalisation of profits or of any share premium account or capital redemption reserve;

24.1	The Directors may resolve to capitalise:

(a)	any part of the Company’s profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)	any sum standing to the credit of the Company’s share premium account or capital redemption reserve, if any.

24.2	The amount resolved to be capitalised must be appropriated to the Members who would have been entitled to it had it been distributed by way of dividend and in the same proportions. The benefit to each Member so entitled must be given in either or both of the following ways::

(a)	by paying up the amounts unpaid on that Member’s Shares;

(b)	by issuing Fully Paid Up Shares, debentures or other securities of the Company to that Member or as that Member directs. The Directors may resolve that any Shares issued to the Member in respect of Partly Paid Up Shares (Original Shares) rank for dividend only to the extent that the Original Shares rank for dividend while those Original Shares remain Partly Paid Up.

Applying an amount for the benefit of Members

24.3	The amount capitalised must be applied to the benefit of Members in the proportions to which the Members would have been entitled to dividends if the amount capitalised had been distributed as a dividend.

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24.4	Subject to the Act, if a fraction of a Share, a debenture or other security is allocated to a Member, the Directors may issue a fractional certificate to that Member or pay him the cash equivalent of the fraction.

25	Share Premium Account

Directors to maintain share premium account

25.1	The Directors shall establish a share premium account in accordance with the Act. They shall carry to the credit of that account from time to time an amount equal to the amount or value of the premium paid on the issue of any Share or capital contributed or such other amounts required by the Act.

Debits to share premium account

25.2	The following amounts shall be debited to any share premium account:

(a)	on the redemption or purchase of a Share, the difference between the nominal value of that Share and the redemption or purchase price; and

(b)	any other amount paid out of a share premium account as permitted by the Act.

25.3	Notwithstanding the preceding Article, on the redemption or purchase of a Share, the Directors may pay the difference between the nominal value of that Share and the redemption purchase price out of the profits of the Company or, as permitted by the Act, out of capital.

26	Seal

Company seal

26.1	The Company may have a seal if the Directors so determine.

Duplicate seal

26.2	Subject to the provisions of the Act, the Company may also have a duplicate seal or seals for use in any place or places outside the Cayman Islands. Each duplicate seal shall be a facsimile of the original seal of the Company. However, if the Directors so determine, a duplicate seal shall have added on its face the name of the place where it is to be used.

When and how seal is to be used

26.3	A seal may only be used by the authority of the Directors. Unless the Directors otherwise determine, a document to which a seal is affixed must be signed in one of the following ways:

(a)	by a Director (or his alternate) and the Secretary; or

(b)	by a single Director (or his alternate).

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If no seal is adopted or used

26.4	If the Directors do not adopt a seal, or a seal is not used, a document may be executed in the following manner:

(a)	by a Director (or his alternate) or any other Officer to which authority has been delegated by resolution duly adopted by the directors; or

(b)	by a single Director (or his alternate); or

(c)	in any other manner permitted by the Act.

Power to allow non-manual signatures and facsimile printing of seal

26.5	The Directors may determine that either or both of the following applies:

(a)	that the seal or a duplicate seal need not be affixed manually but may be affixed by some other method or system of reproduction;

(b)	that a signature required by these Articles need not be manual but may be a mechanical or Electronic Signature.

Validity of execution

26.6	If a document is duly executed and delivered by or on behalf of the Company, it shall not be regarded as invalid merely because, at the date of the delivery, the Secretary, or the Director, or other Officer or person who signed the document or affixed the seal for and on behalf of the Company ceased to be the Secretary or hold that office and authority on behalf of the Company.

27	Indemnity

27.1	To the extent permitted by Applicable Law, the Company shall indemnify each existing or former Director (including alternate Director), Secretary and other Officer of the Company (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former Director (including alternate Director), Secretary or Officer in or about the conduct of the Company’s business or affairs or in the execution or discharge of the existing or former Director’s (including alternate Director’s), Secretary’s or Officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former Director (including alternate Director), Secretary or Officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

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No such existing or former Director (including alternate Director), Secretary or Officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, wilful default, or wilful neglect.

27.2	To the extent permitted by Act, the Company may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former Director (including alternate Director), Secretary or Officer of the Company in respect of any matter identified in Article 27.1 on condition that the Director (including alternate Director), Secretary or Officer must repay the amount paid by the Company to the extent that it is ultimately found not liable to indemnify the Director (including alternate Director), Secretary or that Officer for those legal costs.

Release

27.3	To the extent permitted by Act, the Company may by Special Resolution release any existing or former Director (including alternate Director), Secretary or other Officer of the Company from liability for any loss or damage or right to compensation which may arise out of or in connection with the execution or discharge of the duties, powers, authorities or discretions of his office; but there may be no release from liability arising out of or in connection with that person’s own actual fraud, wilful default or wilful neglect.

Insurance

27.4	To the extent permitted by Act, the Company may pay, or agree to pay, a premium in respect of a contract insuring each of the following persons against risks determined by the Directors, other than liability arising out of that person’s own dishonesty:

(a)	an existing or former Director (including alternate Director), Secretary or Officer or auditor of:

(i)	the Company;

(ii)	a company which is or was a subsidiary of the Company;

(iii)	a company in which the Company has or had an interest (whether direct or indirect); and

(b)	a trustee of an employee or retirement benefits scheme or other trust in which any of the persons referred to in paragraph (a) is or was interested.

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28	Notices

Form of notices

28.1	Save where these Articles provide otherwise, and subject to the Designated Stock Exchange Rules, and subject to the Designated Stock Exchange Rules, any notice to be given to or by any person pursuant to these Articles shall be:

(a)	in writing signed by or on behalf of the giver in the manner set out below for written notices; or

(b)	subject to the next Article, in an Electronic Record signed by or on behalf of the giver by Electronic Signature and authenticated in accordance with Articles about authentication of Electronic Records; or

(c)	where these Articles expressly permit, by the Company by means of a website.

Electronic communications

28.2	A notice may only be given to the Company in an Electronic Record if:

(a)	the Directors so resolve;

(b)	the resolution states how an Electronic Record may be given and, if applicable, specifies an email address for the Company; and

(c)	the terms of that resolution are notified to the Members for the time being and, if applicable, to those Directors who were absent from the meeting at which the resolution was passed.

If the resolution is revoked or varied, the revocation or variation shall only become effective when its terms have been similarly notified.

28.3	A notice may not be given by Electronic Record to a person other than the Company unless the recipient has notified the giver of an Electronic address to which notice may be sent.

28.4	Subject to the Act, the Designated Stock Exchange Rules and to any other rules which the Company is bound to follow, the Company may also send any notice or other document pursuant to these Articles to a Member by publishing that notice or other document on a website where:

(a)	the Company and the Member have agreed to his having access to the notice or document on a website (instead of it being sent to him);

(b)	the notice or document is one to which that agreement applies;

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(c)	the Member is notified (in accordance with any requirements laid down by the Act and, in a manner for the time being agreed between him and the Company for the purpose) of:

(i)	the publication of the notice or document on a website;

(ii)	the address of that website; and

(iii)	the place on that website where the notice or document may be accessed, and how it may be accessed; and

(d)	the notice or document is published on that website throughout the publication period, provided that, if the notice or document is published on that website for a part, but not all of, the publication period, the notice or document shall be treated as being published throughout that period if the failure to publish that notice of document throughout that period is wholly attributable to circumstances which it would not be reasonable to have expected the Company to prevent or avoid. For the purposes of this Article 28.4 “publication period” means a period of not less than twenty-one days, beginning on the day on which the notification referred to in Article 28.4(c) is deemed sent.

Persons entitled to notices

28.5	Any notice or other document to be given to a Member may be given by reference to the register of Members as it stands at any time within the period of twenty-one days before the day that the notice is given or (where and as applicable) within any other period permitted by, or in accordance with the requirements of, (to the extent applicable) the Designated Stock Exchange Rules and/or the Designated Stock Exchanges. No change in the register of Members after that time shall invalidate the giving of such notice or document or require the Company to give such item to any other person.

Persons authorised to give notices

28.6	A notice by either the Company or a Member pursuant to these Articles may be given on behalf of the Company or a Member by a Director or company secretary of the Company or a Member.

Delivery of written notices

28.7	Save where these Articles provide otherwise, a notice in writing may be given personally to the recipient, or left at (as appropriate) the Member’s or Director’s registered address or the Company’s registered office, or posted to that registered address or registered office.

Joint holders

28.8	Where Members are joint holders of a Share, all notices shall be given to the Member whose name first appears in the register of Members.

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Signatures

28.9	A written notice shall be signed when it is autographed by or on behalf of the giver, or is marked in such a way as to indicate its execution or adoption by the giver.

28.10	An Electronic Record may be signed by an Electronic Signature.

Evidence of transmission

28.11	A notice given by Electronic Record shall be deemed sent if an Electronic Record is kept demonstrating the time, date and content of the transmission, and if no notification of failure to transmit is received by the giver.

28.12	A notice given in writing shall be deemed sent if the giver can provide proof that the envelope containing the notice was properly addressed, pre-paid and posted, or that the written notice was otherwise properly transmitted to the recipient.

28.13	A Member present, either in person or by proxy, at any meeting of the Company or of the holders of any class of Shares shall be deemed to have received due notice of the meeting and, where requisite, of the purposes for which it was called.

Giving notice to a deceased or bankrupt Member

28.14	A notice may be given by the Company to the persons entitled to a Share in consequence of the death or bankruptcy of a Member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a Member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or by any like description, at the address, if any, supplied for that purpose by the persons claiming to be so entitled.

28.15	Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

Date of giving notices

28.16	A notice is given on the date identified in the following table

Method for giving notices	When taken to be given
(A) Personally	At the time and date of delivery
(B) By leaving it at the Member’s registered address	At the time and date it was left
(C) By posting it by prepaid post to the street or postal address of that recipient	48 hours after the date it was posted
(D) By Electronic Record (other than publication on a website), to recipient’s Electronic address	48 hours after the date it was sent
(E) By publication on a website	24 hours after the date on which the Member is deemed to have been notified of the publication of the notice or document on the website

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Saving provision

28.17	None of the preceding notice provisions shall derogate from the Articles about the delivery of written resolutions of Directors and written resolutions of Members.

29	Authentication of Electronic Records

Application of Articles

29.1	Without limitation to any other provision of these Articles, any notice, written resolution or other document under these Articles that is sent by Electronic means by a Member, or by the Secretary, or by a Director or other Officer of the Company, shall be deemed to be authentic if either Article 29.2 or Article 29.4 applies.

Authentication of documents sent by Members by Electronic means

29.2	An Electronic Record of a notice, written resolution or other document sent by Electronic means by or on behalf of one or more Members shall be deemed to be authentic if the following conditions are satisfied:

(a)	the Member or each Member, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by one or more of those Members; and

(b)	the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, that Member to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)	Article 29.7 does not apply.

29.3	For example, where a sole Member signs a resolution and sends the Electronic Record of the original resolution, or causes it to be sent, by facsimile transmission to the address in these Articles specified for that purpose, the facsimile copy shall be deemed to be the written resolution of that Member unless Article 28.7 applies.

Authentication of document sent by the Secretary or Officers of the Company by Electronic means

29.4	An Electronic Record of a notice, written resolution or other document sent by or on behalf of the Secretary or an Officer or Officers of the Company shall be deemed to be authentic if the following conditions are satisfied:

(a)	the Secretary or the Officer or each Officer, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by the Secretary or one or more of those Officers; and

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(b)	the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, the Secretary or that Officer to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)	Article 29.7 does not apply.

This Article 29.4 applies whether the document is sent by or on behalf of the Secretary or Officer in his own right or as a representative of the Company.

29.5	For example, where a sole Director signs a resolution and scans the resolution, or causes it to be scanned, as a PDF version which is attached to an email sent to the address in these Articles specified for that purpose, the PDF version shall be deemed to be the written resolution of that Director unless Article 29.7 applies.

Manner of signing

29.6	For the purposes of these Articles about the authentication of Electronic Records, a document will be taken to be signed if it is signed manually or in any other manner permitted by these Articles.

Saving provision

29.7	A notice, written resolution or other document under these Articles will not be deemed to be authentic if the recipient, acting reasonably:

(a)	believes that the signature of the signatory has been altered after the signatory had signed the original document; or

(b)	believes that the original document, or the Electronic Record of it, was altered, without the approval of the signatory, after the signatory signed the original document; or

(c)	otherwise doubts the authenticity of the Electronic Record of the document and the recipient promptly gives notice to the sender setting the grounds of its objection. If the recipient invokes this Article, the sender may seek to establish the authenticity of the Electronic Record in any way the sender thinks fit.

30	Transfer by way of continuation

30.1	The Company may, by Special Resolution, resolve to be registered by way of continuation in a jurisdiction outside:

(a)	the Cayman Islands; or

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(b)	such other jurisdiction in which it is, for the time being, incorporated, registered or existing.

30.2	To give effect to any resolution made pursuant to the preceding Article, the Directors may cause the following:

(a)	an application be made to the Registrar of Companies of the Cayman Islands to deregister the Company in the Cayman Islands or in the other jurisdiction in which it is for the time being incorporated, registered or existing; and

(b)	all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

31	Winding up

Distribution of assets in specie

31.1	If the Company is wound up the Members may, subject to these Articles and any other sanction required by the Act, pass a Special Resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the Members the whole or any part of the assets of the Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the Members or different classes of Members; and/or

(b)	to vest the whole or any part of the assets in trustees for the benefit of Members and those liable to contribute to the winding up.

No obligation to accept liability

31.2	No Member shall be compelled to accept any assets if an obligation attaches to them.

31.3	The Directors are authorised to present a winding up petition

31.4	The Directors have the authority to present a petition for the winding up of the Company to the Grand Court of the Cayman Islands on behalf of the Company without the sanction of a resolution passed at a general meeting.

32	Amendment of Memorandum and Articles

Power to change name or amend Memorandum

32.1	Subject to the Act, the Company may, by Special Resolution:

(a)	change its name; or

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(b)	change the provisions of its Memorandum with respect to its objects, powers or any other matter specified in the Memorandum.

Power to amend these Articles

32.2	Subject to the Act and as provided in these Articles, the Company may, by Special Resolution, amend these Articles in whole or in part.

33	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more constituent companies (as defined in the Law) upon such terms as the Directors may determine and (to the extent required by the Law) with the approval of a Special Resolution.

34	Certain Tax Filings

34.1	Each Tax Filing Authorised Person and any such other person, acting alone, as any director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any director of the Company or any other Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of these Articles.

35	Business Opportunities

35.1	To the fullest extent permitted by Applicable Law, individuals serving as Directors or other Officers (Management) shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for either such a member of Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, such members of Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, director and/or other Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company, unless such opportunity is expressly offered to such member of Management solely in their capacity as such and the opportunity is one the Company is permitted to complete on a reasonable basis.

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35.2	Except as provided elsewhere in these Articles, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and any individual serving as a member of Management, about which a director and/or other Officer of the Company who is also a member of Management acquires knowledge.

35.3	To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

36	Exclusive Jurisdiction and Forum

36.1	Unless the Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Memorandum, the Articles or otherwise related in any way to each Member’s shareholding in the Company, including but not limited to:

(a)	any derivative action or proceeding brought on behalf of the Company;

(b)	any action asserting a claim of breach of any fiduciary or other duty owed by any current or former director, Officer or other employee of the Company to the Company or the Members;

(c)	any action asserting a claim arising pursuant to any provision of the Act, the Memorandum or the Articles; or

(d)	any action asserting a claim against the Company governed by the “Internal Affairs Doctrine” (as such concept is recognised under the laws of the United States of America).

36.2	Each Member shall be deemed to have irrevocably submitted to the exclusive jurisdiction of the courts of the Cayman Islands, and each person or entity purchasing or otherwise acquiring Ordinary Shares or any other equity security of the Company shall be deemed to have notice of and consented to the provisions of this Article 36.

36.3	Without prejudice to any other rights or remedies that the Company may have, each Member acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly the Company shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.

36.4	This Article 36 shall not apply to any action or suits brought to enforce any liability or duty created by the U.S. Securities Act, the Securities Exchange Act of 1934, as amended, or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.

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